     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1999

                                                      REGISTRATION NO. 333-80627
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------

                                 TUNES.COM INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                  7375                                 36-4159052
     (State or other jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
  of incorporation or organization)          Classification Code Number)                Identification Number)

                            640 NORTH LASALLE STREET
                                   SUITE 560
                            CHICAGO, ILLINOIS 60610
                                 (312) 642-7560
  (Address, including zip code, and telephone number, including area code, of
                                  Registrant's
                          principal executive offices)

                               HOWARD A. TULLMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 TUNES.COM INC.
                            640 NORTH LASALLE STREET
                                   SUITE 560
                            CHICAGO, ILLINOIS 60610
                                 (312) 642-7560
 (Name, address, including zip code, and telephone number, including area code, of
                               agent for service)
                               ------------------

                                   Copies to:

        RICHARD R. DENNERLINE                       JAMES J. JUNEWICZ
           MARK L. HEIMLICH                        MAYER, BROWN & PLATT
          FREEBORN & PETERS                      190 SOUTH LASALLE STREET
        311 SOUTH WACKER DRIVE                      CHICAGO, IL 60603
          CHICAGO, IL 60606                           (312) 782-0600
            (312) 360-6000                         (312) 701-7711 (FAX)
         (312) 360-6575 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                               ------------------

                        CALCULATION OF REGISTRATION FEE

            TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM                         AMOUNT OF
         SECURITIES TO BE REGISTERED                AGGREGATE OFFERING PRICE(1)                 REGISTRATION FEE
Common stock, par value $0.01 per share                     $69,000,000                             $19,182

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 20, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

P R O S P E C T U S

                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 $   PER SHARE
                                   ---------

    We are selling 4,000,000 shares of our common stock. The underwriters named in this prospectus may purchase up to 600,000 additional shares of our common stock to cover over-allotments.

    This is an initial public offering of our common stock. We currently expect the initial public offering price to be between $13.00 and $15.00 per share. We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "TUNZ".

                                 --------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                                                        PER SHARE     TOTAL
                                                                                        ----------  ----------
Initial Public Offering Price                                                           $           $
Underwriting Discount                                                                   $           $
Proceeds to Tunes.com (before expenses)                                                 $           $

    The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about        ,
1999.

                                 --------------

SALOMON SMITH BARNEY

                                    SG COWEN

                                                      U.S. BANCORP PIPER JAFFRAY

            , 1999

                            [INSIDE FRONT GATEFOLD]:

The images on the inside cover consist of samples of pages from our Web sites, TUNES.COM, ROLLINGSTONE.COM, THESOURCE.COM and DOWNBEATJAZZ.COM, that show examples of the content and features available on those sites.

Call-outs for TUNES.COM home page image:

1.  GET PERSONAL

    Content and recommendations are tailored to each user's musical preferences. Users can also create their own MyTunes profile.

2.  FIND IT FAST

    Quickly search our comprehensive collection of music content.

3.  DOWNLOAD THIS

    Download songs in MP3 and other formats; start with the rising stars picked by editors from ROLLING STONE and THE SOURCE.

4.  TRY BEFORE YOU BUY

    Listen to approximately one million song clips from 350,000 albums.

5.  WHEN YOU WANT THEM
    Watch over 1,000 music videos, available on demand.

6.  PHOTOGRAPHIC MEMORIES

    Cruise our exclusive, extensive archives of concert photos and ROLLING STONE magazine covers.

7.  PERFORMING LIVE ON YOUR PC

    Watch live webcasts of concerts, music festivals, recording sessions, parties, interviews, fashion shows, movie premieres -- our cameras are recording it live, streaming it to fans' PCs.

8.  REACH MUSIC FANS

    Targeted advertising and sponsorship opportunities across our network of sites.

9.  INTERACTIVE RADIO

    Listen to 13 stations of streaming music, with single click access to artist information, voting and purchase.

10. MAKE CONNECTIONS

    Check out the profiles of site members who listen to similar music.

11. EXCLUSIVE CONTENT FROM LEADING MUSIC MAGAZINES

    ROLLING STONE'S online alter ego, with daily original content and archived features, photos, interviews and reviews.

    The online voice of THE SOURCE, the "Bible of Hip-Hop," with previews, reviews, interviews, fashion, videos and games.

    The online gig for DOWN BEAT'S jazz and blues music, with news and reviews, and more than 65 years of archived interviews and photos.

    Logos for sidebar on fold-out page:

    DISTRIBUTION AND TECHNOLOGY

    America Online

    AltaVista

    CDnow

    Lycos

    Microsoft

    Netscape

    RealNetworks

    Snap

    Yahoo!

    Photograph of Jennifer Lopez on other fold-out page:

    List of choices on tunes.com overlaying picture

    Pop

    Favorite Artists

    On the 6

    Play All Tracks

    Music Video

    Photos

    Rolling Stone Review

    Contest

    If you love music, you'll lust after Tunes.com. There's over a million song clips, 85,000 artist profiles, 1,000 music videos, the hottest MP3s and tons of content created with ROLLING STONE, DOWN BEAT and THE SOURCE. It's the ultimate stop on the Web for music. Ready to dance? Jump in at www.tunes.com Logo.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. TUNES.COM HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. TUNES.COM IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                 --------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
Prospectus Summary........................................................................................          4
Risk Factors..............................................................................................          9
Information Regarding Forward-Looking Statements..........................................................         26
Use of Proceeds...........................................................................................         27
Dividend Policy...........................................................................................         27
Capitalization............................................................................................         28
Dilution..................................................................................................         29
Selected Consolidated Financial Data......................................................................         30
Selected Pro Forma Consolidated Financial Data............................................................         31
Management's Discussion and Analysis of Financial Condition and Results of Operations.....................         32
Business..................................................................................................         42
Management................................................................................................         57
Related Party Transactions................................................................................         66
Principal Stockholders....................................................................................         70
Description of Capital Stock..............................................................................         73
Shares Eligible for Future Sale...........................................................................         77
Underwriting..............................................................................................         78
Legal Matters.............................................................................................         80
Experts...................................................................................................         80
Where You Can Find More Information.......................................................................         80
Index to Financial Statements.............................................................................        F-1

                                 --------------

    Until           , 1999, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    THIS SUMMARY INCLUDES SELECTED FINANCIAL AND OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS BEGINNING ON PAGE F-1, BEFORE YOU DECIDE WHETHER TO INVEST IN OUR COMMON STOCK. WHEN WE REFER TO TUNES.COM, WE, US OR OUR COMPANY, WE ARE REFERRING TO TUNES.COM INC. AND ITS SUBSIDIARIES.

                                  OUR COMPANY

    Tunes.com is a leading online music network, providing music fans with extensive and exclusive music content, community features and e-commerce services. Our hub Web site, TUNES.COM, is a "one-stop shop" designed to appeal to a broad spectrum of music fans by covering a wide range of genres, from urban to rock to classical. The TUNES.COM Web site is supported by and integrated with our network of genre-specific Web sites: ROLLINGSTONE.COM -- rock and pop, THESOURCE.COM -- urban and hip-hop and DOWNBEATJAZZ.COM -- jazz and blues. We have built these Web sites through our exclusive relationships with leading music industry magazines, ROLLING STONE, THE SOURCE and DOWN BEAT. Our Web sites provide advertisers and retailers with an attractive channel to reach consumers across both broad and targeted demographic groups. We generate revenue from a number of sources, including advertising, sponsorships, promotions, e-commerce and content syndication.

    Our sites offer one of the Web's most comprehensive collections of music content, including approximately 1,000,000 song clips, 1,000 music videos, 130,000 album reviews and 85,000 artist profiles. Through our Web sites, a visitor may:

    - watch a live concert or music video;

    - read a daily news story, artist biography or album review;

    - listen to an audio preview of an album or to ROLLING STONE RADIO, our originally programmed Internet radio;

    - download near CD-quality digital music;

    - communicate with fellow fans through home pages, chat sessions or message boards; or

    - buy CDs.

    In addition to producing our Web sites, we provide our content to a number of major Web sites, including Yahoo!, Netscape, AltaVista, Lycos and Snap, as well as approximately 5,000 fan Web sites and over 100 radio station Web sites. We are also a featured content provider, or anchor tenant, on America Online's music channel, where our "Rolling Stone" button, linking users to ROLLINGSTONE.COM, is prominently displayed.

    Our Web sites have grown significantly in 1999. Monthly page views have increased from 10.7 million during October 1998 to 22.9 million during June 1999. Registered users have increased from 308,000 as of December 31, 1998 to 681,000 as of June 30, 1999. Our revenue was $2.5 million for 1998 and $2.0 million for the six months ended June 30, 1999. Although we have experienced increases in the level of traffic, number of registered users and revenue, we incurred a net loss of $13.0 million in 1998 and $12.5 million for the six months ended June 30, 1999. We expect to continue to incur significant losses and negative cash flows for the foreseeable future.

                                OUR OPPORTUNITY

    The Web is becoming an essential medium for advertisers and commerce. The Web offers advertisers a level of targetability, interactivity and measurability not available in traditional media. Forrester Research estimates that online advertising in North America will increase from $1.3 billion in

1998 to $10.7 billion in 2003. In addition, the Web enables companies to conduct e-commerce which is often faster, less expensive and more convenient than traditional commerce. Forrester Research estimates that the total value of retail goods and services, other than automobiles and travel, purchased on the Web in the United States will increase from $4.8 billion in 1998 to $78.6 billion in 2003.

    Music is one of the world's leading forms of entertainment. It is also big business. The Recording Industry Association of America reports that domestic sales of recorded music were $13.7 billion in 1998. The Web is emerging as an important source of music, dramatically altering the way consumers discover, listen to and purchase music. Historically, consumers' ability to discover new songs and artists has been strongly influenced by large record labels and traditional media, such as radio, television and print. However, the Web offers music fans major advantages over traditional media, such as unprecedented interactivity and access to new and archived music content on demand. For example, the Web enables music fans to access and download music directly from artists through the use of new technologies.

    The convergence of music and the Web has produced numerous music-related Web sites. Most of these Web sites offer relatively limited content, features and services or are restricted to a specific genre, artist or record label. As a result, consumers often must navigate a bewildering array of Web sites without any assurance of fulfilling their online music needs.

                                  OUR STRATEGY

    We intend to create the premier online music network, providing music fans with extensive and exclusive music content, community features and e-commerce services. We provide a compelling online music experience, featuring exclusive content from three of the leading names in music: ROLLING STONE, THE SOURCE and DOWN BEAT. In addition, we offer music content covering a wide range of genres to attract visitors of diverse tastes. Our Web sites present our content in an organized and easy to use format with interactive community features that provide users with an enjoyable music experience. We intend to continue to expand our traffic and user base to provide advertisers with an attractive channel designed to reach both broad and targeted demographic groups. Our strategy is to:

    - deliver compelling music content;

    - provide easy to use and feature-rich Web sites;

    - grow our music community;

    - build the Tunes.com brand and network;

    - capitalize on the brand recognition of ROLLING STONE, THE SOURCE and DOWN BEAT;

    - generate advertising and sponsorship revenue; and

    - generate e-commerce revenue.

                                  RISK FACTORS

    We operate in a rapidly changing industry and face intense competition from other Internet-based companies as well as traditional media and entertainment companies. Our material risks are described under "Risk Factors." These risks include the following:

    - we have a limited operating history;

    - we have incurred and expect that we will continue to incur substantial losses;

    - we operate in an extremely competitive market and many of our competitors have substantially greater resources and larger user bases;

    - we substantially rely upon our relationships and agreements with third parties for content and to generate traffic to our Web sites and generate revenue; and

    - we have in the past received a large portion of our revenue from a few sources.

                                  THE OFFERING

Common stock offered........................  4,000,000 shares

Common stock to be outstanding after this
  offering..................................  13,080,953 shares

Use of proceeds.............................  Expand sales, advertising and marketing programs, develop strategic relationships,
                                              finance capital expenditures and fund other
                                              general corporate purposes. See "Use of
                                              Proceeds."

Proposed Nasdaq National Market symbol......  "TUNZ"

                                 --------------

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS, INCLUDING THE OUTSTANDING SHARE INFORMATION ABOVE:

    - GIVES EFFECT TO THE CONVERSION OF ALL 5,719,962 OUTSTANDING SHARES OF PREFERRED STOCK INTO 7,149,953 SHARES OF COMMON STOCK WHICH WILL OCCUR UPON COMPLETION OF THIS OFFERING;

    - GIVES EFFECT TO A 1.25-FOR-1 STOCK SPLIT OF OUR COMMON STOCK WHICH WILL OCCUR IMMEDIATELY PRIOR TO COMPLETION OF THIS OFFERING;

    - EXCLUDES 2,332,764 SHARES THAT MAY BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS AS OF JUNE 30, 1999 AT A WEIGHTED AVERAGE EXERCISE PRICE OF $4.86 PER SHARE AND 2,161,899 SHARES RESERVED FOR FUTURE AWARDS UNDER OUR STOCK OPTION PLANS;

    - EXCLUDES 250,000 SHARES RESERVED FOR ISSUANCE UNDER OUR EMPLOYEE STOCK PURCHASE PLAN;

    - EXCLUDES WARRANTS TO PURCHASE 1,522,710 SHARES AT A WEIGHTED AVERAGE EXERCISE PRICE OF $3.30 PER SHARE;

    - GIVES EFFECT TO THE ISSUANCE OF 125,000 ADDITIONAL SHARES OF COMMON STOCK ARISING FROM OUR ACQUISITION OF TUNES NETWORK IN JULY 1998. WE HAVE AGREED TO ISSUE UP TO 125,000 ADDITIONAL SHARES TO FORMER SHAREHOLDERS OF TUNES NETWORK IF WE MEET SPECIFIC MINIMUM EQUITY MARKET CAPITALIZATION THRESHOLDS AT ANY TIME PRIOR TO THREE MONTHS AFTER THE DATE OF THIS PROSPECTUS, DETERMINED BY MULTIPLYING THE NUMBER OF SHARES OUTSTANDING IMMEDIATELY PRIOR TO THIS OFFERING BY THE GREATER OF THE PRICE PER SHARE IN THIS OFFERING OR THE AVERAGE OF THE HIGHEST CLOSING SALES PRICES OF OUR COMMON STOCK FOR ANY FIVE DAYS DURING SUCH THREE-MONTH PERIOD. FOR PURPOSES OF THIS PROSPECTUS, WE HAVE ASSUMED THAT WE WILL ISSUE ALL 125,000 SHARES; AND

    - ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                 -------------------

    Initially, we operated as an Illinois limited liability company named Digital Entertainment Network, L.L.C. from July 1996 until our reorganization in June 1997 into a Delaware corporation named JAMtv Corporation. We changed our name to Tunes.com Inc. in February 1999.

    Our principal offices are located at 640 North LaSalle Street, Suite 560, Chicago, Illinois 60610, and our telephone number is (312) 642-7560.

    THE INFORMATION ON OUR WEB SITES IS NOT A PART OF THIS PROSPECTUS.

                             SUMMARY FINANCIAL DATA

    You should read the following summary financial data in conjunction with our financial statements and the notes thereto beginning on page F-1 of this prospectus and the information under "Selected Consolidated Financial Data," "Selected Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma financial data set forth below gives effect to the following as of the beginning of the respective period, for statement of operations data, and as of June 30, 1999, for balance sheet data:

    - the conversion of all outstanding shares of preferred stock into 7,149,953 shares of common stock which will occur upon completion of this offering;

    - the acquisition of Tunes Network in July 1998 and the related issuance of an assumed 125,000 additional shares of common stock to occur shortly following this offering; and

    - the amortization of a $1,500,000 license fee triggered by the May 1999 preferred stock issuance.

The pro forma as adjusted balance sheet data reflects the sale of 4,000,000 shares of our common stock in this offering, assuming an initial public offering price of $14.00 per share and the application of the resulting net proceeds after deducting estimated underwriting discounts and estimated offering expenses.

                                      PERIOD FROM                                                             PRO FORMA
                                     JULY 2, 1996                                                                SIX
                                      (INCEPTION)        YEAR ENDED         SIX MONTHS ENDED     PRO FORMA     MONTHS
                                          TO            DECEMBER 31,            JUNE 30,         YEAR ENDED     ENDED
                                     DECEMBER 31,   --------------------  --------------------  DECEMBER 31,  JUNE 30,
                                         1996         1997       1998       1998       1999         1998        1999
                                     -------------  ---------  ---------  ---------  ---------  ------------  ---------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Advertising......................    $      --    $     284  $     970  $     271  $   1,372   $      983   $   1,372
  Other............................           --          281      1,515        861        626        1,742         626
                                     -------------  ---------  ---------  ---------  ---------  ------------  ---------
    Total revenue..................           --          565      2,485      1,132      1,998        2,725       1,998
Cost of revenue....................           --        1,268      4,045      2,040      2,003        4,464       2,092
                                     -------------  ---------  ---------  ---------  ---------  ------------  ---------
Gross deficit......................           --         (703)    (1,560)      (908)        (5)      (1,739)        (94)
Operating expenses:
  Operations and development.......           32          458      1,880        408      1,781        2,321       1,781
  Sales and marketing..............           37        1,064      4,034      1,123      3,144        4,037       3,144
  General and administrative.......          153        1,245      2,837      1,086      2,004        3,075       2,004
  Depreciation and amortization....            2          157      1,778        137      1,726        4,101       2,309
  Stock compensation...............           --           10      1,375        152      3,854        1,578       3,854
                                     -------------  ---------  ---------  ---------  ---------  ------------  ---------
    Total operating expenses.......          224        2,934     11,904      2,906     12,509       15,112      13,092
                                     -------------  ---------  ---------  ---------  ---------  ------------  ---------
    Loss from operations...........         (224)      (3,637)   (13,464)    (3,814)   (12,514)     (16,851)    (13,186)
Other income, net..................            7          115        428        194         47          351          47
                                     -------------  ---------  ---------  ---------  ---------  ------------  ---------
    Net loss.......................         (217)      (3,522)   (13,036)    (3,620)   (12,467)  $  (16,500)  $ (13,139)
                                                                                                ------------  ---------
                                                                                                ------------  ---------
Accretion of redeemable convertible
  preferred stock..................           --         (363)    (1,570)      (541)    (1,321)
                                     -------------  ---------  ---------  ---------  ---------
    Net loss attributable to common
      stockholders.................    $    (217)   $  (3,885) $ (14,606) $  (4,161) $ (13,788)
                                     -------------  ---------  ---------  ---------  ---------
                                     -------------  ---------  ---------  ---------  ---------
Basic and diluted net loss per
  share(1).........................    $   (0.31)   $   (2.70) $   (9.88) $   (2.89) $   (8.23)  $    (2.89)  $   (1.79)
                                     -------------  ---------  ---------  ---------  ---------  ------------  ---------
                                     -------------  ---------  ---------  ---------  ---------  ------------  ---------
Weighted average shares outstanding
  used in basic and diluted per
  share calculation(1).............      704,525    1,438,163  1,477,964  1,438,163  1,676,243    5,715,119   7,342,671
                                     -------------  ---------  ---------  ---------  ---------  ------------  ---------
                                     -------------  ---------  ---------  ---------  ---------  ------------  ---------

                                                                                           JUNE 30, 1999
                                                                              ---------------------------------------
                                                                                                       PRO FORMA AS
                                                                               ACTUAL     PRO FORMA      ADJUSTED
                                                                              ---------  -----------  ---------------
                                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................................  $  14,229   $  14,229      $  65,509
  Working capital...........................................................     13,746      13,746         65,026
  Total assets..............................................................     22,028      23,778         75,058
  Long-term debt, less current portion......................................        121         121            121
  Redeemable convertible preferred stock....................................     42,186          --             --
  Total stockholders' equity (deficit)......................................    (23,131)     20,805         72,085

------------------------------

(1) See note 3 of notes to our consolidated financial statements for an explanation of the method used to determine the number of shares used to compute per share amounts.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. ANY OF THE RISKS DESCRIBED BELOW COULD SERIOUSLY IMPAIR OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION. WE BELIEVE THE RISKS DESCRIBED BELOW ARE THE MOST SIGNIFICANT RISKS WE FACE, BUT MAY NOT BE THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS THAT ARE NOT YET KNOWN TO US OR THAT WE CURRENTLY THINK ARE IMMATERIAL ALSO COULD SERIOUSLY IMPAIR OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION. THE TRADING PRICE OF OUR STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                  RISKS RELATING TO OUR BUSINESS AND INDUSTRY

WE HAVE A LIMITED OPERATING HISTORY SO IT IS DIFFICULT TO EVALUATE OUR BUSINESS
  AND PROSPECTS

    We began our business in July 1996 and started operating our Web sites in March 1997 -- JAMTV.COM, March 1998 -- ROLLINGSTONE.COM, July 1998 -- TUNES.COM, December 1998 -- THESOURCE.COM and February 1999 -- DOWNBEATJAZZ.COM. As a result, we have only a limited operating history on which you can evaluate our business and prospects. You should consider our prospects in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving Internet-based markets such as online advertising, e-commerce and provision of online content. To address these risks and uncertainties, we must, among other things:

    - offer compelling music content;

    - increase awareness of our brands;

    - continue to develop and upgrade our Web sites and related technology, operating systems and capacity;

    - attract a larger audience to our Web sites, lengthen the time they spend there and build our community of registered users;

    - maintain current and develop new strategic relationships with, among others, content providers, other Web sites, Web portals, record labels, and advertisers and their agencies;

    - increase our advertising revenue and revenue from other sources;

    - implement and execute our business and marketing strategy successfully;

    - respond to competitive developments; and

    - attract, integrate, retain and motivate qualified personnel.

We may not be successful in accomplishing these objectives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" for more detailed information on our limited operating history.

THE MARKET FOR ONLINE MUSIC CONTENT IS NEW AND UNPROVEN AND IF IT DOES NOT DEVELOP WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT REVENUE

    We seek to attract and retain visitors to our Web sites by offering a variety of music content. The market for music content on the Internet is new and rapidly evolving, so there is uncertainty whether demand for our services will develop, be sustained and generate significant revenue. If the market for online music content or products fails to develop or develops more slowly than expected, or if our services do not achieve or sustain market acceptance, we may not be able to generate significant revenue. We cannot assure you that we will be able to attract and retain a significant number of visitors to our Web sites.

WE DEPEND ON OUR EXCLUSIVE RELATIONSHIPS WITH THE PUBLISHERS OF ROLLING STONE, THE SOURCE AND DOWN BEAT MAGAZINES FOR CONTENT AND THEIR BRAND NAME RECOGNITION AND MAY NOT BE ABLE TO ATTRACT VISITORS TO OUR WEB SITES IF THESE RELATIONSHIPS TERMINATE OR BECOME NONEXCLUSIVE

    ROLLING STONE. We depend significantly upon our relationship with Straight Arrow Publishers Company, L.P., the publisher and owner of ROLLING STONE magazine, for editorial content, access to the archives of ROLLING STONE and our use of the brand name "Rolling Stone," as well as for press coverage, business and marketing opportunities, strategic relationships and potential acquisitions. If we are unable to continue our relationship with Straight Arrow and to utilize its content and the Rolling Stone brand name on our Web sites, or if Straight Arrow provides its content or makes its Rolling Stone brand name accessible to our competitors, we may generate less traffic which would reduce our revenue. In addition, if Straight Arrow is not able to continue to obtain license rights for online distribution of its magazine content from third-party contributors, we would not be able to make this content available on our Web sites which could reduce the number of visitors to our Web sites. Our agreement with Straight Arrow will terminate in November 2005 unless we have a market capitalization of at least $150 million at that time, in which case it will terminate in November 2010. Straight Arrow may terminate the agreement earlier if we fail to maintain the technical reliability reasonably required to keep our ROLLINGSTONE.COM Web site available on commercially reasonable terms, other than due to regularly scheduled maintenance and network and other outages that are not due to our actions or that are not our fault. This right to terminate also applies if the Web site is unavailable for more than a total of 24 hours in any 60-day period or 12 consecutive hours. Straight Arrow also may terminate the agreement earlier if we fail to comply with our other obligations under the agreement, including our obligations to pay annual license fees, royalty payments or other amounts due to Straight Arrow, or if we are acquired by a competitor of ROLLING STONE or another company that is unacceptable to Straight Arrow.

    Under our agreement with Straight Arrow, we obtained the right to use the "Rolling Stone," "RollingStone Online" and "RollingStone.com" trademarks and their derivatives in connection with the Internet and the right to use the ROLLINGSTONE.COM domain name. If our agreement with Straight Arrow terminates, we will not be entitled to use these trademarks or the ROLLINGSTONE.COM domain. During the six months ended June 30, 1999, revenue generated from our ROLLINGSTONE.COM Web site accounted for approximately 54% of our total revenue and ROLLINGSTONE.COM generated approximately 66% of the total number of page views on all of our sites. As a result, the loss of our right to use the ROLLING STONE trademarks, domain or content would damage our reputation and severely limit our ability to generate advertising, e-commerce and other revenue. See "Business -- Strategic Relationships."

    THE SOURCE AND DOWN BEAT. We also depend upon our relationships with Source Enterprises, Inc., the publisher and owner of THE SOURCE magazine, and Maher Publications, Inc., the publisher and owner of DOWN BEAT magazine, for editorial content, access to the archives of those magazines and our use of their brand names and domain names. If we are unable to continue either of these relationships and to exclusively utilize the content, brand names and domain names of these magazines, we may generate reduced Web site traffic and revenue. Our agreement with Source Enterprises will terminate in December 2003 and our agreement with Maher Publications will terminate in February 2001. Either Source Enterprises or Maher Publications may terminate their respective agreement earlier if we fail to comply with our obligations under those agreements, including our obligations to pay fees, royalties or other amounts due. See "Business -- Strategic Relationships."

WE NEED TO CONTINUE TO DEVELOP COMPELLING CONTENT AND FEATURES TO ATTRACT
  VISITORS TO OUR WEB SITES

    Our future success depends on our ability to continue to offer compelling music content and Web site features. If we do not deliver compelling music content and features, we may be unable to attract and retain significant numbers of visitors to our Web sites, which would reduce our advertising and e-commerce revenue. Our ability to deliver compelling music content and features depends upon the quality of our editorial and design staff and the editorial and design staffs of our magazine content providers, our ability to anticipate and capitalize upon trends in music and the Web and our access to content owned or controlled by others, including videos, audio previews of songs or song clips and artwork.

WE DEPEND ON THE MUSIC INDUSTRY AND OTHERS FOR CONTENT AND WE MAY NOT BE ABLE TO ATTRACT VISITORS TO OUR WEB SITES IF WE CANNOT OBTAIN THAT CONTENT

    In addition to the content we develop on our own and license from the publishers of ROLLING STONE, THE SOURCE and DOWN BEAT, we rely upon record labels, artists and other content owners for a significant amount of the content we offer on our Web sites, including music videos, album art, CD audio previews, photographs, artist biographies, artist interviews, tour information, live performances and other content. Our licensed content is provided to us in many cases under nonexclusive licenses, which may be revoked by the content providers at any time or upon short notice. In addition, in many instances we do not have express license agreements to use content. For example, we do not have written license agreements for a significant portion of the music videos on our Web sites. Universal Music Group notified us, as well as other music Web site operators, in February 1999 that we are no longer authorized to use its music videos on our Web sites and we have since removed those videos from our Web sites.

    In addition, because some of our content providers directly and indirectly compete with us, these content providers may seek competitive advantage by limiting or denying our access to their content. For example, Sony Music Entertainment has a significant interest in Launch Media and EMI Group recently announced making a significant investment in and entering into an exclusive five-year licensing arrangement with Musicmaker.com. In addition, BMG Entertainment and Universal Music Group jointly operate a music-oriented Web site named GETMUSIC.COM and also recently announced their intent to jointly develop an Internet music delivery system named Electronic Media Distribution.

WE DO NOT HAVE LICENSES FOR A SUBSTANTIAL AMOUNT OF MUSIC AND ASSOCIATED ARTWORK AVAILABLE ON OUR WEB SITES, WHICH MAY SUBJECT US TO INFRINGEMENT DAMAGES AND SIGNIFICANT LICENSE FEES OR LOSS OF ACCESS TO THAT CONTENT

    We place CD audio previews, associated album art and music videos on our Web sites to attract users and to promote the sale of music. We do not have license agreements to digitally perform, copy or display a substantial portion of that content. We could, therefore, be required to remove this content from our Web sites, pay substantial royalties, pay substantial infringement damages and penalties to the content copyright owners, incur substantial legal fees and other costs and indemnify our content providers for infringement costs and damages under our agreements with them. It is also possible that the content copyright owners could successfully seek to shut down our Web sites until any possible infringement claims are resolved. Any of these actions could seriously damage our business.

    For example, on our Web sites, we place album art and approximately 60-second audio previews of CD tracks of classical, jazz and country albums and approximately 30-second audio previews of CD tracks of albums of other genres of music. We believe that at least one-half of our collection of audio previews and album art is not covered by license agreements. The Recording Industry Association of America, representing the interests of record labels, in an open letter to all webcasters, notified us that we are responsible for the payment of license fees for the digital performance of sound recordings on our Web sites. To date, we have not paid any license fees for this content, and we do not have an agreement with the RIAA. We may be subject to substantial penalties if we are found to have knowingly violated the copyrights of others.

WE WILL BE REQUIRED TO PAY ADDITIONAL ROYALTIES FOR THE BROADCAST OF MUSIC ON THE WEB WHICH MAY SIGNIFICANTLY INCREASE OUR OPERATING COSTS

    We have entered into a license agreement with the American Society of Composers, Authors and Publishers and are currently negotiating a license with Broadcast Music, Inc. for the performance of musical compositions on the Web which will obligate us to pay royalties. We believe that the highest royalty rate for 1999 payable under the ASCAP license agreement is 1.6% of the higher of gross revenue generated by our Web sites or our operating expenses relating to the operation of our Web sites. In addition, we believe that the highest royalty rate for 1999 payable under the BMI license is 1.75% of gross revenue generated by our Web sites. The royalties that we must pay, and the terms and conditions of the license agreements, may change and those changes may materially harm our business. In addition, these license agreements do not grant us performance rights outside the United States. Accordingly, we could be subject to royalties, damages for infringement or denied access to content because our Web broadcasts or other content may be available outside the United States.

    We also broadcast songs in a continuous stream over the Web on our ROLLING STONE RADIO. The Digital Millennium Copyright Act, which was adopted in October 1998, imposed new performance fees and royalties governed by this Act on digital performances of sound recording such as those on ROLLING STONE RADIO and any other continuous streaming broadcasts that we may make available in the future. In a June 1998 letter widely distributed to webcasters, the Recording Industry Association of America notified us that it intends to form a clearing house for performance licenses for sound recordings. In addition, the RIAA notified us in this letter of our need to obtain licenses for digital performances of sound recordings on ROLLING STONE RADIO. The statutory royalty rates for these compulsory licenses have been the subject of protracted negotiations between the RIAA and the Digital Media Association, an organization representing the interests of webcasters, beginning in December 1998, and, to date, a schedule of statutory royalties has not been determined. The amount of royalties that we may be required to pay for compulsory licenses for digital performances of sound recordings may be substantial and may materially damage our business. We plan to continue to digitally perform a number of sound recordings on our Web sites without paying royalties to the record labels until an industry-wide solution has been reached.

WE MAY HAVE TO PAY HIGHER FEES FOR CONTENT WHICH COULD HURT OUR BUSINESS

    Our licensed content is provided to us in many cases by record labels, artists and other content owners for minimal or no charge. If these content owners begin charging us significant license fees for their content, we either will be required to make significant payments or lose access to their content, which may reduce the number of visitors to our Web sites.

WE WILL CONTINUE TO LOSE MONEY UNLESS WE SIGNIFICANTLY INCREASE ADVERTISING REVENUE FROM OUR WEB SITES

    We expect that our revenue and operating results for the foreseeable future will depend significantly on advertising revenue generated from selling sponsorships or other advertising on our Web sites. Our advertising revenue was $970,000 in 1998 and $1.4 million for the six months ended June 30, 1999. Our losses were $13.0 million in 1998 and $12.5 million for the six months ended June 30, 1999. If we do not significantly increase advertising revenue, our business will continue to lose money. Increasing advertising revenue will depend on the Internet becoming an effective advertising medium and many other factors, including our:

    - conducting effective marketing and selling efforts aimed at advertisers;

    - increasing the size of our audience and the time they spend at our Web sites;

    - attracting demographically desirable audiences to our Web sites;

    - accurately measuring the size and demographic characteristics of our audience;

    - being able to collect information about visitors to our Web sites; and

    - maintaining and developing our relationships with Web portal sites to attract additional visitors.

Our failure to achieve one or more of these goals could significantly impact our ability to generate advertising revenue. In addition, even if we generate increased traffic, there is no assurance that such increased traffic will result in significant revenue. See "-- We have a history of significant losses and anticipate significant continuing losses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR AGREEMENTS WITH ADVERTISERS ARE SHORT-TERM SO WE MAY NOT HAVE A STEADY FLOW OF ADVERTISING REVENUE

    Our failure to develop long-term relationships with advertisers and consumers could reduce our advertising revenue. Our contracts with advertisers generally are between two weeks and six weeks in duration. As a result, we cannot depend upon a steady stream of revenue from advertisers. In addition, the short-term nature of these contracts allows our advertisers to move from our Web sites to those of our competitors or to other advertising media, which may deprive us of the opportunity to build advertiser or consumer loyalty.

OUR ADVERTISING REVENUE MAY NOT GROW IF THE INTERNET DOES NOT BECOME AN EFFECTIVE ADVERTISING MEDIUM

    Advertising on the Internet is relatively new and rapidly evolving and its effectiveness, compared to traditional media, is uncertain. Forrester Research estimates that online advertising in North America will increase from $1.3 billion in 1998 to $10.7 billion in 2003. However, if the Internet advertising market does not develop or develops more slowly than is expected, we may not generate enough advertising revenue to ever become profitable. Widespread use of Internet advertising depends upon businesses accepting a new way of marketing their products. Businesses may find advertising on the Internet to be undesirable or less effective for promoting their products and services relative to traditional advertising media.

    While commonly accepted standards have been established for measuring the effectiveness of advertising through traditional media, no recognized standard has been established to measure the effectiveness of Internet advertising. If a standard does not develop or develops more slowly than expected, advertising on the Internet may decrease or increase at a rate less than we currently project and/or advertisers may not be willing to pay as much to advertise on the Internet. In addition, the widespread adoption of technologies that permit Internet users to block advertisements on Web sites could adversely affect the growth of the Internet as an advertising medium.

THERE IS INTENSE INTERNET ADVERTISING COMPETITION WHICH MAY REDUCE ADVERTISING
  RATES AND REVENUE

    Reduced rates for Internet advertising could reduce our revenue. There is intense competition for the sale of advertising on high-traffic Web sites. As a result, vendors quote a wide range of rates for advertising services. It is therefore difficult to project levels of Internet advertising that will be realized generally or by any specific Web site. Competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertisers, may result in significant price competition, which may reduce the advertising rates we charge.

WE NEED TO INCREASE PUBLIC AWARENESS OF OUR BRANDS OR WE MAY NOT BE ABLE TO ATTRACT A SIGNIFICANT NUMBER OF VISITORS TO OUR WEB SITES

    Our ability to attract and retain visitors to our Web sites significantly depends on our ability to develop a brand identity for Tunes.com and increase public awareness of the ROLLING STONE, THE SOURCE and DOWN BEAT brands on the Web. To date, a majority of our user traffic and revenue has been generated by our ROLLINGSTONE.COM Web site. We need to significantly increase the awareness of our other Web sites, including the TUNES.COM Web site, to significantly increase traffic and revenue. The DOWNBEATJAZZ.COM and THESOURCE.COM Web sites have been only recently launched, and the TUNES.COM Web site was only recently relaunched as our hub Web site.

    To increase brand awareness, traffic and revenue, we intend to substantially increase advertising and promotional efforts and provide high quality products and services. However, we cannot assure you that we will be able to achieve these goals or that our marketing activities will result in increased or sustainable revenue.

    In accordance with our agreement with the owner of the JAM trademark, we intend to redirect traffic from, and shut down, our JAMTV.COM Web site at the end of 1999. During June 1999, the JAMTV.COM Web site generated 1.4 million page views, or 6% of the 22.9 million total page views on all of our Web sites. To retain users of the JAMTV.COM Web site within our network, we intend to redirect traffic from the JAMTV.COM Web site to the TUNES.COM Web site prior to year-end. There is no assurance that we will be able to retain a significant amount of traffic currently on the JAMTV.COM Web site and there is no assurance that users of that site will migrate to the other sites in our network. See "Related Party Transactions -- Transactions with our Stockholders, Executive Officers and Directors."

WE DEPEND UPON RELATIONSHIPS WITH THIRD PARTY WEB SITES TO ATTRACT VISITORS TO OUR WEB SITES AND THESE RELATIONSHIPS MAY TERMINATE OR MAY NOT PRODUCE A SIGNIFICANT NUMBER OF VISITORS

    We rely upon contractual relationships with third party Web sites to attract a significant portion of the user traffic on our Web sites. For example, during the second quarter of 1999, user traffic generated from the top five arrangements accounted for approximately 10% of page views on our Web sites. We have entered into agreements with America Online, Netscape, Yahoo! and the providers of other third party Web sites. Our failure to maintain existing relationships, establish additional relationships or fully capitalize on such relationships could reduce the number of visitors to our Web sites. In addition, the failure of these third parties to perform their obligations under our agreements with them could harm our business. See "Business -- Strategic Relationships -- Distribution Network."

OUR MARKET IS HIGHLY COMPETITIVE WHICH MAY ADVERSELY AFFECT OUR REVENUE AND BUSINESS

    We currently compete directly and indirectly for advertisers, users, content providers, CD sales and rights to music events with other music Web sites and traditional off-line media, including television. Increased competition could result in a decline in the number of visitors to our Web sites and reduced advertising and e-commerce revenue. The online content and entertainment market is new, rapidly evolving and highly competitive. We anticipate that competition will continue to intensify in the future from both online competitors and traditional off-line media. Increased competition may also arise from television networks that offer interactive music content to their viewers. Barriers to entry are relatively minimal. As a result, current and new competitors can launch new Web sites at a relatively low cost. In addition, many of our competitors offer, or could offer, content that is similar to the content we offer, other than content that we exclusively license from the publishers of ROLLING STONE, THE SOURCE and DOWN BEAT. The availability of such content on our competitors' Web sites or television networks could reduce the number of visitors to our Web sites.

    Our management believes our most significant competitors currently are Web sites operated by MTV, Ultimate Band List and Launch Media. We anticipate that the number of our competitors will increase in the future. We believe that the principal competitive factors in the online music content and entertainment market are and will increasingly be brand recognition and integrity, size, variety and scope of content, ease of access and use, quality of the entertainment experience and of the webcasts and technical expertise.

    In addition, formidable competition may emerge through mergers and acquisitions. For example, in June 1999, America Online announced an agreement to acquire Spinner Networks, Inc., an Internet radio company and Nullsoft Inc., a company that provides digital audio software.

    New technologies and the expansion of existing technologies may also increase the competitive pressures on us. Many of our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in Internet user requirements and to devote greater resources than we can to the development, promotion and sale of their services. We cannot assure you that our current or potential competitors will not develop products and services comparable or superior to those developed by us or adapt more quickly than we can to new technologies, evolving industry trends or changing Internet user preferences. See "Business -- Competition."

MANY COMPETITORS HAVE SUBSTANTIAL COMPETITIVE ADVANTAGES WHICH MAY MAKE IT MORE DIFFICULT TO GROW OUR BUSINESS

    Many of our current and potential competitors may enjoy substantial competitive advantages, including:

    - longer operating histories;

    - significantly greater financial, technical and marketing resources;

    - significantly greater brand recognition;

    - better access to content; and

    - substantially larger user and/or membership bases.

Such competitors may therefore have a significantly greater ability to attract users, advertisers and consumers of commercial goods which could harm our business.

A PORTION OF OUR REVENUE IS DERIVED FROM BARTER TRANSACTIONS THAT DO NOT
  GENERATE CASH

    We generate a portion of our revenue from non-cash barter transactions in which we exchange advertising space on our Web sites for reciprocal advertising space on other Web sites or other promotional services. As a result, revenue from barter transactions does not generate cash that we can use for general corporate purposes, such as paying general operating expenses. Revenue from barter transactions represented approximately 6% of our revenue in 1998 and 27% of our revenue for the six months ended June 30, 1999. We expect to continue to enter into barter transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR BUSINESS IS DEPENDENT ON THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET AND DEVELOPMENT OF TECHNOLOGIES TO PRESENT CONTENT AND FACILITATE E-COMMERCE

    Our business will depend on our users being able to access our content and conduct e-commerce without significant delays or aggravation associated with inadequate Internet capacity or bandwidth. This will depend upon the maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products, such as high speed modems, for providing reliable Internet access and services. The failure of the Internet to achieve these goals will reduce our ability to generate significant revenue.

    If Web usage grows, the Internet infrastructure may not adequately support the demands placed on it by this growth and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their services as a result of outages and other delays occurring throughout the Internet infrastructure. If these outages or delays occur frequently in the future, Web usage, as well as the usage of our Web sites, could grow more slowly or decline.

THE INTERNET IS SUBJECT TO RAPID CHANGE WHICH COULD RESULT IN SIGNIFICANT
  ADDITIONAL COSTS

    The market for Internet products and services is characterized by rapid change, evolving industry standards and frequent introductions of new technological developments. These new standards and developments could make our existing or future products or services obsolete. Keeping pace with the introduction of new standards and technological developments could result in significant additional costs or prove to be difficult or impossible for us. The failure to keep pace with these changes and to continue to enhance and improve the responsiveness, functionality and features of our Web sites could harm our ability to attract and retain users. Among other things, we will need to license or develop leading technologies, enhance our existing services and develop new services and technologies that address the varied needs of our users.

OUR BUSINESS MAY BE HARMED IF WE ARE UNABLE TO SAFEGUARD THE SECURITY AND PRIVACY OF OUR USERS' INFORMATION

    Adverse publicity and consumer concern about theft and the privacy of users on the Internet may reduce our user traffic and e-commerce and may cause our Web sites to be less attractive to advertisers. This reduction in user traffic, e-commerce or interest by advertisers could significantly reduce our revenue. In particular, a number of published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that new technologies will satisfactorily address these security concerns. See "-- Internet laws and regulations may change which could adversely affect our business" and "-- We may be subject to liability for misuse of users' private information."

                                FINANCIAL RISKS

WE HAVE A HISTORY OF SIGNIFICANT LOSSES AND ANTICIPATE SIGNIFICANT CONTINUING
  LOSSES

    To date we have not been profitable. We have incurred losses and negative operating cash flows since we began operations and incurred a net loss of $13.0 million in 1998 and $12.5 million for the six months ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of $32.5 million. We expect to incur significant losses and negative operating cash flows for the foreseeable future. We plan to continue to significantly increase our operating expenses to increase our customer base, enhance our brand image, obtain additional content and support our growing infrastructure. If we are unable to generate sufficient traffic, we may never generate significant revenue and we may never earn a profit. Even if we do achieve profitability in the future, we cannot assure you that we will be able to sustain or increase profitability in subsequent periods. See "-- We will continue to lose money unless we significantly increase advertising revenue from our Web sites" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE WHICH MAY RESULT IN VOLATILITY IN OUR STOCK PRICE AND MAY MAKE IT DIFFICULT TO FORECAST OUR FUTURE PERFORMANCE

    Our revenue and expenses may significantly fluctuate from quarter-to-quarter, which could result in our failure to meet expectations of securities analysts and investors and cause the trading price of our common stock to decline. Fluctuations in quarterly results also make it difficult to predict future performance. Our future revenue, expenses and operating results are likely to change significantly from quarter-to-quarter due to a number of factors, many of which are outside of our control. These factors include:

    - demand for advertising on our Web sites;

    - amount and timing of capital expenditures and other costs relating to the expansion of our operations;

    - impact of agreements with the publishers of ROLLING STONE, THE SOURCE and DOWN BEAT and others regarding revenue sharing;

    - amount and timing of fixed or contingent expenses, license fees, royalties and other payments;

    - type of online advertisements sold and the prices charged for advertisements;

    - seasonal declines in advertising sales, which typically occur in the first calendar quarter; and

    - general economic conditions, as well as economic conditions specific to digital media and the music industry.

    Given the factors described above and the other risks described in this prospectus, you should not rely on quarter-to-quarter comparisons of our results of operations to predict future performance.

WE MAY BE UNABLE TO ACCURATELY FORECAST OUR REVENUE AND MAY NOT BE ABLE TO REDUCE EXPENSES TO COMPENSATE FOR REVENUE SHORTFALLS

    We may be unable to accurately forecast our future revenue because of our limited operating history and the emerging nature of the markets in which we compete. Our current and future expense levels are based largely on our forecasts concerning future revenue and are to a large extent fixed. Accordingly, we may be unable to adjust spending in time to compensate for any unexpected revenue shortfall. A shortfall in our revenue from the amounts that we forecast could result in significant losses.

WE WERE DEPENDENT ON CDNOW FOR 33% OF OUR REVENUE DURING 1998 AND 28% OF OUR REVENUE DURING THE FIRST SIX MONTHS OF 1999

    During 1998, CDnow accounted for $826,000, or 33%, of our total revenue. During the six months ended June 30, 1999, CDnow accounted for $562,000, or 28%, of our total revenue. Most of the revenue was generated from advertising and content licensing. As a result of the amendment of our agreement with CDnow effective in July 1999, we expect these amounts to significantly decline during the remainder of 1999, which could have a material adverse effect on our revenue if not offset by increased revenue from other sources. See "Business -- Strategic Relationships."

BECAUSE SPENDING ON MUSIC IS DEPENDENT ON DISCRETIONARY CONSUMER SPENDING, WE ARE SUSCEPTIBLE TO FLUCTUATIONS IN GENERAL ECONOMIC CONDITIONS

    We believe that revenue from music sales and paraphernalia and related advertising is dependent on discretionary consumer spending. Our revenue will therefore be subject to fluctuations based upon the general economic conditions of the United States and foreign countries in which we or our advertisers do business. If there is a general economic downturn or recession in the United States or in such foreign countries, general consumer spending in these markets likely would decline. Our advertising revenue and other online commercial activity may decrease as a result.

WE MAY BE UNABLE TO MEET FUTURE CAPITAL REQUIREMENTS WHICH COULD LIMIT OUR
GROWTH

    We anticipate that the net proceeds of this offering, together with current available funds, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for at least the next 12 months. We may need additional cash at that time or even prior to that time if we change our operating plan, our actual operations do not meet our operating plan or if we make acquisitions. Alternatively, we may need to raise additional funds sooner in order to fund more rapid expansion, develop new or enhanced services or respond to competitive pressures.

    We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion or future operations, develop or enhance our products or services or respond to competitive pressures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

WE MAY SEEK TO RAISE ADDITIONAL FUNDS OR FINANCE ACQUISITIONS BY ISSUING CAPITAL STOCK WHICH WOULD REDUCE THE PERCENTAGE OWNERSHIP OF EXISTING STOCKHOLDERS

    We may seek to raise additional funds or finance acquisitions by issuing equity or convertible debt securities, which would reduce the percentage ownership of existing stockholders. Furthermore, any new securities could have rights, preferences and privileges senior to those of the common stock.

                        RISKS RELATING TO OUR OPERATIONS

IF WE DO NOT MANAGE OUR GROWTH WE MAY NOT BE ABLE TO EFFECTIVELY OPERATE OUR
  BUSINESS

    Since our inception in July 1996, we have rapidly and significantly expanded our operations. We anticipate that we will continue to expand our operations to compete effectively and to exploit potential market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operations, systems and financial resources. Failure to manage our growth effectively could adversely affect our business. From September 1, 1996 to June 30, 1999, we grew from five to approximately 89 full-time employees. Our recently hired employees also include several key managerial, technical and operations personnel, and we expect to add additional key personnel in the near future. To manage our recent growth and any future growth of our operations and personnel, we must improve and effectively utilize our existing operational, management, marketing and financial systems and successfully train and manage our employees. In addition, we may also need to increase the capacity of our software, hardware and telecommunications systems on short notice. We also will need to manage an increasing number of complex relationships with users, strategic affiliates, advertisers and other third parties.

WE MAY NOT BE ABLE TO INTEGRATE THE OPERATIONS OF ANY COMPANIES WE MAY ACQUIRE

    We are an early stage company and have in the past and may in the future seek to grow in part through acquisitions. We likely will need to integrate our internal systems, policies and procedures with those of any company we may acquire. These systems may include accounting methods and employment and human resource programs. There can be no assurances that our systems, policies or procedures will be implemented successfully into any company we acquire. There also may be delays, complications and expenses relating to such implementation and integration. Any acquisition we may make generally will be accompanied by risks, including:

    - the assimilation of the operations and personnel of the acquired companies;

    - the potential disruption of our ongoing business;

    - the inability of our management to successfully incorporate acquired technology and rights into our services and products;

    - additional expense associated with amortization of acquired intangible assets;

    - the difficulty of maintaining uniform standards, controls, procedures and policies; and

    - the potential impairment of relationships with employees, customers, and content, technology and distribution sources.

WE RELY ON THIRD PARTIES FOR OUR WEB SITE OPERATIONS AND WE MAY BE SUBJECT TO SYSTEM DISRUPTIONS, WHICH COULD REDUCE OUR REVENUE

    Our ability to attract users to our Web sites and maintain relationships with advertisers depends on the performance, reliability and availability of our Web sites and network infrastructure. The maintenance and operation of substantially all of our Internet communications hardware and servers have been outsourced to the facilities of Exodus Communications, Inc. in Jersey City, New Jersey. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and interrupt our services. Computer viruses, electronic break-ins or other similar disruptive events also could disrupt our services. System disruptions could result in the unavailability or slower response times of our Web sites and that would reduce the number of advertisements delivered, the quality of our users' experience and the attractiveness of our Web sites to users and advertisers, which could reduce our revenue. Our insurance policies may not adequately compensate us for losses we may incur because of any disruptions in our systems. In addition, under our agreement with Exodus, it is generally not liable to us for any damage or loss it may cause to our business and, accordingly, we may be unable to seek reimbursement from Exodus for losses caused by it.

    Service disruptions could adversely affect our revenue and, if they were prolonged, would seriously harm our business and reputation. In addition, service disruptions could result in the termination of our rights under our agreement with the publisher of ROLLING STONE magazine, which would seriously harm our business. See "-- We depend on our exclusive relationships with the publishers of ROLLING STONE, THE SOURCE and DOWN BEAT magazines for content and their brand name recognition and may not be able to attract visitors to our Web sites if these relationships terminate or become nonexclusive."

WE MAY HAVE CAPACITY CONSTRAINTS WHICH COULD REDUCE OUR REVENUE

    Our ability to attract users to our Web sites and maintain relationships with advertisers also depends on our ability to have sufficient system capacity and reliability to accommodate the demands of our user traffic. If we are unable to increase the data storage and processing capacity of our systems as fast as demand for our Web sites grows, our Web sites could operate with slower response times or could fail to operate for unknown periods of time. Slower response times or unscheduled down-time would reduce the number of advertisements delivered, the quality of our users' experience and the attractiveness of our Web sites to users and advertisers, which could reduce our revenue.

    Since launching our first Web site in March 1997, we have experienced slower response times and unscheduled down-time of our systems due to capacity restraints. We believe that those interruptions will continue to occur from time to time in the future. We do not carry business interruption insurance to compensate us for losses that may occur as a result of these interruptions. These service interruptions could adversely affect our revenue and, if they were prolonged, would seriously harm our business and reputation. In addition, capacity constraints which result in unscheduled down-time of our services could result in the termination of our rights under our agreement with the publisher of ROLLING STONE magazine, which would seriously harm our business. See "-- We depend on our exclusive relationships with the publishers of ROLLING STONE, THE SOURCE and DOWN BEAT magazines for content and their brand name recognition and may not be able to attract visitors to our Web sites if these relationships terminate or become nonexclusive."

WE DEPEND UPON TIMELY INSTALLATIONS OF LINES, FEEDS AND DOWNLOADS, AND THEIR FAILURES MAY RESULT IN DISRUPTIONS IN OUR SERVICES

    We depend upon receipt of timely installations of lines, feeds and content downloads from content providers, such as our magazine content providers and third-party webcast venues. Any failure or delay in the transmission or receipt of such feeds and downloads, whether on account of our system failure, our content providers, telecommunications providers, Internet service providers or otherwise, could disrupt the delivery of content and delay its availability on our Web sites or disrupt our live Internet concerts, or webcasts, which could adversely affect our performance and business. We rely on third-party services to provide us with access to the Internet. In addition, we depend upon Web browsers and Internet service providers and online service providers to provide Internet users with access to our Web sites. See "Business -- Infrastructure, Operations and Technology."

OUR INFRASTRUCTURE IS VULNERABLE TO UNAUTHORIZED ACCESS WHICH MAY RESULT IN MISAPPROPRIATION OF PROPRIETARY INFORMATION AND CAUSE DISRUPTIONS IN OUR SERVICES

    Our infrastructure is vulnerable to unauthorized access, physical or electronic computer break-ins, computer viruses and other disruptive problems. Internet service providers have experienced, and may continue to experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees and others. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Security breaches relating to our activities or the activities of third-party contractors that involve the storage and transmission of proprietary information could damage our reputation and our relationships with our content providers and advertisers. We also could be liable to our content providers, advertisers and other parties for the damages caused by such breaches or we could incur substantial costs as a result of defending claims for those damages. We may need to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. We cannot assure you that our security measures will prevent disruptions or security breaches.

THE LOSS OF OUR CHIEF EXECUTIVE OFFICER OR OTHER KEY EMPLOYEES COULD ADVERSELY
  AFFECT OUR BUSINESS

    Our success depends to a significant extent on the continued contributions of our senior management team, especially Howard A. Tullman, our Chairman and Chief Executive Officer. We are not the beneficiaries of any life insurance covering any of our executives or employees. We entered into a three-year employment agreement with Mr. Tullman in June 1997 and a two-year employment agreement with Stuart B. Frankel, our Chief Financial Officer, in April 1998. The loss of either

Mr. Tullman or Mr. Frankel or other key employees would likely have a material adverse effect on our business.

WE NEED TO RETAIN AND ATTRACT CREATIVE, TECHNICAL, SALES, MARKETING AND FINANCIAL PERSONNEL TO EFFECTIVELY OPERATE OUR BUSINESS

    We believe that our performance will depend in large part upon our ability to attract and retain additional highly skilled creative, technical, sales, marketing and financial personnel, especially those with experience in the music and Internet industries. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be adversely affected. Competition for such personnel, especially creative and technical talent, is intense. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

YEAR 2000 PROBLEMS FOR US, OUR SUPPLIERS OR OUR CUSTOMERS COULD INCREASE OUR LIABILITIES OR EXPENSES AND IMPACT OUR PROFITABILITY

    The Year 2000 problem could harm our business and financial results. We may discover Year 2000 problems in our systems that may require us to upgrade systems at a substantial cost. In addition, software and hardware from third parties that have been integrated into our systems may need to be updated or replaced, which may be time-consuming and expensive. In addition, we rely on third parties such as Exodus to support and operate our systems. Failures or interruptions of our systems or those of third parties because of Year 2000 problems could seriously damage our business and our relationships with our content, distribution and technology providers, advertisers and users. For example, if our ROLLINGSTONE.COM Web site is unavailable for 12 or more consecutive hours, our agreement with the publisher of ROLLING STONE could be terminated. In addition, failures, interruptions or other service problems due to Year 2000 could result in lost revenue, increased operating costs and loss of significant user traffic. Governmental agencies, public utilities, Internet service providers and others that we rely on or that our customers rely on and which we do not control may not be Year 2000 compliant. This could result in systemic failures beyond our control, such as a prolonged Internet, telecommunications or electrical failure, and prevent us from providing our content or reduce user traffic. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure."

    RISKS RELATING TO INTELLECTUAL PROPERTY RIGHTS AND GOVERNMENT REGULATION

WE MAY BE UNABLE TO PROTECT OUR TRADEMARKS AND COPYRIGHTS WHICH COULD RESULT IN THE LOSS OF OUR RIGHTS OR INCREASED COSTS

    Our financial performance and ability to compete depends to a significant degree on the protection of our content and of the goodwill associated with our trademarks. We also depend on our magazine content providers, including the publishers of ROLLING STONE, and our other content licensors to protect rights in the content we license from them, including their copyrights and trademarks. We rely on copyright laws to protect the original content we develop for placement on our Web sites, including our feature articles and artist databases. In addition, we rely on trademark laws to protect our brands and to provide additional protection for the unique appearance of our Web sites. A substantial amount of uncertainty exists concerning the scope of protection copyright and trademark laws afford on the Internet, and we cannot be assured that copyright and trademark laws will adequately protect our content, trademarks and other proprietary rights. In addition, policing unauthorized use of our content, trademarks and other proprietary rights could be very expensive, difficult or impossible, particularly given the global nature of the Internet.

    We do not have registrations for "TUNES.COM," "MYTUNES" and the Tunes.com logo as trademarks and may not be able to prevent others from using those trademarks. We are also aware of a number of uses by third parties of the word "tunes" in connection with music and Internet services.

The prior use of the word "tunes" and the possible descriptive nature of that word of music-related services may further limit our ability to prevent others from using "tunes," "tunes.com" or similar derivative terms to identify goods or services related to music or otherwise. Use of our brand name or its derivatives by others could dilute our brand identity and divert users from our products and services.

    Effective protection of our copyrights and trademarks may be unenforceable or limited in foreign countries. Given the global nature of the Internet, we cannot control the ultimate destination of our services. In addition, other than pending applications for registration of the "Tunes.com" brand and the Tunes.com logo in Canada, we have not applied for registration of our trademarks, copyrights or other proprietary rights in foreign countries and we may not be able to use our proprietary brands in those foreign countries. As a result, any competitive advantage we may establish domestically through our goodwill and brand image would be eroded and could diminish our ability to compete in foreign markets.

THIRD-PARTY DEVELOPERS MAY BE ABLE TO PREVENT US FROM USING OR CHARGE US ROYALTIES FOR SOME OF OUR PROPRIETARY TECHNOLOGY

    Some of our proprietary software and technology was developed by third-party consultants. In some cases, we do not have assignments of ownership rights for consultant-developed software and technology. As a result, those third-party consultants may claim ownership interests in part of our proprietary technology and, accordingly, may force us to stop using this technology or to pay royalties for it in the future.

WE MAY NOT BE ABLE TO PREVENT THIRD PARTIES FROM USING OUR DOMAIN NAMES WHICH COULD DECREASE THE VALUE OF THESE DOMAIN NAMES

    Our trademark rights may not be sufficient to prevent third parties from acquiring or using domain names that infringe or otherwise decrease the value of our trademarks and domain names. We currently hold the Internet domain name "TUNES.COM," as well as various other related domain names. We do not hold the domain names "tunes.net" or "tunes.org." We use the following domain names under license: ROLLINGSTONE.COM, THESOURCE.COM and DOWNBEATJAZZ.COM. Domain names generally have been regulated by the Commerce Department through contract with Network Solutions, Inc., a company that has exclusively administered the so-called top-level domain names ending in ".com," ".net" and ".org." We expect that the regulation of domain names in the United States and in foreign countries will continue to evolve and change. For example, the Commerce Department recently appointed the nonprofit Internet Corporation for Assigned Names and Numbers to further privatize the administration of domain names and to address regulatory issues, including the appointment of additional domain name registrars and the adoption of new domain name dispute policies. The ICANN recently has appointed several new domain name registrars who will sell and administer domain names and the effect this will have on the regulation of domain names is uncertain. Internet regulatory bodies also could establish additional top-level domains or modify the rights of current holders of domain names. As a result, the value of the ".com" domain could be diluted and decrease the number of visitors to our Web sites, and we may not acquire or maintain the "TUNES.COM" domain name in all of the countries in which we intend to conduct business. In addition, we may not be able to continue licensing ROLLINGSTONE.COM, THESOURCE.COM and DOWNBEATJAZZ.COM in the future or these names may not be available for our use in other countries into which we may expand. See "Business -- Strategic Relationships" and "-- Intellectual Property."

INTERNET LAWS AND REGULATIONS MAY CHANGE WHICH COULD ADVERSELY AFFECT OUR
  BUSINESS

    We are subject to various laws and regulations relating to our business, although there are few laws or regulations that apply directly to Internet-based services. Due to the increasing popularity and use of the Internet, laws and regulations may be adopted with respect to the Internet that could decrease the demand for our services, increase our cost of doing business and decrease our revenue opportunities. Such laws and regulations may cover issues such as user privacy, security, pricing, taxation, content, copyrights and distribution and quality of services. The growth and development of the market for online entertainment, content and commercial transactions may result in more stringent consumer protection laws that impose additional burdens on those companies providing such online content, online advertising or other online commercial transactions. The enactment of laws or regulations that limit or regulate these activities may impede our growth and increase our costs. See "Business -- Government Regulation."

WE MAY BE SUBJECT TO LIABILITY FOR MISUSE OF USERS' PRIVATE INFORMATION

    Our privacy policy provides that we will not willfully disclose any individually identifiable information about any user to a third party without the user's consent unless required by law. This policy is available to users when they initially register on our TUNES.COM Web site and also is easily accessible on our Web sites. Despite this policy, if third persons were able to penetrate our network security or otherwise misappropriate, or if we inadvertently disclose, our users' personal information or credit card information, we could be subject to liability. These liabilities could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation which may cause us to incur substantial costs.

    Legislatures and government agencies have adopted and are considering adopting laws and regulations regarding the collection and use of personal information obtained from individuals when accessing Web sites. For example, Congress recently enacted the Children's Online Privacy Protection Act which restricts the ability of Internet companies to collect information on children under the age of 13 without their parents' consent. In addition, the Federal Trade Commission and state and local authorities have been investigating Internet companies regarding their use of personal information. We could incur additional expenses if new laws or regulations regarding the use of personal information are introduced or if these authorities choose to investigate our privacy practices. While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of our users, these programs may not conform with laws or regulations that are adopted. In addition, these legislative and regulatory initiatives may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information. The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. The directive could impose restrictions that are more stringent than current Internet privacy standards in the United States. Although it is uncertain whether this directive and resulting legislation will apply to companies located in the United States, if it were applied to us, the directive may prevent us from collecting data from users in European Union member countries. Historically, approximately 4% to 6% of the visitors to our Web sites have been from European Union member countries. Other countries have adopted or may adopt similar legislation. See "Business -- Government Regulation."

OUR MARKETING AND SALES EFFORTS RELY HEAVILY ON OUR ABILITY TO COLLECT USER
  INFORMATION

    We typically place information commonly referred to as "cookies" on a user's hard drive without the user's knowledge or consent. We use cookies for a variety of reasons, including enabling us to limit the frequency with which a user is shown a particular advertisement. Any reduction or limitation in the use of cookies could limit the effectiveness of this technology, which may reduce advertising revenue. Several currently available Internet browsers allow users to modify their browser settings to remove cookies at anytime or to prevent cookies from being stored on their hard drives. In addition, some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. Laws relating to privacy and the use of the Internet to collect personal information could limit our ability to collect data and use our database. Because we use email for direct marketing, any legislative or consumer efforts to further regulate unsolicited bulk emails, commonly referred to as "spam," as well as other laws and the policies of our technology providers, such as Exodus, regulating the use of email could significantly impair our marketing efforts.

WE MAY BE SUED FOR CONTENT AVAILABLE OR POSTED ON OUR WEB SITES OR PRODUCTS SOLD THROUGH OUR WEB SITES

    We may be liable to third parties for content published on our Web sites and other Web sites where our syndicated content appears if the music, artwork, text or other content available violates their copyright, trademark or other intellectual property rights or if the available content is defamatory, obscene or pornographic. Those types of claims have been brought, sometimes successfully, against Web site operators in the past. We also may be liable for content uploaded or posted by our users on our Web sites, such as mp3 files, postings on our message boards, chat-room discussions and copyrightable works. In addition, we could have liability to some of our content licensors for claims made against them for content available on our Web sites. We also could be exposed to these types of claims for the content that may be accessed from our Web sites or other Web sites via links to other Web sites. We may need to implement measures to reduce exposure to these types of claims. Such measures may not be successful and may require us to expend significant resources. We also may be sued for product liability claims relating to products sold through our Web sites or Web sites where our syndicated content appears. Any litigation as a result of defending these types of claims could result in substantial costs and damages. Our insurance may not adequately protect us against these types of claims or the costs of their defense or payment of damages.

OUR CONTESTS AND SWEEPSTAKES MAY BE SUBJECT TO STATE AND FEDERAL LAWS WHICH COULD REDUCE OUR AUDIENCE AND REVENUES

    Our contests and sweepstakes may be subject to state and federal laws governing lotteries and gambling, which may restrict our ability to offer contests and sweepstakes in some geographic areas or altogether. Any restrictions on these promotions could deprive us of a significant method for attracting user traffic to our Web sites. Reductions in our user audience would adversely affect our revenue. We cannot be certain that our contests and sweepstakes will continue to be exempt from such laws.

WE MAY BE LIABLE FOR THE COLLECTION OF SALES AND OTHER TAXES WHICH COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE FROM E-COMMERCE

    The imposition of sales and other taxes could adversely affect our ability to become profitable. Currently, we collect state sales taxes only for e-commerce transactions we conduct with residents of the states of California, Illinois and New York. However, one or more other states may seek to impose sales tax collection obligations on us. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our opportunity to generate revenue from e-commerce. Moreover, if any state or foreign country were to successfully assert that we should collect sales or other taxes for the sale of merchandise on our system, additional administrative burdens would be placed on our operations.

    Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been enacted by Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium ending on October 21, 2001 on state and local taxes on e-commerce where such taxes are discriminatory and on Internet access unless such taxes were generally imposed and actually enforced prior to October 1, 1998. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce.

                                 OFFERING RISKS

OUR DIRECTORS AND EXECUTIVE OFFICERS WILL CONTROL 37% OF COMMON STOCK AND BE ABLE TO SIGNIFICANTLY INFLUENCE MATTERS REQUIRING STOCKHOLDER APPROVAL

    After this offering, our directors and executive officers will, in the aggregate, beneficially own or otherwise control approximately 37% of our outstanding common stock. These stockholders will be able to significantly influence matters requiring approval of our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could discourage others from initiating potential merger, takeover or other change of control transactions. As a result, the market price of our common stock could be adversely affected. See "Principal Stockholders."

SALES OF STOCK TO EMPLOYEES AND KEY INDIVIDUALS WILL REDUCE YOUR OWNERSHIP
  PERCENTAGE

    We seek to attract and retain officers, directors, employees and other key individuals in part by offering them stock options and other rights to purchase shares of common stock. The exercise of stock options will reduce the percentage ownership in Tunes.com of the then existing stockholders. As of June 30, 1999, we had outstanding options to purchase 2,332,764 shares of our common stock. We also have received 2,161,899 shares for future grants under our option plans. In addition, the compensation committee of our board of directors has approved an employee stock purchase plan which provides for the issuance of up to 250,000 shares of our common stock. See "Management -- Stock Incentive Plans."

ACCELERATION OF VESTING OF OPTIONS UPON COMPLETION OF THIS OFFERING MAY REDUCE THE COMMITMENT OF EMPLOYEES AND KEY INDIVIDUALS

    Most of the stock options that we have granted to employees will become exercisable upon completion of this offering. As a result, the financial incentive of employees and key individuals to continue to work for us may be diminished. We expect substantially all option holders will be subject to a 180-day lock-up following this offering. However, upon the expiration of this 180-day period, these employees will be able to exercise these options and sell their shares. As a result, we may be unable to retain these employees or we may be required to grant additional options or provide other financial incentives to retain them. See "Management -- Stock Incentive Plans."

OUR STOCK PRICE COULD BE EXTREMELY VOLATILE WHICH COULD PREVENT INVESTORS FROM RESELLING THEIR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE

    Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. The initial public offering price for the shares will be determined by negotiations between the underwriters and us. The market price of our common stock is likely to significantly vary from the initial offering price, to be highly volatile and could be subject to wide fluctuations in response to many factors, some of which are beyond our control, including the factors described in this section and the following:

    - quarterly variations in our operating results;

    - operating or financial results that vary from the expectations of securities analysts and investors;

    - changes in estimates by securities analysts and others of our future financial performance;

    - the discussion of our company or stock price in online investor communities, such as chat rooms and bulletin boards;

    - changes in market valuations of other Internet or online service companies;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - damage to our business by government laws and regulations or decisions;

    - additions or departures of key personnel;

    - future sales of our common stock; and

    - general stock market price and volume fluctuations.

    The market prices of stock for Internet-related and technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the past or present operating performance of such companies. Such market prices may not be sustainable and may be subject to wide variations. If our common stock trades to such levels following this offering, it may thereafter experience a material decline.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's attention and resources.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO DECLINE

    Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price of our common stock to decline. After this offering, assuming a public offering price of $14.00 per share, we will have outstanding 13,080,953 shares of common stock. All the shares sold in this offering will be freely tradable. Of the remaining 9,080,953 shares of common stock outstanding after this offering, 4,361,495 shares will be eligible for sale in the public market beginning 181 days after the date of this prospectus. The remaining 4,719,458 shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. However, holders of substantially all of these shares have registration rights that may permit these stockholders to resell their shares in the public market earlier than they otherwise could have been sold. We also intend to register all of the 4,750,000 shares reserved for issuance under our stock option plans and employee stock purchase plan shortly after this offering. As of June 30, 1999, options to purchase 2,332,764 shares were outstanding, 1,832,495 of which will be exercisable upon completion of this offering. Warrants to purchase 1,522,710 shares were outstanding as of June 30, 1999. These shares will become eligible for sale one year following exercise of the warrants subject to volume and other requirements of Rule 144. In addition, holders of warrants to purchase 151,582 shares have registration rights.

ANTI-TAKEOVER PROVISIONS OF OUR CHARTER, BYLAWS AND DELAWARE LAW COULD MAKE A THIRD-PARTY ACQUISITION OF US MORE DIFFICULT AND COULD REDUCE THE PRICE INVESTORS ARE WILLING TO PAY FOR OUR STOCK

    Our certificate of incorporation and bylaws and Delaware corporate law contain provisions that could delay, defer or prevent a change in control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions:

    - authorize our board of directors to issue preferred stock, without prior stockholder approval, with voting or other rights senior to those of our common stock;

    - provide for a staggered board of directors, so it will take two successive annual meetings to replace a majority of our directors;

    - prohibit stockholder action by written consent;

    - prohibit stockholders from calling a special meeting;

    - restrict the ability of stockholders to remove directors; and

    - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

OUR MANAGEMENT HAS BROAD DISCRETION OVER USE OF PROCEEDS AND MAY FAIL TO USE THEM EFFECTIVELY TO GROW OUR BUSINESS

    As of the date of this prospectus, we cannot specify the particular uses for the net proceeds we will receive from this offering. If our management does not apply these funds effectively, our revenue could decrease and our stock price could decline. See "Use of Proceeds."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AND PAY A HIGHER PRICE THAN EXISTING STOCKHOLDERS

    The initial public offering price is expected to be substantially higher than the net tangible book value per share of our common stock. Purchasers of our common stock in this offering will suffer immediate and substantial dilution. The dilution will be $8.94 per share in the net tangible book value of the common stock based on an assumed initial public offering price of $14.00 per share. If outstanding options and warrants to purchase shares of common stock are exercised, there could be further dilution. Existing stockholders paid an average price of $5.09 per share. See "Dilution."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements, including statements about our business plans, sources of revenue, content, Web sites, strategic relationships, anticipated growth, future prospects of advertising and commercial activity on the Internet and our use and rate of use of proceeds from this offering. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from our future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those items discussed under "Risk Factors" and elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" or "continue" or other forms of or the negative of those terms or other comparable terms.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We undertake no obligation to update publicly any forward-looking statement after the date of this prospectus.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of 4.0 million shares of our common stock will be approximately $51.3 million, assuming an initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be approximately $59.1 million.

    We have no current specific plans for the net proceeds of this offering. We currently intend to use the net proceeds to expand our sales and advertising campaigns, brand-name promotions and other marketing efforts, to develop strategic relationships, to finance capital expenditures and to fund other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, technologies, content, products or services, although no specific acquisitions are currently planned and no portion of the net proceeds has been allocated for any such acquisition or for the other listed purposes. The amount of funds that we actually use for these purposes may vary significantly based upon many factors, especially changes to our business plans and material variances in projected revenue and expenses. Accordingly, our management will have broad discretion in the application of the net proceeds. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. See "Risk Factors -- Our management has broad discretion over use of proceeds and may fail to use them effectively to grow our business."

                                DIVIDEND POLICY

    We have not declared or paid any cash dividends on our capital stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, stockholders will need to sell shares of common stock in order to realize a return on their investment, if any.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999:

    - on an actual basis after giving effect to the 1.25-for-1 stock split;

    - on a pro forma basis to reflect:

       (1) the conversion of all outstanding shares of preferred stock into 7,149,953 shares of common stock which will occur upon completion of this offering; and

       (2) the acquisition of Tunes Network in July 1998 and the related issuance of an assumed 125,000 additional shares of common stock to occur shortly following this offering.

    - on a pro forma basis as adjusted to reflect the receipt by us of the estimated net proceeds from the sale of the 4,000,000 shares of common stock in this offering, assuming an initial public offering price of $14.00 per share and the application of the resulting net proceeds after deducting estimated underwriting discounts and estimated offering expenses.

This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this prospectus. The outstanding share information below excludes:

    - 2,332,764 shares of common stock that may be issued upon the exercise of outstanding options as of June 30, 1999 at a weighted average exercise price of $4.86 per share and 2,161,899 shares currently reserved for future awards under our stock option plans and 250,000 shares reserved for issuance under our employee stock purchase plan; and

    - warrants to purchase 1,522,710 shares at a weighted average exercise price of $3.30 per share.

See "Management -- Stock Incentive Plans" and "Description of Capital Stock -- Warrants" and notes 6 and 7 of notes to our consolidated financial statements.

                                                                                          JUNE 30, 1999
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
                                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents....................................................  $  14,229   $  14,229    $  65,509
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------
Current maturities of long-term debt.........................................  $      89   $      89    $      89
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------
Long-term debt, less current portion.........................................  $     121   $     121    $     121
Redeemable convertible preferred stock, Series A through E, $0.01 par value, actual -- 7,000,000 shares authorized and 5,719,962 shares issued and outstanding; pro forma and pro forma as adjusted -- no shares authorized or
  issued and outstanding.....................................................     42,186          --           --
Stockholders' equity:
  Preferred stock, $0.01 par value, actual and pro forma -- no shares authorized or issued and outstanding; pro forma as adjusted -- 5,000,000
    shares authorized and no shares issued and outstanding...................         --          --           --
  Common stock, $0.01 par value, actual -- 11,500,000 shares authorized and
    1,806,000 shares issued and outstanding; pro forma -- 9,080,953 shares issued and outstanding; and pro forma as adjusted -- 50,000,000 shares
    authorized and 13,080,953 shares issued and outstanding..................         18          91          131
  Additional paid-in capital.................................................      9,291      53,154      104,394
  Common stock to be issued..................................................         55          55           55
  Accumulated deficit........................................................    (32,495)    (32,495)     (32,495)
                                                                               ---------  -----------  -----------
Total stockholders' equity (deficit).........................................    (23,131)     20,805       72,085
                                                                               ---------  -----------  -----------
  Total capitalization.......................................................  $  19,176   $  20,926    $  72,206
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 1999 was approximately $14.8 million, or $1.64 per share. Pro forma net tangible book value is calculated by subtracting total liabilities from pro forma tangible assets. Pro forma net tangible book value per share equals our pro forma net tangible book value divided by our pro forma number of outstanding shares of common stock after giving effect to:

    - the conversion of all outstanding shares of preferred stock into 7,149,953 shares of common stock which will occur upon completion of this offering; and

    - the acquisition of Tunes Network in July 1998 and the related issuance of an assumed 125,000 additional shares of common stock to occur shortly following this offering.

Assuming the sale of 4,000,000 shares of our common stock in this offering at an assumed initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and estimated offering expenses, our pro forma adjusted net tangible book value as of June 30, 1999 would have been approximately $66.1 million, or $5.06 per share. This represents an immediate increase in pro forma net tangible book value of $3.42 per share to existing stockholders and an immediate dilution of $8.94 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution to you:

Assumed initial public offering price per share..............................             $   14.00
  Pro forma net tangible book value per share as of June 30, 1999............  $    1.64
  Increase in pro forma net tangible book value per share attributable to new
    investors................................................................       3.42
                                                                               ---------
Pro forma net tangible book value per share, as adjusted for this offering...                  5.06
                                                                                          ---------
Dilution per share to new investors..........................................             $    8.94
                                                                                          ---------
                                                                                          ---------

    The following table summarizes as of June 30, 1999, on the pro forma as adjusted basis described above, the number of shares of common stock purchased from us, the total consideration for such shares, and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering, before deducting estimated underwriting discounts and estimated offering expenses payable by us.

                                               SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                            -----------------------  -------------------------     PRICE
                                               NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                                            ------------  ---------  --------------  ---------  -----------
Existing stockholders.....................     9,080,953       69.4% $   46,239,620       45.2%  $    5.09
New investors.............................     4,000,000       30.6      56,000,000       54.8       14.00
                                            ------------  ---------  --------------  ---------
    Total.................................    13,080,953      100.0% $  102,239,620      100.0%
                                            ------------  ---------  --------------  ---------
                                            ------------  ---------  --------------  ---------

    The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants. As of June 30, 1999, there were outstanding options to purchase a total of 2,332,764 shares of common stock with a weighted average exercise price of $4.86 per share, and, currently, there are outstanding warrants to purchase 1,522,710 shares of common stock with a weighted average exercise price of $3.30 per share. To the extent that any of these options or warrants are exercised, there would be further dilution to you. See "Capitalization," "Management -- Stock Incentive Plans," "Description of Capital Stock -- Warrants" and notes 6 and 7 of notes to our consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from July 2, 1996, our inception, to December 31, 1996 and the years ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1997 and 1998, are derived from our audited financial statements, which are included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 are derived from our audited financial statements which are not included in this prospectus. The statement of operations data for the six-month periods ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from our unaudited financial statements contained elsewhere in this prospectus, which include, in our belief, all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of such data. The results of operations data for any of the periods are not necessarily indicative of future results.

                                                    PERIOD FROM
                                                   JULY 2, 1996
                                                    (INCEPTION)                              SIX MONTHS ENDED JUNE
                                                        TO        YEAR ENDED DECEMBER 31,             30,
                                                   DECEMBER 31,   ------------------------  ------------------------
                                                       1996          1997         1998         1998         1999
                                                   -------------  -----------  -----------  -----------  -----------
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Advertising....................................   $        --   $       284  $       970  $       271  $     1,372
  Other..........................................            --           281        1,515          861          626
                                                   -------------  -----------  -----------  -----------  -----------
    Total revenue................................            --           565        2,485        1,132        1,998
Cost of revenue..................................            --         1,268        4,045        2,040        2,003
                                                   -------------  -----------  -----------  -----------  -----------
Gross deficit....................................            --          (703)      (1,560)        (908)          (5)
Operating expenses:
  Operations and development.....................            32           458        1,880          408        1,781
  Sales and marketing............................            37         1,064        4,034        1,123        3,144
  General and administrative.....................           153         1,245        2,837        1,086        2,004
  Depreciation and amortization..................             2           157        1,778          137        1,726
  Stock compensation.............................            --            10        1,375          152        3,854
                                                   -------------  -----------  -----------  -----------  -----------
    Total operating expenses.....................           224         2,934       11,904        2,906       12,509
                                                   -------------  -----------  -----------  -----------  -----------
    Loss from operations.........................          (224)       (3,637)     (13,464)      (3,814)     (12,514)
Other income, net................................             7           115          428          194           47
                                                   -------------  -----------  -----------  -----------  -----------
    Net loss.....................................   $      (217)  $    (3,522) $   (13,036) $    (3,620) $   (12,467)
Accretion of redeemable convertible preferred
 stock...........................................            --          (363)      (1,570)        (541)      (1,321)
                                                   -------------  -----------  -----------  -----------  -----------
    Net loss attributable to common
      stockholders...............................   $       217   $    (3,885) $   (14,606) $    (4,161) $   (13,788)
                                                   -------------  -----------  -----------  -----------  -----------
                                                   -------------  -----------  -----------  -----------  -----------
Basic and diluted net loss per share(1)..........   $     (0.31)  $     (2.70) $     (9.88) $     (2.89) $     (8.23)
                                                   -------------  -----------  -----------  -----------  -----------
                                                   -------------  -----------  -----------  -----------  -----------
Weighted average shares outstanding used in basic
 and diluted per share calculation(1)............       704,525     1,438,163    1,477,964    1,438,163    1,676,243
                                                   -------------  -----------  -----------  -----------  -----------
                                                   -------------  -----------  -----------  -----------  -----------

                                                                                      DECEMBER 31,
                                                                             -------------------------------  JUNE 30,
                                                                               1996       1997       1998       1999
                                                                             ---------  ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents................................................  $     561  $   2,674  $   4,251  $  14,229
  Working capital..........................................................        478      3,379      3,240     13,746
  Total assets.............................................................        634      5,602     11,413     22,028
  Long-term debt, less current portion.....................................         --         --        161        121
  Redeemable convertible preferred stock...................................         --         --     22,116     42,186
  Total stockholders' equity (deficit).....................................        533     (3,342)   (13,618)   (23,131)

--------------------------

(1) See note 3 of notes to our consolidated financial statements for an explanation of the method used to determine the number of shares used to compute per share amounts.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The selected pro forma consolidated statement of operations data set forth below is presented for informational purposes only and may not be indicative of the operating results that would have been achieved had the transactions described below been in effect as of the beginning of the periods presented and should not be considered as being representative of future operating results. The selected pro forma consolidated financial data is derived from the unaudited pro forma combined financial information included elsewhere in this prospectus and gives effect to the following as of the beginning of the respective periods, for statement of operations data, and as of June 30, 1999, for balance sheet data:

    - the conversion of all outstanding shares of preferred stock into 7,149,953 shares of common stock which will occur upon completion of this offering;

    - the acquisition of Tunes Network in July 1998 and the related issuance of an assumed 125,000 additional shares of common stock to occur shortly following this offering; and

    - the amortization of a $1,500,000 license fee triggered by the May 1999 preferred stock issuance.

The pro forma as adjusted balance sheet data as of June 30, 1999 gives effect to the receipt by us of the estimated net proceeds from the sale of the shares of our common stock in this offering at an assumed initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and estimated offering expenses.

                                                                                                      SIX MONTHS
                                                                                     YEAR ENDED          ENDED
                                                                                  DECEMBER 31, 1998  JUNE 30, 1999
                                                                                  -----------------  -------------
                                                                                    (IN THOUSANDS, EXCEPT SHARE
                                                                                        AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Advertising...................................................................     $       983      $     1,372
  Other.........................................................................           1,742              626
                                                                                  -----------------  -------------
    Total revenue...............................................................           2,725            1,998
Cost of revenue.................................................................           4,464            2,092
                                                                                  -----------------  -------------
Gross deficit...................................................................          (1,739)             (94)
Operating expenses:
  Operations and development....................................................           2,321            1,781
  Sales and marketing...........................................................           4,037            3,144
  General and administrative....................................................           3,075            2,004
  Depreciation and amortization.................................................           4,101            2,309
  Stock compensation............................................................           1,578            3,854
                                                                                  -----------------  -------------
    Total operating expenses....................................................          15,112           13,092
                                                                                  -----------------  -------------
    Loss from operations........................................................         (16,851)         (13,186)
Other income....................................................................             351               47
                                                                                  -----------------  -------------
    Net loss....................................................................     $   (16,500)     $   (13,139)
                                                                                  -----------------  -------------
                                                                                  -----------------  -------------
Pro forma basic and diluted net loss per share(1)...............................     $     (2.89)     $     (1.79)
                                                                                  -----------------  -------------
                                                                                  -----------------  -------------
Weighted average shares outstanding used in pro forma basic and diluted per
 share calculation(1)...........................................................       5,715,119        7,342,671
                                                                                  -----------------  -------------
                                                                                  -----------------  -------------

                                                                                                      AS ADJUSTED
                                                                                      JUNE 30, 1999  JUNE 30, 1999
                                                                                      -------------  -------------
                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.........................................................    $  14,229      $  65,509
  Working capital...................................................................       13,746         65,026
  Total assets......................................................................       23,778         75,058
  Long-term debt, less current portion..............................................          121            121
  Redeemable convertible preferred stock............................................           --             --
  Total stockholders' equity........................................................       20,805         72,085

--------------------------
(1) See note 3 of notes to our financial statements for an explanation of the method used to determine the number of shares used to compute per share amounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and the notes thereto of Tunes.com and the other financial information included elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by this forward-looking information due to the factors discussed in "Risk Factors," "Business" and elsewhere in this prospectus.

OVERVIEW

    Tunes.com is a leading online music network, providing music fans with extensive and exclusive music content, community features and e-commerce services. Our hub Web site, TUNES.COM, is a "one-stop shop" designed to appeal to a broad spectrum of music fans by covering a wide range of genres, from urban to rock to classical. The TUNES.COM Web site is supported by and integrated with our network of genre-specific Web sites: ROLLINGSTONE.COM -- rock and pop, THESOURCE.COM -- urban and hip-hop and DOWNBEATJAZZ.COM -- jazz and blues. We have built these Web sites through our exclusive relationships with leading music industry magazines, ROLLING STONE, THE SOURCE and DOWN BEAT. Our Web sites provide advertisers and retailers with an attractive channel to reach consumers across both broad and targeted demographic groups. We generate revenue from a number of sources, including advertising, e-commerce and content syndication.

    We began our business in July 1996 and started operating our Web sites in March 1997 -- JAMTV.COM, March 1998 -- ROLLINGSTONE.COM, July 1998 -- TUNES.COM, December 1998 -- THESOURCE.COM and February 1999 -- DOWNBEATJAZZ.COM. In July 1998, we acquired Tunes Network, Inc., now Tunes Acquisition Corp., which had operated the TUNES.COM Web site since November 1996.

    ADVERTISING REVENUE. We generate advertising revenue from the sale of integrated marketing campaigns, banner advertisements and sponsorships on our Web sites and on co-branded Web sites under content distribution agreements. Advertising revenue also includes barter revenue, which represents an exchange of advertising space on our network of sites for reciprocal advertising space on the Web sites of third parties. Barter revenue and the corresponding expense is recognized in the period the advertising is displayed at the fair value of the consideration received or provided, whichever is more readily determinable. Barter revenue represented approximately 6% of Tunes.com's total revenue during 1998 and 27% of total revenue during the six months ended June 30, 1999. During the second half of 1999, we expect barter revenue to decline as a percentage of total revenue compared to the level of barter revenue recognized during the six months ended June 30, 1999, as we focus on generating additional cash-based advertising revenue. Advertising revenue is generally recognized in the period in which the advertisement is displayed or campaign is run, provided that we have no significant remaining obligations and our collection of the resulting receivable is probable. Our obligations typically include guarantees of a minimum number of advertising impressions delivered, or times that advertisements appear in pages viewed by users. We sell advertisements on a cost per thousand impressions, or CPM, basis, a cost per click-through, or CPC, basis or a cost per action, or CPA, basis. Advertisements billed on a CPM basis require advertisers to pay us an agreed-upon amount for the advertising impressions delivered. Advertisements billed on a CPC and CPA basis require advertisers to pay us an agreed-upon amount when users click through to the advertiser's Web site or take a required action in response to the advertisements, respectively. In a CPC contract, we recognize revenue as members click-through to the advertiser's Web site or otherwise respond to the advertisement. In the case of a CPA contract, we may experience delays in recognizing revenue pending receipt of data from the advertiser.

    OTHER REVENUE. We generate other revenue from content licensing, e-commerce and product development. Revenue from licensing or sublicensing our content to third parties, such as other Web sites, is recognized over the period of the license agreement with the third party. We expect revenue from content licensing to decrease as a percentage of total revenue as a result of projected growth in advertising and e-commerce revenue. E-commerce revenue generated from the sale of CDs and other music-related merchandise through our Web sites is recognized when the products are shipped to customers, net of allowances for returns. We generate product development revenue from the development of content for multimedia CDs under third-party contracts and the development of microsites and other Web-based services. This revenue is generally recognized when the product is delivered, except for services provided under longer-term contracts where revenue is recognized on a percentage-of-completion basis over the life of the project. We expect revenue from these development and maintenance activities to decrease in the future as we focus our resources on generating advertising and e-commerce revenue.

    COST OF REVENUE. Our cost of revenue consists primarily of expenses required to publish and present our Web sites, produce and present streaming video and audio concerts and support and deliver our content services. Examples of costs of revenue include content, royalty and license fees, revenue sharing fees, telecommunications expenses and employee compensation. To date, we have entered into a number of license agreements and strategic relationships in order to obtain content, generate additional traffic and registered users and establish additional sources of revenue. For example, we pay a portion of the advertising and e-commerce revenue we generate from our genre-specific Web sites, ROLLINGSTONE.COM, THESOURCE.COM and DOWNBEATJAZZ.COM, to the publishers of the affiliated magazines. See "Business -- Strategic Relationships."

    OPERATIONS AND DEVELOPMENT EXPENSE. Operations and development expense consists primarily of expenses required to design, develop and maintain our Web sites and underlying technology, including technology-related expenses, outside service expenses and employee compensation and related expenses. We believe that significant future investments in Web site development will be required for us to remain competitive. Therefore, we expect to continue to increase our operations and development expenses in absolute dollars for the foreseeable future.

    SALES AND MARKETING EXPENSE. Sales and marketing expense consists of expenses required to promote our Web sites and generate advertising and e-commerce revenue. Examples of sales and marketing expenses include salaries and related expenses, advertising, marketing, promotional and public relations expenses. We believe that increasing our sales and marketing efforts will be critical to increasing our revenue and, therefore, we expect sales and marketing expense to continue to increase as additional sales personnel are hired and we pursue an increased branding and marketing campaign.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense consists of expenses required to promote our Web sites and generate advertising and e-commerce revenue. Examples include salary and related costs for general corporate functions including finance and accounting, legal, human resources and administration as well as professional service fees and facilities costs. We expect general and administrative expenses to increase in absolute dollars in future periods as we continue to develop and maintain the executive and administrative infrastructure necessary to support the growth of our business and operate as a publicly traded company.

    NET LOSSES. We have incurred significant losses and negative cash flows since our inception. Through June 30, 1999, we have incurred cumulative losses of $29.2 million. As of June 30, 1999, we had an accumulated deficit of $32.5 million, including the accretion of redeemable convertible preferred stock of $3.3 million. These losses have been funded primarily through the issuance of preferred stock and convertible promissory notes. Since we believe that our success will depend largely upon our ability to increase traffic to our Web sites, build brand names superior to our competition, integrate developing technologies and increase advertising and other revenue opportunities, we intend to invest heavily in marketing and brand promotion, technological resources, sales, content development and strategic relationships. We anticipate that we will incur significant losses for the foreseeable future and that the rate at which losses will be incurred may increase from current levels.

    In light of the evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our revenue and operating results are not meaningful and should not be relied upon as indicative of future performance. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first calendar quarter. Our revenue is also affected by seasonal patterns in advertising, which would become more noticeable if our revenue growth does not continue at its recent rate. We do not believe that our historical growth rates are indicative of future results.

RESULTS OF OPERATIONS

    From July 2, 1996, our inception, through the first quarter of 1997, our operations were limited and consisted primarily of start-up activities. We did not generate any revenue until April 1997 and only started to significantly expand our operations beginning in June 1997. Advertising and other revenue from CDnow accounted for approximately 33% of our total revenue in 1998 and 28% for the six months ended June 30, 1999. We expect that revenue from CDnow will decline and will account for a smaller percentage of our total revenue in the future.

SIX MONTHS ENDED JUNE 30, 1998 AND 1999

REVENUE

    For the six months ended June 30, 1998 and 1999, total revenue increased $867,000 from $1.1 million to $2.0 million.

    ADVERTISING REVENUE. For the six months ended June 30, 1998 and 1999, advertising revenue increased by $1.1 million, from $271,000 to $1.4 million, and accounted for approximately 24% and 69% of total revenue, respectively. For the six months ended June 30, 1998 and 1999, we generated advertising revenue from barter transactions of $71,000 and $536,000, respectively. The increase in advertising revenue from period to period was due primarily to traffic growth driven by the launch of the ROLLINGSTONE.COM Web site in March 1998 and the launch of the redesigned TUNES.COM hub site on March 1, 1999, as well as a higher number of ad impressions and sponsorships sold to new and existing advertisers. For the six months ended June 30, 1998 and 1999, total ad impressions were 24.0 million and 226.9 million, respectively. In addition, we expanded our sales force in the fourth quarter of 1998 from one to five employees and from five to eight employees in the first six months of 1999. We plan to continue increasing the number of salespeople throughout 1999. During the six months ended June 30, 1999, no one advertiser accounted for more than 15% of total advertising revenue.

    OTHER REVENUE. For the six months ended June 30, 1998 and 1999, other revenue decreased by $234,000, from $860,000 to $626,000, and accounted for approximately 76% and 31% of total revenue, respectively. The decrease in other revenue was primarily the result of a $456,000 decrease in product development revenue due to our continued emphasis on generating increased advertising and e-commerce revenue and a decreased emphasis on product development revenue. The decrease in product development revenue was partially offset by a $121,000 increase in e-commerce revenue and $100,000 of other revenue related to our agreement with CDnow. Prior to our July 1998 acquisition of Tunes Network, we generated nominal e-commerce revenue. Although we expect to continue generating product development revenue and content license revenue in future periods, we expect to experience a continued decrease in product development revenue and content license revenue as a percentage of total revenue due to our emphasis on generating increased advertising and e-commerce revenue.

COST OF REVENUE

    For the six months ended June 30, 1998 and 1999, cost of revenue remained relatively consistent at $2.0 million, but decreased as a percentage of revenue, from 180% to 100%, respectively. The decrease in cost of revenue as a percentage of revenue is primarily the result of increased advertising revenue and decreased revenue from the development of interactive CD products. Cost of revenue remained relatively consistent in absolute dollars as the decreased product development costs and outside production costs associated with the production of fewer interactive CD products were offset by increased telecommunication costs associated with the expanded bandwidth required to support the increased traffic on our Web sites, increased license fees and revenue sharing fees associated with the increased advertising revenue, increased editorial and operations staff necessary for the production of music-related information and programming on our Web sites, and increased costs associated with e-commerce revenue.

OPERATING EXPENSES

    OPERATIONS AND DEVELOPMENT EXPENSE. For the six months ended June 30, 1998 and 1999, operations and development expense increased by $1.4 million, from $408,000 to $1.8 million. The increase was primarily due to wages and costs arising from our employment of an additional 14 technology employees during the second half of 1998 and first half of 1999 as well as the expanded use of consultants, for the development of additional Web sites and enhancement of existing Web sites in late 1998 and the first six months of 1999.

    SALES AND MARKETING EXPENSE. For the six months ended June 30, 1998 and 1999, sales and marketing expense increased by $2.0 million, from $1.1 million to $3.1 million. The increase in sales and marketing expense was primarily the result of our increased advertising on other Web sites as well as fees associated with Web site tenancy agreements. In addition, from March 31, 1998 to June 30, 1999, we increased our sales and marketing departments from two to 18 employees.

    GENERAL AND ADMINISTRATIVE EXPENSE. For the six months ended June 30, 1998 and 1999, general and administrative expense increased by $0.9 million, from $1.1 million to $2.0 million. The increase was primarily attributable to salary and related expenses for additional personnel and increased professional fees. From March 31, 1998 to June 30, 1999, we expanded our combined finance and accounting, legal, human resources and administrative departments, from four to 16 employees.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense consists of the depreciation of property and equipment and the amortization of goodwill and other intangible assets acquired in connection with our acquisition of Tunes Network. For the six months ended June 30, 1998 and 1999, depreciation and amortization expense increased by $1.6 million, from $137,000 to $1.7 million. Depreciation expense increased due to purchases of property and equipment, and amortization expense increased due to the amortization of goodwill and intangible assets resulting from our acquisition of Tunes Network. The acquisition of Tunes Network resulted in goodwill and other intangible assets of $5.6 million, which is being amortized over an estimated useful life of 24 months, or $2.8 million annually. The amortization of goodwill related to the Tunes Network acquisition will increase shortly after the consummation of this offering as a result of the issuance of additional shares to former shareholders of Tunes Network.

    STOCK COMPENSATION EXPENSE. Stock compensation expense includes the non-cash amortization of the fair value of warrants and stock options issued to non-employees. In connection with agreements with our magazine content providers, we issued warrants to purchase our common stock. The estimated fair value of the warrants at each date of issuance is amortized over the initial terms of the agreements or earlier as they become fully exercisable. The estimated fair value of stock options held by non-employees is amortized over the remaining life of the option or until vested in accordance with

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." For the six months ended June 30, 1998 and 1999, stock compensation expense increased by $3.7 million, from $152,000 to $3.9 million. The increase was primarily the result of our sale of preferred stock in May 1999, which triggered an increase in the number of shares issuable upon exercise of the Straight Arrow warrant and the vesting of the outstanding warrants issued to Straight Arrow and Source Enterprises. We expect stock compensation expense to increase in the period of the closing of this offering as a result of the accelerated vesting of stock options held by non-employees upon the closing of this offering. See "Management -- Stock Option Plans."

OTHER INCOME

    Interest income primarily represents interest earned on cash and cash equivalents, marketable securities and a restricted escrow account relating to our agreement with Straight Arrow, the publisher of ROLLING STONE. See "-- Liquidity and Capital Resources" and "Business -- Strategic Relationships -- Content Providers." For the six months ended June 30, 1998 and 1999, interest income decreased by $35,000 from $191,000 to $156,000, due to lower balances in cash and cash equivalents. Interest expense for the six months ended June 30, 1998 and 1999 increased by $72,000, from $336 to $72,000. Interest expense in 1999 primarily represents interest incurred on the $4.0 million convertible promissory notes that were issued in March and April 1999 and were converted into preferred stock in May 1999.

INCOME TAXES

    We have incurred net operating losses from our inception through June 30, 1999. No benefit for federal and state income taxes is reported in our financial statements as the deferred tax assets generated by these losses and other temporary differences have been fully reserved because of uncertainty regarding our ability to generate taxable income prior to the expiration of the carryforward period. At December 31, 1998, we had net operating loss carryforwards totaling approximately $14.7 million which expire beginning in 2011. Based on the Internal Revenue Code and changes in our ownership, utilization of the net operating loss carryforward may be subject to significant annual limitations. See note 11 to our consolidated financial statements.

NET LOSSES

    Since our inception, we have incurred net losses totaling $29.2 million. We anticipate that we will incur significant losses for the foreseeable future and that the rate at which losses will be incurred may increase.

INCEPTION PERIOD AND YEARS ENDED DECEMBER 31, 1997 AND 1998

REVENUE

    For the years ended December 31, 1997 and 1998, revenue increased by $1.9 million from $565,000 to $2.5 million. We did not generate any revenue from July 2, 1996, our inception, to December 31, 1996 (the Inception Period) and first generated revenue in April 1997.

    ADVERTISING REVENUE. For the years ended December 31, 1997 and 1998, advertising revenue increased by $686,000 from $284,000 to $970,000 and accounted for 50% and 39% of total revenue, respectively. The increase in advertising revenue was due primarily to the launch of the ROLLINGSTONE.COM Web site in March 1998 and a higher number of ad impressions and sponsorships sold. During 1997 and 1998, total ad impressions were 4.8 million and 90.9 million, respectively. During 1997 and 1998, we generated advertising revenue from barter transactions of $174,000 and $157,000, respectively. During 1998, no one advertiser accounted for more than 18% of total advertising revenue.

    OTHER REVENUE. For the years ended December 31, 1997 and 1998, other revenue increased by $1.2 million, from $281,000 to $1.5 million and accounted for approximately 50% and 61% of total revenue, respectively. This increase was due to increases in content licensing revenue, product development revenue and e-commerce revenue. During 1998, we generated $625,000 of content licensing revenue from one customer. Prior to April 1998, we did not generate any revenue from content licensing and related services. Product development revenue increased by $410,000, from $241,000 during 1997 to $651,000 during 1998.
Revenue associated with longer-term contracts for the development of interactive CD products accounted for approximately 84% and 75% of total product development revenue during 1997 and 1998, respectively. During 1998, one customer accounted for approximately 75% of total product development revenue. During 1998, e-commerce revenue was $193,000 and accounted for 8% of total revenue. The primary source of e-commerce revenue in 1998 was CD sales generated through our TUNES.COM Web site following the acquisition of Tunes Network in July 1998. We generated virtually no e-commerce revenue during 1997.

COST OF REVENUE

    For the years ended December 31, 1997 and 1998, cost of revenue increased by $2.7 million from $1.3 million to $4.0 million. We did not recognize any cost of revenue during the Inception Period, as we did not begin generating revenue until April 1997. The increase in cost of revenue from period to period was primarily the result of increased content licensing fees, revenue sharing fees and costs associated with increases in editorial and operations staff necessary for the production of music-related information and programming on our Web sites. In addition, telecommunication costs increased as we expanded our capacity to support and deliver our services to the increased traffic on our Web sites.

OPERATING EXPENSES

    OPERATIONS AND DEVELOPMENT EXPENSE. For the years ended December 31, 1997 and 1998, operations and development expense increased by $1.4 million from $458,000 to $1.9 million. Operations and development expense was $32,000 for the Inception Period. The increases in operations and development expense from period to period were primarily the result of increased costs incurred in connection with the development of additional Web sites and systems.

    SALES AND MARKETING EXPENSE. For the years ended December 31, 1997 and 1998, sales and marketing expense increased by $2.9 million from $1.1 million to $4.0 million. Sales and marketing expense was $37,000 for the Inception Period. The increases in sales and marketing expense for each period were primarily the result of increased advertising on other Web sites and in ROLLING STONE magazine and the hiring of additional sales and marketing personnel and related costs. Advertising and promotion expenses increased by $2.0 million from $460,000 in 1997 to $2.5 million in 1998. From December 31, 1997 to December 31, 1998, we expanded our sales and marketing department from two to 10 employees.

    GENERAL AND ADMINISTRATIVE EXPENSE. For the years ended December 31, 1997 and 1998, general and administrative expense increased by $1.6 million from $1.2 million to $2.8 million. General and administrative expense was $153,000 for the Inception Period. The increases in general and administrative expense in each period were primarily attributable to salary and related expenses for additional personnel and increased professional fees. From December 31, 1997 to December 31, 1998, we expanded our combined finance and accounting, legal, human resources and administrative departments from four to 12 employees.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the years ended December 31, 1997 and 1998, depreciation and amortization expense increased by $1.6 million from $157,000 to $1.8 million. Depreciation and amortization expense was $2,000 for the Inception Period. The increases in depreciation and amortization expense were primarily attributable to the amortization of goodwill and intangible assets resulting from our acquisition of Tunes Network in July 1998.

    STOCK COMPENSATION EXPENSE. For the years ended December 31, 1997 and 1998, stock compensation expense increased by $1.4 million from $10,000 to $1.4 million. The increase was due to a charge of $913,000 in 1998 for the accelerated vesting of stock options held by former employees as well as the inclusion of 12 months of warrant compensation expense in 1998 compared to one month in 1997. We did not recognize any stock compensation expense during the Inception Period.

OTHER INCOME

    For the years ended December 31, 1997 and 1998, interest income increased by $333,000, from $100,000 to $433,000. Other income was $7,000 for the Inception Period. The increases in interest income for each period are primarily attributable to higher average balances in cash and cash equivalents and, during the years ended December 31, 1997 and 1998, the restricted escrow account established to pay our quarterly license fee under our agreement with Straight Arrow. See "-- Liquidity and Capital Resources."

SELECTED QUARTERLY OPERATING RESULTS

    The table below sets forth unaudited quarterly statements of operations data for Tunes.com for the six most recent quarters. This information has been prepared on substantially the same basis as the audited financial statements. We believe this data includes all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. This information should be read in conjunction with the audited financial statements of Tunes.com and the related notes thereto included elsewhere in this prospectus. Historical operating results for any quarter are not necessarily indicative of the operating results for any future period. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first calendar quarter of each year. The same may be true with Internet advertising, which is new and rapidly evolving. Our revenue is also affected by seasonal patterns in advertising, which could become more evident depending on the extent to which the Internet is accepted as an advertising medium. See "Risk Factors -- Our quarterly operating results may fluctuate which may result in volatility in our stock price and may make it difficult to forecast our future performance."

                                                                      QUARTER ENDED
                                 ---------------------------------------------------------------------------------------
                                                                 SEPT. 30,      DEC. 31,
                                 MAR. 31, 1998  JUNE 30, 1998      1998           1998      MAR. 31, 1999  JUNE 30, 1999
                                 -------------  -------------  -------------  ------------  -------------  -------------
                                                                     (IN THOUSANDS)
Revenue:
  Advertising..................    $     145      $     126      $     232     $      467     $     620      $     752
  Other........................          309            552            352            302           357            269
                                 -------------  -------------  -------------  ------------  -------------  -------------
    Total revenue..............           454            678            584           769            977          1,021
Cost of revenue................           991          1,049            824         1,181            984          1,019
                                 -------------  -------------  -------------  ------------  -------------  -------------
Gross deficit..................          (537 )         (371 )         (240 )        (412 )           (7 )            2
Operating expenses.............         1,167          1,739          3,626         5,372          3,921          8,588
                                 -------------  -------------  -------------  ------------  -------------  -------------
  Loss from operations.........  $     (1,704 ) $     (2,110 ) $     (3,866 ) $    (5,784 ) $     (3,928 ) $     (8,586 )
                                 -------------  -------------  -------------  ------------  -------------  -------------
                                 -------------  -------------  -------------  ------------  -------------  -------------

LIQUIDITY AND CAPITAL RESOURCES

    Since inception in July 1996, we have financed our operations primarily through private sales of convertible preferred stock and convertible promissory notes. Net proceeds from these sales in 1997 and 1998 totaled $19.7 million. At June 30, 1999, our primary source of liquidity consisted of $14.2 million of cash and cash equivalents. In August 1999, we anticipate entering into a lease facility which will be available for a one-year term and will provide for borrowings of up to $1.0 million for equipment purchases. Any borrowings made under this proposed lease facility would be payable by us over a 36-month term.

    Net cash used in operating activities was $9.3 million, $3.2 million and $131,000 for the years ended December 31, 1998 and 1997 and the Inception Period, respectively. For the six-month period ended June 30, 1999, net cash used in operating activities was $7.0 million. Net cash used in operating activities in all such periods was primarily attributable to net losses and increases in accounts receivable, prepaid expenses and other current assets, which were partially offset by increases in noncash charges, accounts payable and other accrued expenses. Sources of cash for the years ended December 31, 1998 and 1997 also included deferred revenue increases related primarily to advances from CDnow. In June 1999, the advances required under the original contract with CDnow were reduced.

    Net cash used for investing activities was $93,000, $2.7 million and $58,000 for the years ended December 31, 1998 and 1997 and the Inception Period, respectively. For the six-month period ended June 30, 1999, net cash used for investing activities was $1.7 million. The principal uses of cash for investing activities for all periods were purchases of property and equipment, the acquisition of Tunes Network in July 1998 and our payment in November 1997 of $2.0 million into a restricted escrow account to pay the $250,000 quarterly license fee under the agreement with Straight Arrow, publisher of ROLLING STONE, which is described more fully in "Business -- Strategic Relationships." This payment was partially offset in 1998 and 1999 by the reduction of the restricted escrow account as these funds were used to pay the quarterly license fee. Additionally, in June 1999 we paid Straight Arrow a $1.5 million license fee, which was triggered by the issuance of convertible preferred stock in May 1999. This fee will be amortized over the remaining term of our agreement with Straight Arrow, as extended.

    Net cash provided by financing activities was $11.0 million, $8.0 million and $750,000 for the years ended December 31, 1998 and 1997 and the Inception Period, respectively. For the six-month period ended June 30, 1999, net cash provided by financing activities was $18.6 million. Financing activities consisted principally of the issuance of preferred stock and convertible promissory notes. In June 1997, we issued shares of Series A-I preferred stock for $4.5 million of cash and the retirement of $500,000 of then outstanding Tunes.com notes. During October 1997, we issued shares of Series A-II preferred stock for an aggregate of $1.0 million. During November and December 1997, we issued shares of Series B preferred stock for $2.3 million of cash and $20,000 of professional services. During February and March 1998, we issued shares of Series C preferred stock for an aggregate of $4.0 million of cash. During May and June 1998, we raised an additional $8.2 million through the issuance of shares of Series A-III preferred stock and shares of Series D preferred stock. In March and April 1999, we issued $4.0 million of convertible promissory notes and warrants. In May 1999, we issued shares of Series A-IV preferred stock and shares of Series E preferred stock for aggregate consideration of $20.3 million, which includes the conversion of the $4.0 million of convertible promissory notes issued in March and April 1999. During 1997 and 1998 and for the six months ended June 30, 1999, we incurred costs in connection with the issuance of equity securities of $238,000, $100,000 and $1.2 million, respectively. During the six months ended June 30, 1999, Tunes.com incurred $423,000 in costs in connection with this offering.

    We currently have no material commitments for capital expenditures. However, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with projected growth in operations, infrastructure and personnel. We also plan to increase our advertising and marketing expenditures to promote our Web sites and increase the number of visitors to our Web sites. Under our agreement with Straight Arrow, we are required to pay an annual license fee of $1.0 million and purchase $1.1 million of advertising and other services annually in ROLLING STONE magazine until November 2000. For the five years ending November 2005, we are required to pay Straight Arrow an annual license fee of $1.3 million and purchase at least $1.1 million of advertising in ROLLING STONE subject to increases. In addition, we have entered into various Web tenancy agreements, or agreements under which we pay to place our content on a Web site, that require us to pay fees of at least $1.5 million during 1999, of which $600,000 has been paid through June 30, 1999. We expect to make Web tenancy fee payments in similar or greater amounts during years subsequent to 1999. Additionally, we expect, from time-to-time, to evaluate possible acquisitions of or investments in businesses, services and technologies that are complementary to those of Tunes.com.

    We believe that existing cash balances, cash equivalents and cash generated from operations, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. On a long-term basis, we expect that we will require additional equity or debt financing to support our further expansion. Our capital requirements depend on several factors, including the market acceptance of commerce and advertising over the Internet, our ability to increase our level of traffic, the amount of expenditures for strategic relationships, acquisitions, advertising, promotion and marketing and the cost of Web site upgrades. The timing and amount of such capital requirements cannot be predicted accurately. If capital requirements materially vary from those currently planned, we may require additional financing sooner than anticipated. We have no commitments for any additional financing and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. Any additional equity financing may be dilutive to our stockholders, and debt and preferred stock financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters which could restrict our operations or finances. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion. See "Risk Factors -- We may be unable to meet future capital requirements or may issue additional common stock or securities with rights that are senior to our common stock."

YEAR 2000 READINESS DISCLOSURE

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to be ready for such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    Our business could suffer if the systems on which we depend to conduct our operations are not Year 2000 ready. Our potential areas of exposure include:

    - information technology, including computers and software that we have developed internally or purchased or licensed from third parties or that we may purchase or license in the future;

    - non-information technology, including telephone systems and other equipment that we use internally; and

    - external, third party systems, particularly the systems that comprise the Internet and those products and services that allow our users to access the Internet.

    We have formed an internal Year 2000 evaluation committee and are currently engaged in an evaluation and the testing of our software and hardware for Year 2000 readiness. We have completed our initial assessment of Year 2000 readiness for both our information and non-information technology. Based on our initial assessment, we believe all non-information technology, including phone systems, upon which we are materially dependent, is Year 2000 ready. We intend to resolve any Year 2000 readiness issues relating to material information technology that we use internally primarily through normal upgrades or, when necessary, through replacement of existing software with Year 2000 ready products. If our production and operational systems that support our Web sites are not Year 2000 ready by December 31, 1999, portions of our services may become unavailable to visitors to our Web sites. Our initial assessment of our systems has shown that there is no single component that likely would make our services totally unavailable. We intend to complete the testing of our technologies, the replacement or correction of our non-ready technologies and the testing of any replacement or corrected technologies by October 1999.

    We rely to a large extent on third parties for the maintenance and operations of our hardware and software systems. Even if our internal systems are Year 2000 ready, the failure of Exodus or our other key vendors to be Year 2000 ready could substantially disrupt and damage our operations. As a result, we recently began to survey third-party entities with which we transact business, including critical vendors and financial institutions, for Year 2000 readiness. We expect to complete this survey by August 1999. At this time, we cannot estimate the effect, if any, that non-ready systems at these entities could have on our business, results of operations or financial condition, and there can be no assurance that the impact, if any, would not be material. If our software systems do not function properly as to dates starting in the year 2000 and beyond either because of our own or third party systems, this may result in a material adverse effect on our business, results of operations or financial condition. See "Risk Factors -- Year 2000 problems for us, our suppliers or our customers could increase our liabilities or expenses and impact our profitability."

    To date, we have not incurred any material expenditures in connection with identifying, evaluating or addressing Year 2000 readiness issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 readiness matters in general. At this time, we do not have the information necessary to estimate the potential costs of revisions to our systems should such revisions be necessary or of the replacement of third-party software, hardware or services that are determined not to be Year 2000 ready. If significant revisions are necessary, we may be required to expend large financial and other resources to address the situation.

    We do not currently have a contingency plan to deal with the worst-case scenario involving Year 2000-related failures of technologies on which we are dependent. We intend to develop a plan for this scenario by October 1999. Our contingency plan will outline our plans and procedures for dealing with unanticipated difficulties resulting from Year 2000-related failures. Potential Year 2000 problems will vary in significance, ranging from minor software errors to network failures. Our services would not be available under our worst case scenario, potentially resulting in loss of revenue and reputation, especially since we are an Internet based company, and a decrease in the number of visitors to our Web sites. In addition, Year 2000 problems may result in termination of our agreement with Straight Arrow. See "Risk Factors -- Year 2000 problems for us, our suppliers or our customers could increase our liabilities or expenses and impact our profitability." Although we do not anticipate the occurrence of this worst case scenario, our contingency plan will include procedures to follow if it occurs. If our present efforts to address the Year 2000 readiness issues are not successful, or if partners, manufacturers, suppliers and other third parties do not successfully address these issues, our business, operating results and financial position could be materially and adversely affected.

INTEREST RATE RISK

    We are exposed to changes in interest rates primarily from investments in overnight money-market accounts, certificates of deposit and commercial paper. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. A hypothetical one percentage point adverse change in interest rates would not materially affect the fair value of interest sensitive financial instruments at June 30, 1999.

                                    BUSINESS

OVERVIEW

    Tunes.com is a leading online music network, providing music fans with extensive and exclusive music content, community features and e-commerce services. Our network of Web sites ranked among the top five music content Web sites as measured by unique visitors in June 1999. Our hub Web site, TUNES.COM, is a "one-stop shop" designed to appeal to a broad spectrum of music fans by covering a wide range of genres, from urban to rock to classical. The TUNES.COM Web site is supported by and integrated with our network of genre-specific Web sites: ROLLINGSTONE.COM -- rock and pop, THESOURCE.COM -- urban and hip-hop and DOWNBEATJAZZ.COM -- jazz and blues. We have built these Web sites through our exclusive relationships with leading music industry magazines, ROLLING STONE, THE SOURCE and DOWN BEAT. Our Web sites provide advertisers and retailers with an attractive channel to reach consumers across both broad and targeted demographic groups. We generate revenue from a number of sources, including advertising, sponsorships, promotions, e-commerce and content syndication.

    Our sites offer one of the Web's most comprehensive collections of music content, including approximately 1,000,000 song clips, 1,000 music videos, 130,000 album reviews and 85,000 artist profiles. Through our Web sites, a visitor may:

    - watch a live concert or music video;

    - read a daily news story, artist biography or album review;

    - listen to an audio preview of an album or to ROLLING STONE RADIO, our originally programmed Internet radio;

    - download near CD-quality digital music;

    - communicate with fellow fans through home pages, chat sessions or message boards; or

    - buy CDs.

    In addition to producing our Web sites, we provide our content to a number of major Web sites, including Yahoo!, Netscape, Alta Vista, Lycos and Snap, as well as approximately 5,000 fan Web sites and over 100 radio station Web sites. We are also a featured content provider, or anchor tenant, on America Online's music channel, where our "Rolling Stone" button, linking users to ROLLINGSTONE.COM, is prominently displayed.

    Our Web sites have grown significantly in 1999. Monthly page views have increased from 10.7 million during October 1998 to 22.9 million during June 1999. Registered users have increased from 308,000 as of December 31, 1998 to 681,000 as of June 30, 1999. We intend to continue to increase our Web sites' traffic and user base by capitalizing on the brand recognition of ROLLING STONE, THE SOURCE and DOWN BEAT to promote our Web sites and the Tunes.com brand, expanding our music content and community features and selectively pursuing e-commerce opportunities.

INDUSTRY BACKGROUND

    THE WEB AS A NEW MEDIUM FOR ADVERTISING AND COMMERCE

    The Web is becoming an essential medium for advertisers because it offers a level of targetability, interactivity and measurability not available in traditional media. Through the Web, advertisers can efficiently reach specific population groups and selected individuals with highly targeted interactive advertisements and promotions. In addition, advertisers can measure the reach of an advertisement by tracking the number of times an advertisement has been viewed as well as the responses to the advertisement. Forrester Research estimates that online advertising in North America will increase from $1.3 billion in 1998 to $10.7 billion in 2003.

    The Web is also emerging as a medium for global commerce. A growing number of consumers are transacting business over the Web, including purchasing CDs, paying bills, booking airline tickets, trading securities and purchasing other consumer goods. Online transactions can be faster, less

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
expensive and more convenient than traditional commerce. Forrester Research estimates that the total value of retail goods and services, other than automobiles and travel, purchased on the Web in the United States will increase from $4.8 billion in 1998 to $78.6 billion in 2003.

    THE MUSIC INDUSTRY

    Music is one of the world's leading forms of entertainment. It is also big business. According to the Recording Industry Association of America, domestic sales of recorded music were $13.7 billion in 1998.

    Historically, consumers' ability to discover new songs and artists has been strongly influenced by large record labels and traditional media, such as radio, television and print. Record labels sign many artists to long-term contracts and then deploy significant resources and capital to promote and distribute the music of only those artists that they consider most promising. Radio stations have also had a significant impact on consumers' access to music by de-emphasizing the introduction of new music in favor of programming strategies designed to appeal to the largest possible audience.

    Despite the influence of major record labels and traditional media, there has been an increasing number of new genres, artists and releases, resulting in a rapidly growing catalog of available music. In addition, there has been significant growth in the number of independent labels, which has been fueled largely by artists, such as rap artists in the early 1980s, who created new non-mainstream genres.

    MUSIC AND THE WEB

    The Web is emerging as an important source of music, dramatically altering the way consumers discover, listen to and purchase music. According to Jupiter Communications, domestic sales of recorded music over the Internet are projected to grow from approximately $36.6 million in 1997 to $1.6 billion in 2002. The Web offers music fans major advantages over traditional media, such as unprecedented interactivity and access to new and archived music content on demand. Since music initially appeared on the Web, the number and types of music Web sites have expanded to include content, fan, e-commerce and downloadable music sites. As a result, both consumers and artists have embraced the Web as an attractive medium for exploring and distributing music content. Forrester Research estimates that approximately 50 million individuals will be capable of downloading and playing digital music by the end of 1999. In addition, a number of artists, such as Public Enemy, Green Day, Hole and Todd Rundgren, either sell CDs directly through their Web sites or allow visitors to purchase and download digital music.

    Music consumers have increasingly used their computers to play music that they receive, or download, from the Internet and to store audio files for playback on their computers and on portable devices. Because music files can be very large, technologies have been developed that compress the size of these files. These compression technologies now permit consumers to download to their computers near CD-quality audio files at rates that are much faster than uncompressed file formats. As a result of consumers' acceptance of downloading music, numerous compression technologies have been developed by companies such as a2b Music, Liquid Audio, Microsoft, Nullsoft and RealNetworks, and have become widely available and used. In part as a reaction to consumer acceptance of these technologies and in part pressed by a concern over piracy, record labels have formed relationships to promote standards for digital music delivery. For example, BMG Entertainment, Sony Music Entertainment and Universal Music Group, among others, and leading technology providers, such as IBM, Microsoft and RealNetworks, have formed the Secure Digital Music Initiative with the objective of developing a standard for digital music security. Other initiatives similar to SDMI have formed. However, no single standard has emerged for the digital distribution of music.

    The convergence of music and the Web has produced numerous music-related Web sites. Most of these Web sites, however, offer relatively limited content, features and services or are restricted to a specific genre, artist or record label. As a result, consumers often must navigate a bewildering array of Web sites without any assurance of fulfilling their online music needs.

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
THE TUNES.COM SOLUTION AND STRATEGY

    We intend to create the premier online music network, providing music fans with extensive and exclusive music content, community features and e-commerce services. We provide a compelling online music experience, featuring exclusive content from three of the leading names in music: ROLLING STONE, THE SOURCE and DOWN BEAT. In addition, we offer music content covering a wide range of genres to attract visitors of diverse tastes. Our Web sites present our content in an organized format that is easy to use and intuitive, with interactive community features that provide users with an enjoyable music experience. We intend to continue to expand our traffic and user base to provide advertisers with an attractive channel designed to reach both broad and targeted demographic groups. Our strategy is to:

    - DELIVER COMPELLING MUSIC CONTENT. We plan to expand our music content through strategic relationships and the development of original music content. We intend to acquire and develop additional audio and video content, including live and archived concerts, music videos, audio samples and downloadable digital recordings. In addition, we intend to continue to create and compile exclusive and original music content that we believe will attract and engage our users, such as news, biographies and album reviews, that provides users with a third-party, editorial perspective. We also may deploy additional sites focused on other genres.

    - PROVIDE EASY TO USE AND FEATURE-RICH WEB SITES. We will continue to compile and organize content and utilize the latest technologies to enable users to simply and quickly access the content they want. In addition, we enable users to tailor their search of our vast collection of music content to suit their individual preferences. Based on individual preferences, we offer users suggestions about content that may interest them. In addition, we plan to continue to provide the latest technologies so that we may offer enhanced interactive and multimedia content. Current examples of such features include the ability to download video and audio for later use and receive Web broadcasts, or streaming, of video and audio. As part of this strategy, we have joined with technology companies, such as Microsoft and RealNetworks, to develop specific applications. For example, through our relationship with RealNetworks, we launched ROLLING STONE RADIO, our Web-based radio. See "--Strategic Relationships--Technology and E-Commerce Relationships."

    - GROW OUR MUSIC COMMUNITY. We have designed our hub Web site to develop a loyal and active community of music fans dedicated to the Tunes.com network. Interactive features include our chat rooms, message boards and email capabilities. We plan to continue to introduce new features that will extend and unify our user base, such as expanded home pages and allowing users to email sound clips to each other. Our Web sites enable users to create, post and share new content with other users. For example, we enable users to post their own album reviews. In addition, we recently launched our "Download This" feature which allows music fans to freely download music created and provided to us by independent artists. User-generated content is a dynamic source of music information and encourages regular and active participation in the community. We believe that the more time a user invests to develop content and interact with others on our sites, the more likely it is that such a user will continue to return to our sites for music content.

    - BUILD THE TUNES.COM BRAND AND NETWORK. We plan to significantly increase our general marketing and promotional activities through traditional and new media to increase user traffic and to increase recognition of the Tunes.com brand. We intend to further capitalize on the brand awareness of ROLLING STONE, THE SOURCE and DOWN BEAT magazines. We will also seek to drive user traffic through a combination of additional distribution relationships, such as our tenancy on America Online, and through other forms of offline and online promotion.

    - GENERATE ADVERTISING AND SPONSORSHIP REVENUE. As we grow our user base and traffic, we will develop an increasingly attractive channel for advertisers to reach consumers. We emphasize the attractive demographics of our user base, the emotional appeal and power of music to our users,

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
      and the ability to target specific segments of our audience based on their music preferences. We intend to significantly expand our sales force and marketing efforts in order to capitalize on advertising and sponsorship revenue opportunities.

    - GENERATE E-COMMERCE REVENUE. As part of our goal to provide our users with a comprehensive music experience, we intend to expand our e-commerce services. For example, we intend to grow our existing CD sales, and begin to sell downloadable digital music within the next year. Later this year, we plan to launch an online store featuring music-related merchandise.

OUR WEB SITES

    Our network of Web sites consists of our hub site, TUNES.COM, as well as our branded genre-specific Web sites: ROLLINGSTONE.COM, THESOURCE.COM and DOWNBEATJAZZ.COM.

    TUNES.COM HUB SITE

    We intend to establish TUNES.COM as the Web's definitive music site by capitalizing on one of the Web's largest collections of music content, personalization tools and compelling genre-specific programming. By providing customizable access to content residing on ROLLINGSTONE.COM, THESOURCE.COM and DOWNBEATJAZZ.COM, as well as content from other third parties, we can provide a single site solution for accessing, exploring and enjoying music content and buying music on the Web. While many other sites are primarily focused on specific genres, TUNES.COM provides the user with access to a wide range of music. Users can enjoy revisiting classics as well as exploring new music. In addition, TUNES.COM's features facilitate the discovery of music particularly suited to each user's tastes and present easy and efficient access to one of the largest catalogs of music information on the Web. In the third quarter of 1999, we plan to enhance the TUNES.COM Web site with additional personalization tools and community features.

    GENRE-SPECIFIC WEB SITES

    Each of our genre-specific sites features one of the major genres of music. We believe each of our genre-specific Web sites is positioned to be a leading online destination for music fans who prefer to focus on a particular style of music. These sites may be accessed directly and are also integrated with the TUNES.COM hub Web site.

    - ROLLINGSTONE.COM -- We developed the ROLLINGSTONE.COM Web site in conjunction with ROLLING STONE magazine. We believe that we have positioned ROLLINGSTONE.COM to become the leading rock and pop Web site by capitalizing on ROLLING STONE's brand, offline marketing and promotion, long-standing label and artist relationships and exclusive new and archived content. The ROLLINGSTONE.COM Web site was launched in March 1998 and generally attracts users 15 to 35 years of age.

    - THESOURCE.COM -- We developed the THESOURCE.COM Web site in conjunction with THE SOURCE magazine, a leading urban and hip-hop music and lifestyle magazine and one of the fastest growing music publications. We believe that we have positioned THESOURCE.COM to become the premier urban and hip-hop Web site by capitalizing on THE SOURCE's brand, loyal customer base, strong industry relationships, exclusive content and offline marketing and promotion programs. Launched in December 1998, THESOURCE.COM attracts predominantly male users 14 to 24 years of age.

    - DOWNBEATJAZZ.COM -- We developed the DOWNBEATJAZZ.COM Web site in conjunction with DOWN BEAT magazine, one of the oldest and most recognized jazz and blues music publications. Launched in February 1999, the DOWNBEATJAZZ.COM Web site is expected to attract visitors similar to DOWN BEAT magazine's 25 to 54 age demographic.

    In addition, we have operated our initial Web site, JAMTV.COM, since March 1997. We intend to redirect traffic from this site to TUNES.COM and cease operating the JAMTV.COM Web site by the end of

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
1999. See "Risk Factors -- We need to increase public awareness of our brands or we may not be able to attract a significant number of visitors to our Web sites."

    The TUNES.COM hub site, together with our genre-specific sites, offers a variety of content, community and e-commerce features to our users. We believe that by providing a comprehensive online music experience, we will attract and maintain a growing base of dedicated users.

    CONTENT

    We offer one of the Web's most comprehensive collections of music content, including approximately 1,000,000 song clips, 1,000 music videos, 130,000 album reviews and 85,000 artist profiles covering 18 major genres. On our sites, a visitor may:

    - watch a live concert in our VIRTUAL VENUE, a high bandwidth music video in our BIG VIDEO section or music news in our DAILY VIDEO NEWS;

    - read a daily news story, artist biography or album review;

    - listen to an audio preview from an album or to ROLLING STONE RADIO, our originally programmed Internet radio;

    - download near CD-quality digital music through a number of technologies including a2b Music, Liquid Audio, mp3 and Windows Media;

    - browse our extensive collection of artist photos in our GALLERY;

    - post concert or album reviews;

    - access concert tour information; or

    - access user generated reviews or music.

    We believe the quality, quantity and nature of our content provides a valuable online music experience for our users. Our magazine content providers furnish us with a continuing source of new and fresh content such as news, photos, interviews, feature stories and album and concert reviews. Our magazine content providers also give us access to their historical archives. For example, ROLLING STONE provides us with over 30 years of ROLLING STONE magazine covers and reviews, while DOWN BEAT provides us with over 60 years of photographs and profiles of legendary jazz musicians. Our editorial and artist relations staff focuses on developing and acquiring content with and from artists and many of the major and independent record labels. We currently obtain and develop content from BMG, EMI, Sony Music, Universal, Beggars Banquet, CMC International, Epitaph, Mute, No Limit/Priority, Platinum, Sub-Pop and TVT Records.

    Through these relationships we have been able to offer a variety of music content on our Web sites, including interviews, broadcasts over the Web, also known as webcasts, music videos and in-studio performances. We have featured video interviews and performances from a variety of new and established artists and events, including:

  WEBCASTS

  - Dave Matthews Band

  - Farm Aid

  - Garbage

  - KISS

  - Lilith Fair

  - Metallica

  - The Rolling Stones

  - Sheryl Crow

  - The Smashing Pumpkins

  INTERVIEWS

  - Beck

  - Ben Folds Five

  - Bush

  - Jonny Lang

  - Julian Lennon

  - Kid Rock

  - Luscious Jackson

  - Motley Crue

  - Van Halen

  VIDEOS

  - Backstreet Boys

  - Britney Spears

  - Green Day

  - Liz Phair

  - Mariah Carey

  - Master P

  - Snoop Dogg

  - TLC

  - Usher

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
    COMMUNITY

    We encourage visitors to our Web sites to become active participants in our user community. Membership is free and only requires that a visitor provide his or her email address, zip code, age and gender, and choose a member name and password to be used throughout the site. Once registered on the TUNES.COM Web site, members may use a variety of features and personalization tools which are designed to facilitate active membership participation and loyalty.

    We believe that music fans' tastes are an important part of their personal identity and a powerful magnet for forming online communities. Our personalization tools facilitate community development by enabling members to actively express and share their music interests with each other. Upon registering with TUNES.COM, our site automatically creates a member profile page called MyTunes which offers users a range of personalization tools. Through MyTunes, a member may:

    - create a personal profile which includes a personal portrait, a virtual CD collection catalogue and a selection of favorite artists;

    - receive artist and album recommendations based upon usage history, personal selection and demographic profile;

    - customize the look and feel as well as the type of content displayed on their TUNES.COM home page;

    - display a teaser profile of their MyTunes page to users with similar music interests; and

    - browse other MyTunes profiles to discover favorite albums and artists of other members and to read their album reviews.

    Many of our community activities and features encourage user interaction and the creation of user-generated content. Through our community-building activities and features, members may:

    - access email features, chat rooms or message boards;

    - write and post album reviews; and

    - upload original music for other members to download and enjoy.

These activities provide an additional source of music discovery and encourage regular, active participation in our community. We believe that the more time a user invests to develop content and interact with others on our sites, the more likely it is that such user will continue to return to our sites for music content.

    COMMERCE

    As part of our strategy to provide users with a comprehensive music experience, we currently sell music CDs to consumers directly through our TUNES.COM Web site. In addition, CDs are sold on our genre-specific Web sites through CDnow and on ROLLING STONE RADIO through Amazon.com.

    We intend to begin selling digital music on our Web sites within the next year. We believe that our content, specifically our song clips and album reviews, facilitates a user's purchase of digital music. In addition, as the number of songs in digital format continues to multiply, we believe that editorial content will become increasingly important. Through our relationships with the publishers of ROLLING STONE, THE SOURCE and DOWN BEAT, we will provide music fans with expansive editorial content, including song reviews and commentary of digital music, from some of the leading editorial voices in the music industry.

    Later this year, we expect to launch an online merchandise and memorabilia store that will be integrated with our Web sites. We initially expect to sell licensed apparel such as t-shirts, jerseys and

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
hats, jewelry, limited edition lithographs and prints and memorabilia such as clothing and instruments. We are also pursuing e-commerce opportunities through strategic and marketing relationships with retailers and service providers focused on Web distribution. We believe that having broad based but targetable audiences on our sites provides us with excellent opportunities to build strategic e-commerce relationships with clothing retailers, consumer electronic suppliers, music and booksellers and others.

ADVERTISING SALES AND PROMOTION

    We generate a substantial portion of our revenue by selling advertising and promotions prominently displayed on our Web sites. We generated $970,000, or 39%, of our revenue from advertising and promotion in 1998 and $1.4 million, or 69%, of our revenue from advertising and promotion for the six months ended June 30, 1999. Because music preferences are frequently considered by advertisers to be indicative of an individual's interests and lifestyle, we gather extensive data on site traffic, user demographics, personal interests and psychographic data, using industry-standard measurement tools. We use this data with the goal of providing our advertisers with a large, demographically desirable audience, which can be targeted by segment, genre and individual tastes.

    We offer several different advertising options that may be purchased as stand alone products or as part of a more integrated marketing campaign. Additionally, unlike traditional Web sites that offer only text based banner advertisements, our extensive use of audio, video and multimedia content on our Web sites enables us to offer advertisers compelling rich-media advertisements. Advertising options on our sites include:

        BANNERS. We offer banner advertisements on a general rotation or "run of site" basis primarily to advertisers seeking to establish general brand recognition across one or more of our sites. Targeted banner campaigns generally appeal to advertisers seeking to communicate a particular message regarding their product or service and are displayed when a user browses through specific content sections on our sites.

        SPONSORSHIP. We also offer sponsorship opportunities that enable advertisers to associate their messages with our Web sites, live concerts and coverage of events, such as Farm Aid and Lilith Fair, and special features of our Web sites, such as BIG VIDEO and DAILY VIDEO NEWS. Sponsorships are generally in the form of special promotions or contests and are offered through fixed positions within our Web sites. We typically sell sponsorships for a fixed monthly fee over the life of the contract and may include other advertising components such as general rotation or targeted banner advertisements or emails.

        RICH MEDIA. We offer advertisers the ability to place their messages in rich-media formats, which incorporate audio, video or other multimedia elements. These advertisements typically are incorporated into the presentation of music videos, DAILY VIDEO NEWS, audio clips, concert webcasts, audio and video interviews and multimedia features. These advertisements are presented to our users prior to, during, or at the conclusion of the performance of our streaming or multimedia content. We currently sell these advertisements at a higher rate than our traditional banner ads.

        TARGETED PROMOTIONS. Targeted promotions are designed to communicate to users a "call to action" such as directly purchasing a product or service, registering as a member with the advertiser or entering a particular contest. We are typically paid for targeted promotions through a combination of a flat fee and a per action basis.

    We target traditional music advertisers for advertising on our Web sites, including consumer product and service companies, record labels, entertainment companies, technology companies, consumer electronics manufacturers, motion picture studios, home video distributors, book publishers

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
and automobile companies. Since January 1998, we have had over 100 advertisers. Our largest advertisers, based upon our revenue during 1999, include:

-24/7 Media                  -Fans Only                   -Netscape
-3Com                        -Fortune City                -New City Net
-Animalhouse.com             -InterAdNet                  -Oldsmobile
-Ashford.com                 -IBM                         -On Now
-Berkeley Systems            -JobKeys                     -Sony
-Brown-Forman                -Lycos                       -Sprint
-CDnow                       -Microsoft                   -Think New Ideas
-College Club                -MSN                         -USA Today
-Columbia House              -musicmaker.com              -Virgin Atlantic
-Excite                      -MusicFile                   -VR Services

    Prior to October 1998, we primarily used a third-party to sell advertising on our sites. Between December 31, 1998 and June 30, 1999 we increased our internal sales staff from five to eight employees. In May 1999, we hired a Vice President of Sales and began to focus even more resources on building and developing our sales staff. We believe that having an internal sales force allows us to better understand, respond to and meet advertisers' needs. We also believe it increases our access to potential advertisers and enables us to maintain strong relationships with our existing advertising clients. Our sales staff creates a variety of value-added packages for advertisers that integrate an advertiser's message with content available on our Web sites. Our sales staff includes Internet sales personnel as well as those from traditional media. We use Net Gravity ad serving software to provide advertising management and delivery services for our sites and to provide advertisers with reports describing the delivery of their advertisements.

MARKETING

    We employ a variety of methods to promote our brands and drive traffic to our Web sites. In addition to print ads and promotion in ROLLING STONE, THE SOURCE, DOWN BEAT and other publications, we advertise on other Web sites and on radio stations. We have advertised on leading Web sites, including Excite, InfoSeek, Hotwired, Microsoft Network and Yahoo!, as well as popular consumer sites like Wired's SUCK.COM and the Worldwide Wrestling Federation's WWF.COM. We maintain an aggressive public relations program generating online, print and broadcast press coverage, as well as speaking opportunities for Tunes.com executives. Our direct marketing programs include email and traditional mail. We create from five to ten sweepstakes and contests each month designed to generate traffic on our Web sites and to promote user registrations. We also have an active grassroots program that includes employees who interact directly with fan sites and message boards, providing site news and promotions. In addition, we distribute promotional materials at selected music and technology industry events and on college campuses. We are involved in a variety of promotions where links to our Web sites are bundled into software products distributed online or through other retail channels. We utilize cross-promotional arrangements to secure advertising, promotional considerations and increase traffic.

    We have planned a major print and radio advertising campaign for the third quarter of 1999 designed to drive traffic to and build awareness of the TUNES.COM Web site and our genre-specific Web sites. The advertising is primarily targeted to reach younger consumers in the 16-24 age group in order to drive them to register for a major online sweepstakes during July and August of this year.

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
STRATEGIC RELATIONSHIPS

    CONTENT PROVIDERS

    We believe that our strategic relationships with the publishers of ROLLING STONE, THE SOURCE and DOWN BEAT magazines will help establish our network of Web sites as the premier destination for music content on the Web.

    ROLLING STONE. In November 1997, we entered into an agreement with Straight Arrow Publishers, the publisher and owner of ROLLING STONE magazine, which makes us the exclusive licensee on the Internet of selected content of all domestic editions of ROLLING STONE, including covers, photos, feature stories, reviews, editorials and access to the archives of ROLLING STONE. We also sublicense this content to third parties in conjunction with Straight Arrow. Our agreement with Straight Arrow remains in effect until November 2005, and, at that time, will be renewed automatically until November 2010 if our market capitalization is greater than $150 million at the time of renewal. Straight Arrow may terminate this agreement earlier if we do not fulfill our contractual obligations. See "Risk Factors -- We depend on our exclusive relationships with the publishers of ROLLING STONE, THE SOURCE and DOWN BEAT magazines for content and their brand name recognition and may not be able to attract visitors to our Web sites if these relationships terminate." We pay Straight Arrow an annual license fee of $1.0 million, which increases to $1.25 million in 2001 and $1.5 million in 2006. In June, we also made a one-time license fee payment of $1.5 million to Straight Arrow, which was triggered by our May 1999 private placement of preferred stock. Under the agreement, we also are required to purchase at least $1.1 million of annual advertising in ROLLING STONE. In return, we receive recurring editorial coverage in ROLLING STONE and the right to include in selected issues of the magazine our "Connected CDs," which contain music, interviews and video material as well as additional web-enabled and encrypted multimedia content. We generally pay Straight Arrow 10% of advertising revenue from ROLLINGSTONE.COM. For sublicensing of ROLLING STONE content and e-commerce, the party responsible for originating the business receives 15% of the revenue, and we split the remaining 85% with Straight Arrow evenly. In connection with the agreement, we also granted Straight Arrow a warrant to purchase 10% of our common stock outstanding immediately prior to this offering, assuming the exercise and conversion of all options, warrants, including the Straight Arrow warrant, and convertible securities. Straight Arrow also has the right to appoint one member of our board of directors during the term of the agreement.

    THE SOURCE. In January 1999, we entered into an agreement with Source Enterprises, the owner and publisher of THE SOURCE, a leading hip-hop music magazine. Our agreement with Source Enterprises makes us the exclusive licensee on the Internet of selected content of THE SOURCE, including covers, photos, feature stories, reviews, editorials and access to the archives of THE SOURCE. We also sublicense this content to third parties in conjunction with Source Enterprises. Under the agreement, we also obtained the right to use THESOURCE.COM domain name and the right to use the "The Source" and "TheSource.com" trademarks and their derivatives in connection with the Internet. Our agreement with Source Enterprises remains in effect until December 2003. Our annual license fee payments to Source Enterprises are capped at $144,000 per year. Source Enterprises is required to promote THESOURCE.COM in THE SOURCE magazine. The agreement requires us to pay Source Enterprises approximately two-thirds of the advertising and merchandise revenue generated at THESOURCE.COM Web site or on the Internet through the sublicensing of THE SOURCE content or the sale of related merchandise. In connection with the agreement, Source Enterprises also was granted a warrant to purchase 75,000 shares of our common stock.

    DOWN BEAT. In February 1999, we entered into an agreement with Maher Publications, the owner and publisher of DOWN BEAT, one of the world's leading and longest standing magazines featuring jazz and blues. Our agreement with Maher Publications makes us the exclusive licensee on the Internet of selected content of DOWN BEAT, including covers, photos, feature stories, reviews, editorials and access to the archives of DOWN BEAT. We also sublicense this content to third parties in conjunction with Maher Publications. Under this agreement, we also obtained the right to use DOWNBEATJAZZ.COM domain

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
name and the right to use the "DownBeat" and "DownBeat.com" trademarks and their derivatives in connection with the Internet. Our agreement with Maher Publications remains in effect until February 2001. Maher Publications is required to promote DOWNBEATJAZZ.COM in DOWN BEAT magazine. We are not required to pay any fixed licensing fees to Maher Publications. Rather, the agreement provides for our payment of 50% percent commissions to Maher Publications with respect to advertising revenue generated at DOWNBEATJAZZ.COM Web site or on the Internet through the sublicensing of DOWN BEAT content or the sale of related merchandise.

    We also license data from other parties which permits us to add features and information on our Web sites that we believe enhance and improve our user's experience. The following are examples of these types of arrangements:

    ALL-MUSIC GUIDE. Under an agreement with AEC One Stop Group, Inc., we license for use on the TUNES.COM Web site the All-Music Guide Database which includes numerous artist biographies and extensive album and track information. As part of this licensing arrangement, we are required to use AEC as the exclusive supplier of music CDs sold on the TUNES.COM Web site. We pay AEC a license fee based on the number of CDs sold on the TUNES.COM Web site, subject to a guaranteed monthly fee. This agreement expires in July 2001.

    CDDB DATABASE. To enhance our support of the Microsoft Deluxe CD Player, we license the CDDB database from Escient, LLC. The CDDB database is an arrangement of music CD-related information including table of contents and track title information for CDs. We pay Escient a license fee and a percentage of net revenues from music sales on the TUNES.COM site. This agreement expires in October 2001.

    POLLSTAR. In June 1999, we entered into a six-month agreement with Promoters On-Line Listings, which conducts business as Pollstar, extending our license of Pollstar's database of live music event information. Using information from Pollstar's database, visitors to our Web sites can search by artist, city and venue to find a list of events, or they can find contextual links on artist-specific pages. We pay Pollstar a license fee for use of its database.

    DISTRIBUTION NETWORK

    A key element of our strategy is to generate consumer awareness of our Web sites and brand names and to increase traffic to our Web sites. One way that we are seeking to accomplish these goals is, in part, by establishing contractual relationships through which our content is distributed on the Web by third parties. Some of these relationships provide for links from third party Web sites to our Web sites. During the second quarter of 1999, traffic from our five largest distribution channels accounted for approximately 10% of traffic to our sites and no single distribution channel accounted for more than 6% of traffic to our sites. In most cases, our relationship is not exclusive and our competitors may also distribute their content through these parties. In addition, these distribution outlets compete with us for traffic. See "Business -- Competition."

    AMERICA ONLINE. In October 1998, we entered into an agreement with America Online pursuant to which the ROLLINGSTONE.COM Web site became an anchor tenant on America Online's Music Channel. We also have been assigned specific keywords within the America Online service. America Online has guaranteed us a minimum number of impressions generated from the America Online Music Channel. In exchange, we pay America Online a web tenancy fee. Our agreement with America Online expires in November 1999.

    LYCOS. In April 1999, we entered into an agreement with Lycos to be a featured music content provider to the LYCOS.COM Web site. Under the terms of the agreement, we have developed with Lycos a co-branded music content site that will be linked to various areas within the LYCOS.COM Web site. The co-branded Web site was launched in July 1999. Users are able to search by artist for related multimedia

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
content and view daily music news and images from our photo gallery. Lycos will also integrate the links to the co-branded site as part of their main search engine, driving traffic from artist and music keyword searches to the co-branded pages. The agreement provides that Lycos share a significant portion of advertising revenue generated from the sale of advertising on the co-branded pages with us. As of June 30, 1999, no revenue had been recognized from the arrangement. The agreement has a one-year term, although it can be terminated upon 90 days prior written notice by Lycos.

    NETSCAPE COMMUNICATIONS. In October 1998, we entered into an agreement with Netscape to be the exclusive provider of rock and pop content to the Music Section on the NETSCAPE.COM Web site. In connection with the agreement, we developed a co-branded music section available from the NETSCAPE.COM Web site where we provide news headlines and introductory content from ROLLINGSTONE.COM with links to the ROLLINGSTONE.COM Web site to obtain full access to the content. The agreement provides that we share revenue generated from the sale of advertising on the co-branded pages with Netscape although to date we have not generated significant revenue under this agreement. In addition, as further consideration for entering into the agreement, we are required to provide Netscape with advertising space on ROLLINGSTONE.COM and in ROLLING STONE magazine and provide other promotions which will focus on driving traffic to the Music Section on the NETSCAPE.COM Web site. The agreement has a one-year term.

    ONE ZERO MEDIA/ALTAVISTA. In August 1998, we entered into an agreement with One Zero Media, Inc. to be a provider of music content to the entertainment section of the ALTAVISTA.COM Web site. Pursuant to the agreement, we provide a limited amount of news headlines and introductory content from ROLLINGSTONE.COM to the music section of ALTAVISTA.COM. The ALTAVISTA.COM site contains links to the ROLLINGSTONE.COM Web site where visitors obtain full access to our content. One Zero has guaranteed us a minimum number of visitors from the ALTAVISTA.COM Web site. Although we do not share revenue with One Zero, we pay One Zero a fee based upon the amount of traffic generated to ROLLINGSTONE.COM. The agreement expires in August 2001.

    SNAP. In January 1999, we entered into an agreement with Snap, LLC to provide Snap with music content for Snap's Project Cyclone, Snap's enhanced high bandwidth version of its general Web service. Under the agreement, we provide Snap with high bandwidth versions of our DAILY VIDEO NEWS, access to our news feeds, as well as our high-bandwidth video content. We do not pay any fee to or share any revenue with Snap under this agreement. The agreement automatically renews on a monthly basis and may be terminated by either party on 15 days prior written notice.

    YAHOO!. In July 1998, we entered into an agreement with Yahoo! whereby we provide news headlines and introductory content from ROLLINGSTONE.COM in the Music section of Yahoo! with links to the ROLLINGSTONE.COM WEB site to obtain full access to the content. We do not pay any fee to or share any revenue with Yahoo! under this agreement. The agreement was extended until June 2000.

    RADIO STATIONS. We have established distribution relationships with over 100 music format radio stations to provide them with selected content, including our DAILY VIDEO NEWS, webcasts and artist archives for placement on their Web sites. In return, the radio stations generally have agreed to make on-air promotions of our content available on their Web sites. The radio station arrangements typically are terminable at will by either party.

    TECHNOLOGY AND E-COMMERCE RELATIONSHIPS

    We plan to continue to deliver rich and interactive music content by using the latest consumer accepted technologies. We have established relationships with technology vendors to develop interactive media applications based upon existing technologies and applications. We believe that by forming relationships with technology providers with expertise in multimedia technologies we will be able to concentrate our resources on generating and delivering music-based content. In addition, we have

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
established relationships with e-commerce companies to provide our users with access to music-related products. Examples of our technology and e-commerce relationships include:

    MICROSOFT. In February 1999, we entered into a Windows Media Promotion agreement with Microsoft to develop an enhanced broadband video section of ROLLINGSTONE.COM. Under the terms of the agreement, Microsoft pays us fees and provides us with software and support services relating to the development of the broadband area. In addition, the agreement provides for Microsoft to pay costs associated with hosting and streaming the broadband content. The agreement has a one-year term. We also provide support for the Microsoft Deluxe CD Player, which is capable of identifying the music CDs inserted in a user's PC CD-ROM drive. Once a CD is played on the Player, the TUNES.COM Web site is accessed by the Player and queried for detailed information about the CD and the artist, as well as related artists, music and promotions. Simultaneously, the Player communicates, with the user's permission, with the TUNES.COM Web site and provides us with information about the inserted CD.

    REALNETWORKS. In February 1998, we entered into an agreement with RealNetworks to jointly produce and market an Internet-based music radio called ROLLING STONE RADIO. ROLLING STONE RADIO also contains embedded links to drive users to our ROLLINGSTONE.COM Web site for artist and album information. Revenue generated from ROLLING STONE RADIO will be shared. The agreement expires in February 2000, but may be terminated upon 30 days notice under limited circumstances.

    CDNOW. In April 1998, we entered into a multi-year agreement with CDnow, Inc., a leading online retailer of recorded music. See "-- Competition." Under the agreement, visitors to ROLLINGSTONE.COM have direct and immediate access to the CDnow online music store and the ability to purchase over 250,000 items from the CDnow store which has also been co-branded with and fully integrated into ROLLINGSTONE.COM. CDnow also licenses some of our content from ROLLINGSTONE.COM for its store. The agreement also provides, in part, that in exchange for becoming the online CD store for ROLLINGSTONE.COM and being provided with access to artist archives, photographs, editorials and other materials, CDnow will pay us fees for content licensing, site advertising and advances on new member origination. Advertising and other revenue from CDnow accounted for approximately 33% of our total revenue in 1998 and 28% for the six months ended June 30, 1999. We expect that revenue from CDnow will decline and will account for a smaller percentage of our total revenue in the future.

INFRASTRUCTURE, OPERATIONS AND TECHNOLOGY

    We have developed an operating infrastructure based upon an architecture designed to be reliable, secure and scalable. We maintain ten active Web application servers, four database servers and six application servers. Our servers use a variety of Microsoft products, including the Microsoft Windows NT
4.0 operating system. We try to maximize the performance of our servers by directing traffic to the least busy server. We also use third-party Web-based applications to transmit content to, and provide services on, our Web sites.

    Our primary Web servers are maintained at Exodus Communications, Inc. in Jersey City, New Jersey. Exodus provides fire suppression systems, earthquake-bracing systems, physical security, 24 hours a day, seven days a week on-site systems monitoring and administration, and multi-level redundant power, connectivity and backup systems. We depend upon Exodus's ability to protect our systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins, vandalism and other events. See "Risk Factors -- We may have capacity constraints and may be subject to system disruptions, which could reduce our revenue."

    Our operations are also dependent upon timely installations of lines and feeds and computer downloads from our webcast venues and content providers. See "Risk Factors -- We depend upon timely installations of lines, feeds and downloads, and their failures may result in disruptions in our services." We also depend upon Web browsers, Internet service providers and online service providers to provide users access to our Web sites. Any substantial increase in the volume of traffic on our Web

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
sites or the number of simultaneous users will require us to expand and upgrade our technology, systems and network infrastructure. See "Risk Factors -- We may have capacity constraints and may be subject to system disruptions, which could reduce our revenue."

    We keep all of our back-up production and development servers, located in Chicago, behind firewalls for security purposes and do not allow outside access to our operating systems, except through special channels which we believe are secure. We have implemented strict password management and physical security measures. We also have a computer security response team to address security risks and vulnerabilities and respond to security alerts.

COMPETITION

    The market for online music content, communities and commerce is new, rapidly changing and intensely competitive. The number of Web sites on the Internet competing for consumers' attention and spending has proliferated. In addition, the broader entertainment industry is intensely competitive. We expect that competition will continue to intensify. We believe that the primary competitive factors in building a network that is attractive to advertisers and for e-commerce are functionality, brand recognition, quality and variety of content, member loyalty, demographic focus, variety of value-added services, ease-of-use, quality of service, reliability and critical mass. We compete, directly and indirectly, for advertisers, viewers, members, customers and content providers with the following categories of companies:

    - publishers and distributors of traditional media, such as television, radio and print, including MTV, VH1, CMT, SPIN and their Internet affiliates;

    - online services or Web sites targeted at music consumers, such as SonicNet, ARTISTdirect/ Ultimate Band List and Launch;

    - general purpose consumer online services such as America Online and Microsoft Network, each of which provides access to music and entertainment-related content and services;

    - Web search and retrieval services and other online services such as Excite, Infoseek, Lycos and Yahoo!;

    - online music retailers such as CDnow and Amazon.com;

    - Internet radio services such as Spinner Networks and NetRadio;

    - traditional music companies, including BMG Entertainment, EMI Group, Sony Music Entertainment, Time Warner and Universal Music Group;

    - companies offering digital music compression formats, such as those of IBM, Liquid Audio, Microsoft and RealNetworks;

    - companies focused on digitally distributed music, including MP3.com, eMusic, formerly Good Noise, and various private companies; and

    - online services or Web sites targeted to enthusiasts of particular artists or bands, including Web sites maintained by their labels.

    We anticipate that the number of direct and indirect competitors will increase in the future. This could result in greater and intensified competition for users, price reductions for our advertising, reduced margins, greater operating losses or loss of market share, any of which would materially adversely affect our business, results of operations and financial condition.

    We believe our programming and content compete favorably with our competitors, as some of them lack brand recognition, depth and breadth of content and quality entertainment experience. However, many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, significantly greater name recognition and

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
substantially larger user and/or membership bases than we do and, therefore, have a significantly greater ability to attract advertisers and users. New technologies and the expansion of existing technologies may increase the competitive pressures on us. In addition, many of our competitors may be able to respond more quickly than us to new or emerging technologies and changes in Internet user requirements and to devote greater resources than we can to the development, promotion and sale of their services. See "Risk Factors -- Our market is highly competitive which may adversely affect our revenue and business."

INTELLECTUAL PROPERTY

    The music, music videos and live and archived webcasts featured on our sites include copyrighted works of third parties, including record labels, artists and songwriters. Each piece of music or music video content may have multiple copyright owners, some with rights in the sound recording covering the particular performance, others with rights in the musical composition covering the lyrics and music, and in the case of music videos, others with rights to the visual content. We have different licensing arrangements with these parties depending on our use of the song or music video and the length of portion of the song included. In some cases, we use content without a license because we do not believe a license is required; however, this area of the law is uncertain. Our arrangements range from binding written contracts to informal arrangements based on the promotional nature of the content. In some cases we pay a fee to the licensor for use of the music or music video and in other cases our use is free. We also use other content, including images that are copyrighted works of others. We rely on our working relationships with copyright owners to obtain licenses on favorable terms. Any changes in the nature or terms of these arrangements, including any requirement for us to pay significant fees for the use of the content, could have a negative impact on the availability of content for our business. See "Risk Factors -- We depend on the music industry and others for content and we may not be able to attract visitors to our Web sites if we cannot obtain that content," "--We do not have licenses for a substantial amount of music and associated artwork available on our Web sites, which may subject us to infringement damages and significant license fees or loss of access to that content" and "-- We will be required to pay additional statutory royalties for the broadcast of music on the Web which may significantly increase our operating costs."

    Pursuant to our respective agreements with our magazine content providers, we license from ROLLING STONE, THE SOURCE and DOWN BEAT their names, trademarks and content. These agreements could terminate and involve a number of other risks. See "-- Strategic Relationships -- Content Providers" and "Risk Factors -- We depend on our exclusive relationships with the publishers of ROLLING STONE, THE SOURCE and DOWN BEAT magazines for content and their brand name recognition and may not be able to attract visitors to our Web sites if these relationships terminate."

    Copyrighted material that we develop internally, as well as trademarks and domain names relating to the Tunes.com brands and the brands of ROLLING STONE, THE SOURCE and DOWN BEAT and other proprietary rights are important to our success and our competitive position. We seek to protect our copyrights, trademarks and other proprietary rights, but these actions may be inadequate. See "Risk Factors -- We may be unable to protect our trademarks and copyrights which could result in the loss of our rights or increased costs" and " -- We may not be able to prevent third parties from using our domain names which could decrease the value of these domain names."

GOVERNMENT REGULATION

    There is an increasing number of laws and regulations pertaining to the Internet, including laws or regulations relating to user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel employment and personal privacy is uncertain and developing.

    PRIVACY CONCERNS. Legislatures and government agencies have adopted and are considering adopting laws and regulations restricting the collection and use of personal information obtained from individuals when accessing Web sites, which could limit our ability to use our databases to generate revenue. See "Risk Factors -- We may be subject to liability for misuse of users' private information."

    INTERNET TAXATION. A number of legislative proposals would impose additional taxes on the sale of goods and services over the Internet, which may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from these activities. See "Risk Factors -- We may be liable for sales and other taxes which could adversely affect our ability to generate revenue from e-commerce."

    DOMAIN NAMES. Domain names are addresses on the Internet, namely the World Wide Web. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform. Although we and our magazine content providers assert trademark rights in our domain names, third parties may bring claims for infringement against us for the use of these trademarks. There can be no assurance that these domain names will not lose their value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain names if reform efforts result in a restructuring in the current system. See "Risk Factors -- We may not be able to prevent third parties from using our domain names which could decrease the value of these domain names."

    JURISDICTION. Due to the global nature of the Internet, it is possible that, although transmissions by us over the Internet originate primarily in New Jersey and we principally operate our business in Illinois, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, as our service is available over the Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

EMPLOYEES

    As of June 30, 1999, we had 89 full-time employees, including 55 in operations and development, 18 in sales and marketing and 16 in general and administrative, as well as 10 part-time employees. We also hire independent contractors and other temporary employees in our editorial, operations and administrative functions. We have never had a work stoppage and none of our personnel are represented under collective bargaining agreements. We consider our employee relations to be good.

PROPERTIES

    Our principal administrative, marketing and development facilities are located in approximately 16,238 square feet of office space in Chicago, Illinois. Our lease for our Chicago facilities expires in May 2002. We also sublease approximately 3,350 square feet of office space in New York City for use as our national sales office headquarters. The New York City sublease expires in November 1999. We believe that additional space may be required as our business expands and believe that we will be able to obtain suitable space as needed.

LEGAL PROCEEDINGS

    From time to time, we may be involved in litigation relating to claims arising out of our operations. As of the date of this prospectus, we are not engaged in any legal proceedings that are expected to have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

    The following table sets forth the name and age as of July 15, 1999 of our directors and executive officers.

                     NAME                            AGE                              POSITION
-----------------------------------------------      ---      ---------------------------------------------------------
Howard A. Tullman..............................          54   Chairman of the Board and Chief Executive Officer
Todd S. Anderman...............................          31   Vice President -- Sales
Stuart B. Frankel..............................          33   Chief Financial Officer, Treasurer and Secretary
Andy V. Jonusaitis.............................          38   Vice President -- General Counsel
Howard J. Katz.................................          31   Vice President -- Operations
Scott P. Mitchell..............................          28   Vice President -- Chief Information Officer
Jo Ann Sager...................................          43   Vice President -- Marketing
Robert R. Gheewalla............................          33   Director
Joseph H. Gleberman(1).........................          41   Director
Burton B. Goldstein, Jr.(1)(2).................          51   Director
Matthew S. Kaplan(1)(2)........................          42   Director
Scott Mednick..................................          43   Director
Jann S. Wenner.................................          53   Director

-------------------

(1) Member of the compensation committee.

(2) Will become a member of audit committee upon the completion of the offering.

    HOWARD A. TULLMAN has served as our Chairman since February 1999 and as our Chief Executive Officer and a director since our June 1997 reorganization from an Illinois limited liability company to a Delaware corporation. He also served as a manager of the limited liability company from September 1996 to June 1997. Mr. Tullman also serves as a director of UBID, Inc. and serves as the Chairman of the board of directors of The Cobalt Group, Inc. From June 1993 to January 1998, Mr. Tullman served as Chief Executive Officer of Imagination Pilots, Inc., a developer and producer of interactive CD games and educational software. From 1990 to May 1993, Mr. Tullman served as Chief Executive Officer of Eager Enterprises Inc., a venture capital firm concentrating in investments in the information and computer industries. Mr. Tullman holds a B.A. and J.D. from Northwestern University.

    TODD S. ANDERMAN has served as our Vice President -- Sales since May 1999. From 1990 to April 1999, Mr. Anderman was employed by Ziff Davis, a large publisher, in various capacities. In his most recent position with Ziff Davis, as National Associate Publisher, Mr. Anderman headed the sales and marketing efforts of FAMILY PC magazine where he implemented brand recognition campaigns and integrated marketing programs designed to generate consumer and technology-based advertising for the magazine. Mr. Anderman, who holds a B.A. from Brandeis University, also has consulted for Internet start-ups.

    STUART B. FRANKEL has served as our Chief Financial Officer, Treasurer and Secretary since April 1998. From May 1996 to April 1998, Mr. Frankel was employed by Zaring National Corporation, a publicly-traded homebuilder, in various capacities including Vice President of Acquisitions and Development and Director of Information Technology. From August 1993 to May 1996, Mr. Frankel was employed as a corporate attorney with Frost & Jacobs LLP in Cincinnati, Ohio. Mr. Frankel holds a B.S. in Business from Miami University and a J.D. from Vanderbilt University School of Law. Mr. Frankel is a Certified Public Accountant.

    ANDY V. JONUSAITIS has served as our Vice President -- General Counsel since December 1998. From January 1998 to December 1998, Mr. Jonusaitis served as Vice President and General Counsel of May & Speh, Inc., a publicly traded company providing computer-based information management services. Prior to joining May & Speh, Mr. Jonusaitis was a partner in the Chicago law firm of Freeborn & Peters where he spent over 11 years in that firm's corporate and securities group. Mr. Jonusaitis holds a B.A., M.A. and J.D. from Northwestern University.

    HOWARD J. KATZ has served as our Vice President -- Operations since June 1998 and as our Vice President -- Business Development from September 1996 to June 1998. From September 1994 to August 1996, Mr. Katz attended the graduate school of business of Northwestern University. From September 1990 to December 1995, Mr. Katz served as Vice President of Business Development for Neurocorp, Inc., a publicly traded medical technology company specializing in database profiling and telephonic medicine. Mr. Katz holds a B.A. from the University of Michigan and an M.B.A. from Northwestern University.

    SCOTT P. MITCHELL has served as our Vice President -- Chief Information Officer since September 1998. From February 1996 to September 1998, Mr. Mitchell served as Senior Manager of Systems Engineering at Arthur Andersen LLP. From May 1994 to January 1996, Mr. Mitchell served as a software engineer for Sunstone Imports, Inc. Mr. Mitchell holds a B.S. and a B.A. from Illinois State University and an M.S. in Management and Organizational Behavior, an M.B.A. and M.S. in Management Information Systems from Benedictine University.

    JO ANN SAGER has served as our Vice President -- Marketing since August 1998. From October 1996 to February 1998, Ms. Sager served as Director of Corporate Strategy for BackWeb Technologies Ltd. From May 1994 to August 1996, Ms. Sager worked in marketing at IBM Corporation, first as Public Relations Director for IBM's Personal Software Products division and, then, as the first Communications Director for IBM's Software Group. Prior to 1994, Ms. Sager worked for 12 years in technology marketing and was an analyst at the Central Intelligence Agency. She holds a B.A. from Wake Forest University.

    ROBERT R. GHEEWALLA has served as a director since August 1998. Mr. Gheewalla serves as a Vice President of Goldman, Sachs & Co. where he has worked since June 1994. Mr. Gheewalla currently serves on the board of directors of Recovery Engineering, Inc. Mr. Gheewalla holds a B.A. from Tufts University, an M.S. from the London School of Economics and an M.B.A. from Harvard University.

    JOSEPH H. GLEBERMAN has served as a director since August 1998. Since 1982, Mr. Gleberman has served in various investment banking capacities for Goldman, Sachs & Co. Mr. Gleberman became a partner of Goldman Sachs in 1990 and, since 1996, he has served as Managing Director. Mr. Gleberman currently serves on the board of directors of Applied Analytical Industries, Inc., BackWeb Technologies Ltd., Dade Behring Holdings, Inc. and Ticketmaster Online -- CitySearch, Inc. He holds a B.A. and M.A. from Yale University and an M.B.A. from the Stanford University Graduate School of Business.

    BURTON B. GOLDSTEIN, JR. has served as a director since May 1999. Since January 1999, Mr. Goldstein has served as President of netWorth Partners, L.P., an Internet investment fund advised by Mellon Ventures. In 1981, Mr. Goldstein co-founded Information America, a provider of on-line information regarding corporations, people and assets and related products and services, and served as its Chairman and President until September 1998. Mr. Goldstein holds a B.A. and J.D. from the University of North Carolina at Chapel Hill.

    MATTHEW S. KAPLAN has served as a director since June 1997. For the past 20 years Mr. Kaplan held several senior management positions at Stone Container Corporation before resigning his most recent position in March 1999 to pursue other interests. From November 1998 until March 1999, Mr. Kaplan served as Vice President and General Manager of Smurfit-Stone Container Corporation's Corrugated Container Division. From April 1997 to November 1998, Mr. Kaplan served as Senior Vice President for North American Operations of Stone Container Corporation and from June 1993 until March 1997, he served as Senior Vice President and General Manager of Stone's Corrugated Container Division. Mr. Kaplan holds a B.S. from the Wharton School, University of Pennsylvania and an M.B.A. from the University of Chicago.

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
    SCOTT MEDNICK has served as a director since July 1999. Since July 1998, Mr. Mednick has served as Chairman and Chief Strategic Officer of Xceed Inc., an integrated marketing and communications company. In 1982, Mr. Mednick founded the predecessor of THINK New Ideas, Inc., a marketing and communications company, and served as its Chairman and Chief Executive Officer until June 1998. Mr. Mednick serves on the National Board of Directors of Arnold Schwarzenegger's Inner City Games Foundation as well as the Board of Communications Advisors to Children Now.

    JANN S. WENNER has served as a director since June 1999. Mr. Wenner is the founder of ROLLING STONE MAGAZINE and has served as Chairman of Wenner Media Incorporated since 1993. In his capacity as Chairman of Wenner Media, Mr. Wenner oversees the publication of ROLLING STONE MAGAZINE, US THE ENTERTAINMENT MAGAZINE and MEN'S JOURNAL. In April 1997, Mr. Wenner was inducted to the American Society of Magazine Editors' Hall of Fame. He currently serves as the Vice Chariman of the Rock and Roll Hall of Fame.

BOARD COMPOSITION

    Following this offering, the board of directors will be divided into three classes with directors serving staggered three-year terms, except for the first term of Class I directors, who initially will serve a one-year term, and Class II directors, who initially will serve a two-year term. Messrs. Gleberman and Kaplan will be Class I directors with a term expiring at our annual stockholders' meeting in 2000; Messrs. Gheewalla, Goldstein and Mednick will be Class II directors with a term expiring at our annual stockholders' meeting in 2001; and Messrs. Tullman and Wenner will be Class III with a term expiring at our annual stockholders' meeting in 2002. Our bylaws will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting form an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Tunes.com. See "Risk Factors -- Anti-takeover provisions in our charter, bylaws and Delaware law could make third-party acquisition of us more difficult and could reduce the price investors are willing to pay for our stock."

    The board of directors selects our officers, who serve at the discretion of the board. Each of our officers and directors, other than non-employee directors, devotes his or her full time to our affairs. There are no family relationships among our directors and executive officers.

    Messrs. Tullman, Gheewalla, Gleberman, Goldstein, Kaplan, Mednick and Wenner currently serve as directors in accordance with the terms of our certificate of incorporation and a stockholders' agreement we have entered into with our stockholders. Prior to the closing of this offering, the stockholders' agreement will terminate and the certificate of incorporation will be amended to eliminate these provisions. Mr. Wenner also serves as a director in accordance with our agreement with Straight Arrow, which provides Straight Arrow with the right to appoint one director during the term of the agreement. This provision will continue to be in effect after this offering.

COMMITTEES OF THE BOARD OF DIRECTORS

    The board of directors has established a compensation committee and an audit committee. The compensation committee makes determinations regarding salaries, bonuses and other compensation for our executive officers, including stock option grants to our directors, executive officers, employees and consultants under the 1997 and 1999 stock option plans. The compensation committee consists of Messrs. Gleberman, Goldstein and Kaplan. The audit committee of the board will review our internal accounting practices, make recommendations to the board regarding the selection of independent auditors and review the results and scope of the audit and other services provided by our independent auditors. The audit committee will consist of Messrs. Goldstein and Kaplan after the completion of this offering.

COMPENSATION OF DIRECTORS

    Directors who are also employees are not separately compensated for serving on our board of directors. However, they are eligible to receive options to purchase common stock under our 1997 and 1999 stock option plans, as are our other employees, non-employee directors and consultants. Employee directors are also reimbursed for related travel expenses. Although our non-employee directors do not receive cash compensation for their services, non-employee directors may receive options through participation in our 1997 and 1999 stock option plans and reimbursement for related travel expenses. In November 1997, we granted Thomas Cohen, a former director, options to purchase 6,250 shares of common stock at an exercise price of $4.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of our compensation committee is an officer or employee of Tunes.com. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. For a description of certain related party transactions between us and Messrs. Gleberman, Goldstein and Kaplan, see "Related Party Transactions."

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table summarizes the compensation paid by us during 1998 to our Chief Executive Officer and our other most highly compensated executive officers whose salary and bonus were in excess of $100,000, and our former Chairman and former President.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      -------------
                                                                ANNUAL COMPENSATION    SECURITIES
                                                               ---------------------   UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                                      SALARY      BONUS       OPTIONS     COMPENSATION
-------------------------------------------------------------  ----------  ---------  -------------  ------------
Howard A. Tullman,...........................................  $  120,000  $  25,000       75,000     $       --
  Chairman of the Board of Directors and Chief Executive
    Officer

Stuart B. Frankel,...........................................      82,250     37,500       93,750             --
  Chief Financial Officer, Treasurer and Secretary

Howard J. Katz,..............................................      93,125     25,000       15,625             --
  Vice President -- Operations

Jerry Mickelson,.............................................     120,000     25,000       75,000(1)     115,000(2)
  former Chairman

Patrick J. Blake,............................................     120,000     25,000       75,000        166,249(3)
  former President

------------------------

(1) Pursuant to a severance agreement with Tunes.com, all of Mr. Mickelson's stock options were transferred to Jam Enterprises Corp., of which Mr. Mickelson is a principal shareholder, executive officer and director. See "Related Party Transactions -- Transactions with our Stockholders, Executive Officers and Directors -- Severance Agreements."

(2) Pursuant to a binding letter of intent entered into in December 1998, we became obligated to make a severance payment to Mr. Mickelson. In accordance with the definitive agreement entered into on January 15, 1999, we paid $115,000 to Mr. Mickelson. See "-- Employment Agreements" and "Related Party Transactions -- Transactions with our Stockholders, Executive Officers and Directors -- Severance Agreements."

(3) Pursuant to a severance agreement with Tunes.com, Mr. Blake's employment terminated on December 31, 1998. In accordance with this severance agreement, Tunes.com paid $166,249 to Mr. Blake. See "-- Employment Agreements" and "Related Party Transactions -- Transactions with our Stockholders, Executive Officers and Directors -- Severance Agreements."

OPTION GRANTS DURING 1998

    The following table sets forth information concerning grants of stock options during 1998 to the individuals named in the Summary Compensation Table above. We have never granted any stock appreciation rights. All options granted in 1998 were granted under our 1997 stock option plan. In accordance with the 1997 stock option plan, each grant had an exercise price equal to the fair market value of our common stock on the date of grant as determined by our board of directors, and the options have a ten-year term. Upon the completion of this offering, all of the options listed in the table below will automatically vest and become immediately exercisable. See "-- Stock Incentive Plans" and "Risk Factors -- Acceleration of vesting of options upon completion of this offering may reduce the commitment of employees and key individuals."

                                                         INDIVIDUAL GRANTS
                                        ----------------------------------------------------   POTENTIAL REALIZABLE
                                                      PERCENT OF                                 VALUE AT ASSUMED
                                         NUMBER OF   TOTAL OPTIONS                            ANNUAL RATES OF STOCK
                                        SECURITIES    GRANTED TO                              PRICE APPRECIATION FOR
                                        UNDERLYING   EMPLOYEES IN    EXERCISE                     OPTION TERM(2)
                                          OPTIONS     FISCAL YEAR    PRICE PER   EXPIRATION   ----------------------
NAME                                      GRANTED       1998(1)        SHARE        DATE          5%         10%
--------------------------------------  -----------  -------------  -----------  -----------  ----------  ----------
Howard A. Tullman.....................      62,500          10.7%    $    4.00     01/01/08   $  157,224  $  398,436
                                            12,500           2.1          6.00     03/10/08       47,167     119,531

Stuart B. Frankel.....................      75,000          12.8          6.00     04/17/08      283,003     717,184
                                            18,750           3.2          6.00     04/01/08       70,751     179,296

Howard J. Katz........................      15,625           2.7          6.00     03/01/08       58,959     149,413

Jerry Mickelson(3)....................      62,500          10.7          4.00     01/01/08      157,224     398,436
                                            12,500           2.1          6.00     03/10/08       47,167     119,531

Patrick J. Blake......................      62,500          10.7          4.00     01/01/08      157,224     398,436
                                            12,500           2.1          6.00     03/10/08       47,167     119,531

------------------------

(1) Based on an aggregate of 584,713 options granted to employees in 1998, including options granted to the individuals named in this table.

(2) This table presents the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The SEC rules mandate the use of 5% and 10% assumed rates of appreciation. These rates of appreciation do not represent our estimate or projection of future increases in the price of our common stock. Actual gains, if any, on stock option exercises and common stock depend on the future performance of our common stock and the overall stock market conditions. There is no assurance that we will achieve the rates of appreciation in the table.

(3) Pursuant to a severance agreement with Tunes.com, Mr. Mickelson's stock options were transferred to Jam Enterprises Corp., of which Mr. Mickelson is a principal shareholder, executive officer and director. See "Related Party Transactions -- Transactions with our Stockholders, Executive Officers and Directors -- Severance Agreements."

1998 FISCAL YEAR END OPTIONS

    The following table shows the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1998 and the values of these exercisable and unexercisable options. None of the individuals named in the Summary Compensation Table above exercised stock options during 1998. The value of unexercised in-the-money options at December 31, 1998 is based on the difference between $8.00, which represents the fair market value of one share of common stock on December 31, 1998 as determined by our board of directors, and the exercise price for these options. An option is in-the-money if the fair market value of the underlying securities is greater than the exercise price of the option.

                          1998 FISCAL YEAR END OPTIONS

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                     OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS
                                                               1998                AT DECEMBER 31, 1998
                                                    --------------------------  ---------------------------
NAME                                                EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------------------------------------  -----------  -------------  ------------  -------------
Howard A. Tullman(1)..............................     408,038            --    $  2,195,050   $        --
Stuart B. Frankel.................................      56,250        37,500         112,500        75,000
Howard J. Katz....................................      28,525        20,313         200,380        50,000
Jerry Mickelson(1)................................     279,063        57,163       1,472,790       320,110
Patrick J. Blake(1)...............................     221,900            --       1,152,680            --

------------------------

(1) Pursuant to agreements with Tunes.com, the vesting of 132,163 stock options held by each of Mr. Tullman and Mr. Mickelson and 75,000 stock options held by Mr. Blake was accelerated and reflected as exercisable at December 31, 1998.

EMPLOYMENT AGREEMENTS

    In June 1997, we entered into a three-year employment agreement with Howard
A. Tullman, our Chairman and Chief Executive Officer, which expires in June 2000. Mr. Tullman's current annual base salary is $175,000. The employment agreement provides for an annual discretionary bonus, with a target bonus of at least $25,000. The employment agreement prohibits Mr. Tullman from competing with us and soliciting our customers and employees during the term of the employment agreement and for the 12-month period after the date of his termination. If we terminate the employment agreement, we are required to make severance payments to Mr. Tullman over a six-month period in the aggregate amount of $45,000.

    On April 1, 1998, we entered into a two-year employment agreement with Stuart B. Frankel, our Chief Financial Officer, Treasurer and Secretary. Mr. Frankel's current annual base salary is $150,000. In addition, his employment agreement provides for a guaranteed minimum annual bonus of $25,000. Upon commencement of his employment, we granted Mr. Frankel options to purchase 75,000 shares of common stock at an exercise price of $6.00 per share, 37,500 of which vested on December 31, 1998 and the remaining 37,500 of which will vest on the completion of this offering, similar to other options granted under the 1997 stock option plan. The employment agreement prohibits Mr. Frankel from competing with us and soliciting our customers and employees during the term of the employment agreement and for the 12-month period commencing on the date of his termination. If we terminate the employment agreement, we are required to pay Mr. Frankel $50,000 over a six-month period following the date of his termination, in addition to the pro rata portion of any guaranteed bonus earned as of the date of his termination.

    In June 1997, we entered into a three-year employment agreement with Jerry Mickelson, our former Chairman, with terms similar to the employment agreement with Mr. Tullman. Pursuant to a severance agreement effective January 15, 1999, Mr. Mickelson's employment with us terminated on that date, and we paid him $115,000. This severance agreement restricted Mr. Mickelson from competing with us and prohibited Mr. Mickelson from soliciting our clients and employees until June 30, 1999. See "Related Party Transactions -- Transactions with our Stockholders, Executive Officers and Directors -- Severance Agreements."

    In June 1997, we entered into a three-year employment agreement with Patrick
J. Blake, our former President, with terms similar to the employment agreement with Mr. Tullman. Pursuant to a severance agreement effective December 31, 1998, Mr. Blake's employment with us terminated on that date, and we paid Mr. Blake $166,249. This severance agreement prohibits Mr. Blake from competing with us and soliciting our clients and employees until December 31, 1999. See "Related Party Transactions -- Transactions with our Stockholders, Executive Officers and Directors -- Severance Agreements."

STOCK INCENTIVE PLANS

    1997 STOCK OPTION PLAN. Tunes.com's 1997 stock option plan authorizes the grant of options to purchase up to 1,937,500 shares of common stock. We may grant incentive stock options only to employees, including officers, but can grant non-qualified options to employees, consultants, officers and directors of Tunes.com and our subsidiaries. The 1997 stock option plan may be administered by the full board of directors or a compensation committee appointed by the board of directors consisting of at least two members of the board. Currently, the compensation committee administers the 1997 stock option plan. The compensation committee has the authority to determine the material terms under which options are granted, including the individuals to whom such options may be granted, exercise prices and numbers of shares subject to options, and the time or times during which options may be exercised. The compensation committee consists of Messrs. Gleberman, Goldstein and Kaplan.

    The exercise price of each option granted under the 1997 stock option plan must be equal to or greater than the fair market value of our common stock on the date of grant. Options may not be exercised later than ten years from the date of grant. Upon the effectiveness of the registration statement of which this prospectus forms a part, all but up to 78,144 unvested options which have not previously expired will automatically accelerate and become immediately exercisable.

    Options granted under the 1997 stock option plan generally are not transferable, except by will, by the laws of descent or distribution or pursuant to a qualified domestic relations order. Options granted will, in general, terminate three months, or 30 days if termination results from a violation of the optionee's duties to us, after the holder ceases to be an employee, director or consultant of Tunes.com or any subsidiary, except in the case of death or disability, in which event the vested options generally may be exercised at any time within six months following the date of death or disability. In no event may an option be exercised later than the originally prescribed term of the option.

    As of June 30, 1999, options to purchase a total of 1,910,639 shares of common stock at a weighted average exercise price of $4.16 per share were outstanding. Of these options, options to purchase 1,832,495 shares of common stock will be fully vested and exercisable upon the completion of this offering. As of June 30, 1999, we had 21,524 shares of common stock available for future grants under the 1997 stock option plan.

    1999 STOCK OPTION PLAN. The number of shares of common stock subject to the 1999 stock option plan is 1,625,000 shares. An additional 312,500 shares will become available for issuance under the 1999 plan in each of the years 2000, 2001 and 2002. Most of the material terms of the 1999 stock option plan are similar to those of the 1997 stock option plan, although options under the 1999 plan do not vest as a result of this offering. As of June 30, 1999, options to purchase 422,125 shares of common stock at a weighted average exercise price of $8.00 were outstanding under the 1999 stock option plan.

    EMPLOYEE STOCK PURCHASE PLAN. The compensation committee has recommended to our board of directors the approval of an employee stock purchase plan under which a total of 250,000 shares of common stock will be made available for sale to our employees. The purchase plan is intended to qualify as an employee stock purchase plan meeting the requirements of Section 423 of the Internal Revenue Code of 1986, and will be administered by our board of directors or a committee appointed by it. Full-time employees are eligible to participate in the purchase plan if they have been employed by us for at least 90 days. The purchase plan permits eligible employees to purchase our common stock through payroll deductions. However, these deductions may not exceed 15% of an employee's compensation and are subject to other limitations.

    The purchase plan's initial purchase period will be a three-month term starting on October 1, 1999 and ending on December 31, 1999. The plan's subsequent offering periods will consist of six-month terms beginning in each calendar year on the first business day of the months of January and July and ending on the last business day in the months of June and December, respectively. Each participant will be entitled, through a payroll deduction account, to accumulate funds to purchase common stock on the last day of each purchase period. The purchase price for each share of common stock will be set by the plan administrator. The price will be a fixed percentage, not less than 85%, of the fair market value of the common stock either on the beginning date of the offering period or the ending date of the offering period, whichever is lower. Employees may modify or terminate their participation in the purchase plan at any time during a purchase period. Their participation in the plan will immediately end upon the termination of their employment with us. The purchase plan will terminate in 2004.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    Our certificate of incorporation authorizes us to indemnify each officer and director against liabilities to the fullest extent permitted by Delaware law. Our certificate of incorporation also eliminates the personal liability of our directors to us and our stockholders for monetary damages incurred as a result of a breach of their duty of care to the fullest extent permitted by Delaware law. Delaware law currently provides that a director's liability for breach of fiduciary duty to a corporation may be eliminated except for liability for:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful dividends or unlawful stock repurchases or redemptions; and

    - any transaction from which the director derives an improper personal benefit.

    Delaware law allows persons who serve on the board of directors of a Delaware corporation to be protected from awards of monetary damages for negligence in the performance of their duties as directors, but this section of Delaware law does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of Delaware law will automatically be incorporated by reference into our certificate of incorporation, without a vote of our stockholders, unless otherwise required. In addition, we maintain a directors and officers liability insurance policy which provides for indemnification of our directors, officers and employees for particular liabilities.

    The indemnification and limitation of liability provisions in our certificate of incorporation and bylaws may discourage our stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

    We also intend to enter into agreements to indemnify our directors, in addition to the indemnification provided for under Delaware law and in our certificate of incorporation and bylaws. The agreements will indemnify our directors for expenses, including attorneys' fees, judgments, fines and settlement amounts they incur in any lawsuit arising out of their service as a director. We believe that these provisions and agreements are important to attract and retain qualified directors.

                           RELATED PARTY TRANSACTIONS

FOUNDERS' TRANSACTIONS

    In connection with the organization of our predecessor, Digital Entertainment Network, L.L.C., Howard A. Tullman received a 5% equity interest of Digital Entertainment Network, and Jam Enterprises Corp., of which Jerry Mickelson, our former Chairman, is a principal shareholder, executive officer and director, received a 13.97% equity interest. In addition, Red 5 Management, Inc., of which Patrick J. Blake, our former President, is a principal shareholder, executive officer and director, received a 2.33% equity interest. Howard A. Tullman, Jam Enterprises and Red 5 Management served as managers of Digital Entertainment Network until Digital Entertainment Network reorganized into our company in June 1997.

TRANSACTIONS WITH OUR STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS

    REGISTRATION RIGHTS AGREEMENT. We entered into a registration rights agreement with all purchasers of our preferred stock and several holders of our warrants. See "Description of Capital Stock -- Registration Rights Agreement."

    STOCKHOLDERS' AGREEMENT. In June 1997, we entered into a stockholders' agreement with our then current stockholders. All other purchasers of our common stock and preferred stock have also entered into this agreement. This agreement will automatically terminate immediately prior to the completion of this offering. This agreement provides as follows:

    - The holders of the Series A preferred stock have the right to appoint the number of directors based upon their percentage ownership of our capital stock and the holders of the Series E preferred stock have the right to appoint one director;

    - At least one director appointed by the holders of the Series A preferred stock and the director appointed by the holders of the Series E preferred stock must be present at a board of directors meeting in order to constitute a quorum; and

    - At least one director appointed by the holders of the Series A preferred stock and the director appointed by the holders of the Series E preferred stock must approve material actions including the following:

       --  amending our certificate of incorporation or bylaws;

       --  issuing any shares of capital stock except in limited circumstances;

       --  entering into any merger or other acquisition agreement;

       --  making significant capital expenditures or changing our business; and

       --  entering into any employment agreements with executive officers.

In addition, the agreement restricts each holder from transferring in excess of 250,000 shares of our capital stock unless the holder first offers the shares, on the same terms and conditions, to Tunes.com and, then, to our other stockholders.

    ROLLING STONE AGREEMENT. Under our agreement with Straight Arrow, we are required to pay an annual license fee of $1.0 million for the initial term and purchase at least $1.1 million of advertising annually in ROLLING STONE magazine in order to use trademarks, domain names and exclusive content of ROLLING STONE. In addition, we issued Straight Arrow a warrant, exercisable at $2.40 per share, to purchase the number of shares of our common stock which would provide Straight Arrow with a 10% equity interest in Tunes.com. The warrant expires in November 2007. As of June 30, 1999, the number of shares issuable under this warrant was 1,277,379. Jann Wenner, a director of our company, is the

Chief Executive Officer of Straight Arrow. See "Business -- Strategic
Relationships: Content Providers."

    SEVERANCE AGREEMENTS. Mr. Mickelson's employment agreement with us terminated and he resigned as Chairman and as a director effective January 15, 1999, in consideration for, among other things, a severance payment of $115,000. In addition, we accelerated the vesting date of stock options to purchase 132,163 shares of common stock held by Mr. Mickelson and Jam Enterprises to January 15, 1999. The severance agreement also provided for the immediate acceleration of vesting of stock options to purchase 132,163 shares of common stock held by Mr. Tullman. Jam Enterprises has agreed to serve as our consultant without further cash compensation until June 2, 2000.

    Mr. Blake's employment agreement with us terminated and he resigned as President and as a director effective December 31, 1998, in consideration for, among other things, a severance payment of $166,249. In addition, we accelerated the vesting of all stock options held by Mr. Blake that had not yet vested, representing options to purchase 75,000 shares of common stock, to December 31, 1998. Mr. Blake has agreed to serve as our consultant without further cash compensation until June 2, 2000. See "Management -- Employment Agreements."

    JAM PRODUCTIONS AGREEMENTS. As of February 28, 1997, we entered into a trademark license agreement with Jam Productions, Ltd., of which Jerry Mickelson, our former Chairman, is an executive officer and director. The Jam Productions license agreement provides us with an exclusive license to use the JAMTV.COM domain name and an exclusive license to use JAMTV, JAMTV.COM and related trademarks in connection with the Internet. In addition, as of March 31, 1997, we entered into a multimedia content agreement with Jam Productions where it agreed to first offer to us opportunities to acquire or license multimedia content from third parties. The license and rights under the multimedia content agreement were granted to us in consideration for the goodwill accruing to Jam Productions through our use of the domain name and the related JAMtv trademarks. In connection with Mr. Mickelson's severance agreement with us, the multimedia content agreement was terminated and the trademark license agreement was amended to provide for its termination on the earlier of December 31, 1999 and 180 days after we cease using the trademarks. However, our license to use the JAMTV.COM domain will in no event terminate before December 31, 1999. Prior to the first anniversary of the termination of the trademark license agreement, we may request that Jam Productions transfer to us all of the existing or pending registrations and applications for registration for the above-named trademarks if we comply with the requests of Jam Productions to pay the applicable filing, maintenance and attorneys' fees for the marks so transferred.

    MANAGEMENT FEES. During 1997, we paid Jam Enterprises an aggregate of $56,250 for managerial services provided to us during 1996 and 1997. Mr. Mickelson, our former Chairman, is a principal shareholder, executive officer and director of Jam Enterprises.

    JAM PRODUCTIONS OPERATING EXPENSES. We reimbursed Jam Productions $65,000 in 1998 and $90,000 in 1997 for operating expenses incurred by it on our behalf. Jerry Mickelson, our former Chairman, is the Chairman, Executive Vice President and director of Jam Productions.

    PURCHASE OF TECHNOLOGY FROM IMAGINATION PILOTS ENTITIES. In March 1997 and in June 1997, we acquired from Imagination Pilots, Inc. CD-ROM technology, an asset management system and a defect tracking system for an aggregate of $310,000. Howard A. Tullman, our Chairman and Chief Executive Officer, was a principal shareholder of Imagination Pilots, and served as chief executive officer and director of Imagination Pilots until it began winding up its business in January 1998.

    In addition, on November 1, 1997, JAMtv Interactive Services Corporation, our wholly-owned subsidiary, purchased substantially all of the assets of Imagination Pilots Entertainment, Inc. for aggregate cash payments of $60,000. Mr. Tullman is a principal shareholder of Imagination Pilots Entertainment and has served as its chief executive officer and director since September 1997.

    IMAGINATION PILOTS ENTERTAINMENT SERVICES. In 1996 and 1997, we paid Imagination Pilots Entertainment approximately $75,000 and $95,000, respectively, for various services, including rent of office facilities, use of personnel and other operating activities. Howard A. Tullman, our Chairman and Chief Executive Officer, is a principal shareholder of Imagination Pilots Entertainment and has served as its Chief Executive Officer and director since September 1997.

    LEASE. Our lease agreement with MAC Management Co., Inc., as agent for 640 LaSalle Partners Limited Partnership, provides us with 16,238 square feet of office space at 640 North LaSalle Street in Chicago, Illinois. The lease expires in May 2002. Howard A. Tullman, our Chairman and Chief Executive Officer is a limited partner of 640 LaSalle Partners. Currently, our monthly lease payments are approximately $24,000 and increase approximately 3% per year. In June 1997, we subleased 20% of our office space to Imagination Pilots, Inc. in exchange for Imagination Pilots' agreement to pay its proportionate share of the rental payments. Mr. Tullman was a principal shareholder and served as Chief Executive Officer of Imagination Pilots. The sublease terminated in May 1998, after Imagination Pilots wound up its business.

ISSUANCE OF SECURITIES

    ISSUANCE OF NOTES. Digital Entertainment Network issued an aggregate of $500,000 principal amount of notes as of March 31, 1997, which accrued interest at 5.5% per annum. Digital Entertainment Network sold the notes for an aggregate of $500,000 of cash to members of Digital Entertainment Network.

    REORGANIZATION. On June 2, 1997, our predecessor, Digital Entertainment Network, was reorganized into our company. In conjunction with the reorganization, each member's percentage ownership interest in Digital Entertainment Network was exchanged for the same percentage ownership interest in the 1,438,163 shares of common stock issued by us. Howard A. Tullman received 71,913 shares of common stock, Jam Enterprises received 200,888 shares of common stock and Red 5 Management received 33,488 shares of common stock.

    ISSUANCE OF PREFERRED STOCK AND CONVERTIBLE NOTES. Concurrently with the reorganization in June 1997, we issued 1,500,000 shares of Series A-I preferred stock to affiliates of The Goldman, Sachs Group, Inc. for $4.5 million of cash. All shares of the Series A-I preferred stock were sold at $3.00 per share and 166,666 shares of Series A-I preferred stock to the holders of Digital Entertainment Network's notes which were issued as of March 31, 1997.

    In October 1997, we issued 200,000 shares of Series A-II preferred stock for $5.00 per share to affiliates of The Goldman Sachs Group for a cash payment of $1.0 million.

    Between October 31, 1997 and December 1997, we issued an aggregate of 472,000 shares of Series B preferred stock for $2.3 million of cash and $20,000 of professional fees. Doerge-Internet, L.P., which owned approximately 10.8% of our outstanding capital stock as of the date of this prospectus, purchased 200,000 shares of Series B preferred stock for a cash payment of $1.0 million. The purchase price for the Series B preferred stock was $5.00 per share.

    During February and March 1998, we issued an aggregate of 533,334 shares of Series C preferred stock for $4.0 million of cash. Doerge-Internet purchased 66,667 shares of Series C preferred stock for a cash payment of $500,000. The purchase price for the Series C preferred stock was $7.50 per share.

    During May and June 1998, we issued 150,000 shares of Series A-III preferred stock and 666,136 shares of Series D preferred stock for an aggregate of $8.2 million of cash. We sold 150,000 shares of Series A-III preferred stock to affiliates of The Goldman Sachs Group and 150,000 shares of Series D preferred stock to Doerge-Internet. The purchase price for the Series A-III and Series D preferred stock was $10.00 per share.

    During March and April 1999, we issued an aggregate of $4.0 million principal amount of convertible promissory notes and warrants to purchase an aggregate of 49,938 shares of common stock for $4.0 million of cash. The notes accrued interest at 8% per annum. The warrants have an exercise price of $8.00 per share and expire upon the closing of this offering. We issued to affiliates of The Goldman Sachs Group $750,000 in principal amount of convertible promissory notes and warrants to purchase 9,375 shares of common stock. The principal of these notes, plus accrued interest, automatically converted into our Series A-IV and Series E preferred stock upon the closing of the Series A-IV and Series E preferred stock in May 1999.

    During May 1999, we issued 76,165 shares of Series A-IV preferred stock and 1,955,661 shares of Series E preferred stock for an aggregate of $15.3 million of cash and the conversion of all $4.0 million of outstanding convertible promissory notes that we issued in March and April 1999. We sold all 76,165 of the shares of Series A-IV preferred stock to affiliates of The Goldman Sachs Group and 750,000 shares of Series E preferred stock to netWorth Partners I, LLC. Burton Goldstein, Jr., a director of our company, serves as President of netWorth. In addition, Scott Mednick, a director of our company, purchased 10,000 shares of Series E preferred stock. The purchase price of the Series A-IV and Series E preferred stock was $10.00 per share.

                             PRINCIPAL STOCKHOLDERS

    The table below sets forth information with respect to the beneficial ownership of our common stock as of July 15, 1999, and as adjusted to reflect the sale of the shares in this offering, by: (1) each person who we know beneficially owns more than 5% of our common stock, (2) each director, (3) each individual named in the Summary Compensation table above, and (4) all directors and executive officers as a group.

                                                                                    PERCENT OF COMMON STOCK
                                                                      NUMBER OF      BENEFICIALLY OWNED (2)
                                                                        SHARES    ----------------------------
                                                                      BENEFICIALLY    BEFORE         AFTER
NAME OF BENEFICIAL OWNER(1)                                            OWNED(2)     OFFERING       OFFERING
--------------------------------------------------------------------  ----------  -------------  -------------
Robert R. Gheewalla(3)..............................................   2,417,081         26.6%          18.5%
Joseph H. Gleberman(3)..............................................   2,417,081         26.6           18.5
The Goldman Sachs Group, Inc.(3)....................................   2,417,081         26.6           18.5
85 Broad Street,
New York, NY
Jann S. Wenner(4)...................................................   1,277,379         12.3            8.9
Straight Arrow Publishers Company, L.P.(4)..........................   1,277,379         12.3            8.9
1290 Avenue of the Americas
New York, New York
Doerge-Internet, L.P................................................     968,714         10.7            7.4
30 S. Wacker Drive, Suite 2112
Chicago, Illinois
Burton B. Goldstein, Jr.(5).........................................     937,500         10.3            7.2
netWorth Partners I, LLC(5).........................................     937,500         10.3            7.2
One Buckhead Plaza, Suite 780
3060 Peachtree Road
Atlanta, Georgia
Jerry Mickelson(6)..................................................     508,971          5.4            3.8
207 West Goethe Street
Chicago, Illinois
Jam Enterprises Corp.(6)............................................     508,971          5.4            3.8
207 West Goethe Street
Chicago, Illinois
SBIC Partners II, L.P...............................................     500,000          5.5            3.8
840 Newport Center Drive, Suite 840
Newport Beach, California 92660
Howard A. Tullman(7)................................................     479,950          5.1            3.6
Patrick J. Blake(8).................................................     255,388          2.7            1.9
Stuart B. Frankel(9)................................................     112,500          1.2          *
Howard J. Katz(10)..................................................     111,338          1.2          *
Matthew S. Kaplan...................................................      30,035        *              *
Scott Mednick.......................................................      12,500        *              *
All directors and executive officers as a group (13 persons)........   5,628,283         49.8           36.8

------------------------

   * Less than one percent

 (1) Unless otherwise indicated, (a) the persons in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them, and (b) the address for each beneficial owner of more than 5% of our common stock is c/o Tunes.com Inc., 640 North LaSalle Street, Suite 560, Chicago, Illinois 60610.

 (2) The number of shares includes common stock to be issued upon conversion of preferred stock prior to the completion of this offering, and common stock that may be issued upon exercise of options and warrants that are currently exercisable or that may become exercisable within 60 days of July 15, 1999. The number of outstanding shares used in calculating percentage ownership for each person includes shares underlying options and warrants that they hold, but excludes shares underlying options and warrants held by others. The number of outstanding shares used in calculating percentage ownership after the offering also includes an assumed 125,000 additional shares that may be issued shortly following this offering in connection with our July 1998 acquisition of Tunes Network. All share amounts have been adjusted to reflect a 1.25-for-1 stock split to be effected prior to the offering.

 (3) Consists of 9,375 shares issuable upon exercise of warrants and 2,407,706 shares owned by the following investment partnerships, of which affiliates of The Goldman Sachs Group are the general partner, managing general partner or investment manager:

       - 78,694 shares and warrants to purchase 306 shares held of record by Bridge Street Fund 1997, L.P.;

       - 55,712 shares and warrants to purchase 216 shares held of record by Goldman Sachs & Co. Verwaltungs GmbH;

       - 1,510,669 shares and warrants to purchase 5,883 shares held of record by GS Capital Partners II, L.P.;

       - 600,555 shares and warrants to purchase 2,339 shares held of record by GS Capital Partners II Offshore, L.P.; and

       - 162,076 shares and warrants to purchase 631 shares held of record by Stone Street Fund 1997, L.P.

     The Goldman Sachs Group disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group and its affiliates. Each of such investment partnerships shares voting and investment power with its respective affiliates.

     Mr. Gleberman is a managing director and Mr. Gheewalla is a Vice President of Goldman, Sachs & Co., a wholly owned subsidiary of The Goldman Sachs Group. Mr. Gleberman and Mr. Gheewalla disclaim beneficial ownership of the shares owned by The Goldman Sachs Group, except to the extent of their pecuniary interests therein.

 (4) Consists of shares issuable upon exercise of warrants held by Straight Arrow Publishers Company, L.P. Mr. Wenner serves as Chief Executive Officer of Wenner Media, the general partner of Straight Arrow. Mr. Wenner disclaims beneficial ownership of all securities held by Straight Arrow.

 (5) Represents shares held by netWorth Partners I, LLC. Mr. Goldstein serves as President of netWorth Partners, L.P., the managing partner of netWorth Partners I, LLC, and disclaims beneficial ownership of these shares.

 (6) Consists of 200,888 shares held by Jam Enterprises Corp. and options to acquire 308,083 shares held by Jam Enterprises. Mr. Mickelson is a principal shareholder, executive officer and director of Jam Enterprises. Mr. Mickelson is our former Chairman. The options to acquire 308,083 shares include options to purchase 29,020 shares, which will automatically vest upon the closing of this offering based on an assumed initial public offering price of $14.00.

 (7) Consists of 71,912 shares and options to purchase 408,038 shares.

 (8) Includes options to purchase 221,900 shares held by Mr. Blake and 33,488 shares held by Red 5 Management, Inc., of which Mr. Blake is a principal shareholder, executive officer and director. Mr. Blake is our former President.

 (9) Represents options to purchase 112,500 shares held by Mr. Frankel.

 (10) Represents options to purchase 111,338 shares held by Mr. Katz.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, our authorized capital stock will consist of 50 million shares of common stock, $0.01 par value per share, and 5 million shares of preferred stock, $0.01 par value per share. The following description is a summary of the material provisions of our common and preferred stock which will be applicable upon completion of this offering and is qualified in its entirety by our certificate of incorporation and bylaws.

COMMON STOCK

    As of July 15, 1999, we had 9,080,953 shares of common stock outstanding, held by approximately 120 stockholders, which gives effect to our 1.25-for-1 stock split, assumes the conversion of all outstanding shares of preferred stock into 7,149,953 shares of common stock, and excludes all outstanding warrants and options under our stock option plans. Holders of common stock are entitled to one vote per share in all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted. Holders of common stock do not have preemptive rights, other subscription rights or conversion rights. There are no redemption provisions with respect to common stock. All outstanding shares of common stock are subordinate to, and may be adversely affected by, the shares of any series of preferred stock which we may issue in the future. The common stock does not include any sinking fund provisions. Holders of the common stock are not required to make additional capital contributions, nor subject to capital calls or other assessments. Subject to the rights of holders of any preferred stock that may be outstanding, each share of common stock is entitled to share in any distribution of capital assets remaining after payment of liabilities. Subject to the rights of holders of any preferred stock that may be outstanding, holders of common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for that purpose. Any such dividends may be paid in cash, property or additional shares of common stock. All of our issued and outstanding shares of common stock are, and all shares of our common stock sold in this offering will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

    Upon completion of this offering, there will not be any outstanding preferred stock. Under our certificate of incorporation, our board of directors may issue up to 5 million shares of preferred stock in one or more series with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered under our certificate of incorporation, without further stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that may adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, preferred stock could be utilized to discourage, delay or prevent an acquisition or change in control. We do not have any present plans to issue any shares of preferred stock.

WARRANTS

    On November 10, 1997, we issued to Straight Arrow a warrant to purchase shares of common stock at an exercise price of $2.40 per share. As of June 30, 1999, the warrant was exercisable into approximately 1,277,379 shares of common stock. The warrant expires on November 2007.

    On January 1, 1999, we issued to Source Enterprises a warrant to purchase up to 93,750 shares of our common stock at an exercise price of $8.00 per share. The warrant expires on the earliest to occur of:

    - the termination of our agreement with Source Enterprises during the initial term,

    - the expiration of our agreement if the agreement is not renewed and a public or private offering generating net proceeds to us of at least $15 million has not occurred within six months of such expiration, and

    - December 31, 2008.

    During March and April 1999, we issued warrants to purchase an aggregate of 49,938 shares of common stock in connection with our issuance of $4.0 million of convertible promissory notes. The warrants have an exercise price of $8.00 per share and expire upon the closing of this offering.

    In connection with our preferred stock financing in May 1999, we issued to SG Cowen, placement agent for the offering, a warrant to purchase 101,644 shares of common stock exercisable at $8.00 per share. The warrants expire in June 2004.

REGISTRATION RIGHTS AGREEMENT

    We have granted registration rights to the holders of all 7,149,953 outstanding shares of preferred stock and to holders of warrants to purchase 151,582 shares. Following this offering and the conversion of the preferred stock into 7,149,953 shares of common stock, and assuming exercise of these warrants, holders of 7,301,535 shares of our common stock, or 56% of the outstanding common stock, will have registration rights. These registration rights may permit these stockholders to resell their shares of Tunes.com common stock in the public market earlier than they otherwise could. The market price for our common stock could fall if stockholders sell large amounts of common stock in the public market after this offering. See "Risk Factors -- Shares eligible for future sale by our current stockholders in the public market could cause our stock price to decline."

    The registration rights are set forth in a registration rights agreement between Tunes.com and the holders of all of our outstanding preferred stock and the holders of the warrants described above. The following summary of the registration rights agreement does not purport to be complete and is subject to, and qualified in its entirety by, the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

    DEMAND REGISTRATION RIGHTS. At any time after this offering, stockholders owning at least 30% of the number of shares that are subject to registration rights may require us to file a registration statement with the SEC to register their shares under the Securities Act. The other stockholders who have registration rights may also include their shares in that registration statement. We have the right to delay filing a registration statement for up to 180 days, if it would adversely affect a material financing, acquisition or other similar transaction or would require us to make public disclosure of information that would have a material adverse effect on Tunes.com. However, we can exercise this right only once during any 12-month period.

    There is no limit on the number of times the stockholders may require us to register their shares. However, we are not required to register shares if:

    - the aggregate offering price for the shares is less than $30.0 million in the case of an underwritten offering or a registration to be effected on Form S-1, the SEC's long-form registration statement;

    - the aggregate offering price for the shares is less than $7.5 million in the case of a non-underwritten offering on Form S-3, the SEC's short-form registration statement; or

    - the demand for registration is less than 180 days after the effective date of a prior demand registration.

    Although we have the right to reject a demand for registration if we plan to sell shares ourselves in an underwritten public offering, we may be required to include shares to be sold by stockholders under the piggyback registration rights described below. We may also sell shares in connection with a demand registration. However, if the offering is to be underwritten and the underwriters advise us that the number of shares to be registered should be reduced, the stockholders with registration rights are entitled to have their shares registered before the shares to be sold by Tunes.com.

    We are required to pay all expenses, including the fees of one counsel representing the stockholders, in connection with the first two demand registrations on Form S-1 and the first two demand registrations on any form other than Form S-1. However, we are not required to pay the underwriting discounts and commissions for those offerings. The expenses of each subsequent demand registration will be paid by the persons who are selling shares.

    PIGGYBACK REGISTRATION RIGHTS. Stockholders with registration rights can request to have their shares registered under the Securities Act any time we file a registration statement to register our equity securities for our own account or for the account of any of our stockholders. There is no limit on the number of times stockholders may exercise these piggyback registration rights. We will pay all expenses, other than underwriting discounts and commissions for selling stockholders, in connection with each piggyback registration.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION
  AND BYLAWS

    The following provisions of Delaware law and our certificate of incorporation and bylaws could discourage third parties from seeking to acquire control of our company or make it more difficult for them to do so. These provisions also may limit the price that investors might be willing to pay in the future for shares of our common stock. See "Risk Factors -- Anti-takeover provisions of our charter, bylaws and Delaware law could make a third-party acquisition of us more difficult."

    DELAWARE LAW. We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years after the time that the stockholder became an interested stockholder, unless:

    - prior to that time the board of directors approved the business combination or the transaction that resulted in the stockholder becoming interested;

    - immediately after becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding the shares owned (a) by persons who are both directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. Written consent of the stockholders does not meet this requirement.

    A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock and any entity or person affiliated with, controlling or controlled by such entity or person.

    CERTIFICATE OF INCORPORATION AND BYLAWS. Our certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and the rights of stockholders. Several of these provisions may be deemed to have a potential anti-takeover effect in that such provisions may delay or prevent a change of control of Tunes.com. These provisions include:

    - the classification of our board of directors into three classes, with each class serving for staggered three year terms;

    - restrictions on the removal of our directors;

    - the authority of our board to issue series of preferred stock with such voting rights and other provisions as our board of directors may determine;

    - a requirement that a vote of greater than 66 2/3% of the holders of shares entitled to vote for the election of our directors is required to amend the provisions of our certificate of incorporation and bylaws relating to the classification of our board and removal of directors unless at least 80% of the members of our board of directors approve such action;

    - the requirement that stockholder action can be taken only at an annual or special meeting of our stockholders and prohibiting stockholder action by written consent in lieu of a meeting;

    - an advance notice procedure for our stockholders to nominate candidates for election as directors or to propose other business to be considered at a meeting of stockholders; and

    - the requirement that a special stockholders meeting may only be called by our chairman, our chief executive officer or majority of our board of directors or a special committee of our board that has been delegated the power to call special meetings. See "Management -- Board Composition."

    The description set forth above is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws which have been filed as exhibits to the registration statement filed in connection with this offering.

TRANSFER AGENT AND REGISTRAR

    Harris Trust and Savings Bank, Chicago, Illinois has been appointed as the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for shares of our common stock and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

    Upon completion of this offering and (1) assuming that no options or warrants are exercised, and (2) assuming the issuance of an assumed 125,000 additional shares of our common stock arising from our acquisition of Tunes Network, 13,080,953 shares of our common stock will be outstanding. Of this amount, all 4,000,000 shares of our common stock offered by this prospectus will be freely tradable in the public market without restriction or further registration under the Securities Act, except for those shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

    The remaining 9,080,953 shares of common stock were sold by us in reliance upon exemptions from the registration requirements of the Securities Act. All 9,080,953 of these shares are subject to "lock-up" agreements described below commencing on the date of this prospectus. Upon expiration of the 180-day lock-up period, 4,361,495 shares will become immediately eligible for sale to the public without restriction except in the case of our affiliates, and 4,719,458 shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Generally, restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 of the Securities Act. Sales of either the shares which will be immediately eligible for sale to the public after the expiration of the 180-day lock-up period or the restricted shares in the public market, or the availability of those shares for sale, could adversely affect the market price of our common stock.

    The holders of 9,080,953 shares of our common stock have agreed not to offer, sell or otherwise transfer any shares of our common stock for 180 days after the date of this prospectus without the prior written consent of Salomon Smith Barney Inc. As a result of these "lock-up" agreements, notwithstanding the eligibility for resale of some of those shares under Rule 144, those shares subject to the lock-up agreements cannot be sold until the 180-day period expires. However, Salomon Smith Barney, in its sole discretion, may allow some or all of the shares subject to the lock-up agreements to be sold prior to the expiration of the 180-day period.

    In general, under Rule 144, as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate, who has beneficially owned restricted shares for at least the one-year Rule 144 holding period, including the holding period of any prior owner except affiliates, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding and (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. However, a person does not need to comply with those provisions if the person both (a) is not our affiliate and has not been our affiliate at any time during the 90 days preceding a sale and (b) has beneficially owned the shares for at least two years, including the holding period of any prior owner except affiliates.

    Assuming the exercise of 151,582 shares issuable upon exercise of outstanding warrants, upon the completion of this offering, the holders of 7,301,535 restricted shares will have rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock -- Registration Rights Agreement."

    We intend to file a registration statement soon after the closing of this offering on Form S-8 under the Securities Act. This registration statement will cover all 4,750,000 shares of common stock reserved for issuance for options granted under our 1997 stock option plan, 1999 stock option plan and employee stock purchase plan. This registration statement will automatically become effective upon filing. Accordingly, shares of our common stock registered under Form S-8 will be available for sale in the open market soon after the date of this prospectus, unless those options are subject to vesting restrictions or the lock-up agreements described above.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and Tunes.com has agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter.

                                                                                   NUMBER OF
NAME                                                                                SHARES
-------------------------------------------------------------------------------  -------------
Salomon Smith Barney Inc.......................................................
SG Cowen Securities Corporation................................................
U.S. Bancorp Piper Jaffray Inc.................................................
                                                                                 -------------
        Total..................................................................
                                                                                 -------------
                                                                                 -------------

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

    The underwriters, for whom Salomon Smith Barney Inc., SG Cowen Securities Corporation and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to selected securities dealers at the public offering price less a
concession not in excess of $    per share. The underwriters may allow, and such
dealers may reallow, a concession not in excess of $    per share on sales to
other securities dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

    We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to       additional shares of common
stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to the conditions set forth in the underwriting agreement, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

    All of our officers, directors and substantially all of our stockholders and option holders have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

    At the request of Tunes.com, the underwriters have reserved for sale, at the initial public offering price, up to 200,000 shares of common stock for directors, officers, employees and business associates of Tunes.com. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to Tunes.com. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common stock will develop and continue after this offering.

    We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "TUNZ."

    The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock. The underwriting fee is equal to the public offering price per share of the common stock less the amount paid by the underwriters to us per share of common stock.

                                                                                                FULL
                                                                               NO EXERCISE    EXERCISE
                                                                               -----------  ------------
Per share....................................................................   $            $
Total........................................................................   $            $

    In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

    We estimate that our portion of the total expenses of this offering will be $800,000.

    The representatives have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. SG Cowen Securities Corporation served as our exclusive placement agent in connection with the private placement of our preferred stock in May 1999 for which SG Cowen Securities Corporation received customary fees and warrants to purchase 101,644 shares of our common stock at an exercise price of $8.00 per share. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of our business.

    We have agreed to indemnify the underwriters against specific liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of our common stock offered hereby will be passed upon for us by Freeborn & Peters, Chicago, Illinois. Other legal matters in connection with this offering will be passed upon for the underwriters by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and related financial statement schedule as of December 31, 1997 and 1998 and for the years then ended and for the period from July 2, 1996, inception, to December 31, 1996, and the financial statements of Tunes Network, Inc. as of December 31, 1996 and 1997 and for the years then ended as set forth in their reports. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Our fiscal year ends on December 31. We intend to furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a "reporting company" and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC Web site at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
TUNES.COM INC.

  Report of Independent Auditors...........................................................................        F-2

  Consolidated Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999 (Unaudited)...............        F-3

  Consolidated Statements of Operations for the period from July 2, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999
    (Unaudited)............................................................................................        F-4

  Consolidated Statements of Stockholders' Equity (Deficit) for the period from July 2, 1996 (inception) to
    December 31, 1996 and for the years ended December 31, 1997 and 1998 and the six months ended June 30,
    1999 (Unaudited).......................................................................................        F-5

  Consolidated Statements of Cash Flows for the period from July 2, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999
    (Unaudited)............................................................................................        F-6

  Notes to Consolidated Financial Statements...............................................................        F-7

PRO FORMA COMBINED FINANCIAL INFORMATION

  Overview.................................................................................................       F-19

  Pro Forma Combined Statement of Operations for the year ended December 31, 1998 (Unaudited)..............       F-20

  Pro Forma Combined Statement of Operations for the six months ended June 30, 1999 (Unaudited)............       F-21

  Pro Forma Combined Balance Sheet as of June 30, 1999 (Unaudited).........................................       F-22

  Notes to Pro Forma Combined Financial Information (Unaudited)............................................       F-23

TUNES NETWORK, INC.

  Report of Independent Auditors...........................................................................       F-24

  Balance Sheets as of December 31, 1996 and 1997..........................................................       F-25

  Statements of Operations for the years ended December 31, 1996 and 1997 and the six months ended June 30,
    1998...................................................................................................       F-26

  Statements of Stockholders' Equity (Deficit) for the years ended
    December 31, 1996 and 1997 and the six months ended June 30, 1998......................................       F-27

  Statements of Cash Flows for the years ended December 31, 1996 and 1997 and the six months ended June 30,
    1998...................................................................................................       F-28

  Notes to Financial Statements............................................................................       F-29

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Tunes.com Inc.

    We have audited the accompanying consolidated balance sheets of Tunes.com Inc. as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from July 2, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tunes.com Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and for the period from July 2, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois

January 26, 1999

                                 TUNES.COM INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                    -----------------------------
                                                                        1997            1998
                                                                    -------------  --------------     JUNE 30,
                                                                                                        1999
                                                                                                   --------------
                                                                                                    (UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents.........................................  $   2,674,236  $    4,251,082  $   14,229,074
Accounts receivable, net of allowance of $17,000 in 1998 and
  1999............................................................        130,016         368,720         374,424
Prepaid expenses and other current assets.........................         88,156         374,195       1,494,043
Restricted investment.............................................      1,000,000       1,000,000         500,000
                                                                    -------------  --------------  --------------
Total current assets..............................................      3,892,408       5,993,997      16,597,541
Equipment and leasehold improvements..............................        840,430       1,712,802       1,824,452
Less: Accumulated depreciation....................................       (131,185)       (498,636)       (638,420)
                                                                    -------------  --------------  --------------
                                                                          709,245       1,214,166       1,186,032
Restricted investment, less current portion.......................      1,000,000              --              --
Goodwill, net.....................................................             --       3,488,570       2,325,710
Other intangibles, net............................................             --         682,498         399,992
License agreement, net............................................             --              --       1,480,769
Other.............................................................             --          33,941          37,969
                                                                    -------------  --------------  --------------
Total assets......................................................  $   5,601,653  $   11,413,172  $   22,028,013
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities:
  Accounts payable................................................  $     186,084  $      743,344  $    1,069,643
  Accrued compensation............................................         34,690         410,331         352,000
  Acquisition liability...........................................             --         404,000              --
  Deferred revenue................................................        110,831         541,246         178,683
  Other accrued expenses and current liabilities..................        181,895         655,271       1,251,375
                                                                    -------------  --------------  --------------
Total current liabilities.........................................        513,500       2,754,192       2,851,701

Long-term obligations.............................................             --         160,507         121,193
Redeemable convertible preferred stock............................      8,430,108      22,116,439      42,186,358
Stockholders' deficit:
  Common stock, par value $0.01; 11,500,000 shares authorized;
    issued and outstanding: 1,806,000 in 1999, 1,675,663 in 1998
    and 1,438,163 in 1997.........................................         14,382          16,757          18,060
  Additional paid-in capital......................................        745,318       4,017,482       9,290,708
  Common stock to be issued.......................................             --       1,055,420          55,420
  Accumulated deficit.............................................     (4,101,655)    (18,707,625)    (32,495,427)
                                                                    -------------  --------------  --------------
Total stockholders' deficit.......................................     (3,341,955)    (13,617,966)    (23,131,239)
                                                                    -------------  --------------  --------------
Total liabilities and stockholders' deficit.......................  $   5,601,653  $   11,413,172  $   22,028,013
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

SEE ACCOMPANYING NOTES.

                                 TUNES.COM INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                         JULY 2, 1996
                                          (INCEPTION)                                         SIX MONTHS ENDED
                                          TO DECEMBER      YEAR ENDED DECEMBER 31                 JUNE 30
                                              31,       -----------------------------  ------------------------------
                                             1996           1997            1998            1998            1999
                                         -------------  -------------  --------------  --------------  --------------
                                                                                                (UNAUDITED)
Revenue:
  Advertising..........................   $             $     283,807  $      970,189  $      270,966  $    1,371,867
  Other................................            --         280,887       1,514,466         860,528         626,122
                                         -------------  -------------  --------------  --------------  --------------
Total revenue..........................            --         564,694       2,484,655       1,131,494       1,997,989

Cost of revenue........................            --       1,267,521       4,045,056       2,039,816       2,002,632
                                         -------------  -------------  --------------  --------------  --------------

Gross deficit..........................            --        (702,827)     (1,560,401)       (908,322)         (4,643)

Operating expenses:
  Operations and development...........        32,003         458,381       1,880,480         408,089       1,781,313
  Sales and marketing..................        36,769       1,064,502       4,034,115       1,122,982       3,143,753
  General and administrative...........       152,859       1,244,676       2,836,678       1,085,922       2,003,617
  Depreciation and amortization........         2,319         156,529       1,777,931         136,651       1,726,121
  Stock compensation...................            --           9,700       1,374,539         152,281       3,853,663
                                         -------------  -------------  --------------  --------------  --------------
Total operating expenses...............       223,950       2,933,788      11,903,743       2,905,925      12,508,467
                                         -------------  -------------  --------------  --------------  --------------

Loss from operations...................      (223,950)     (3,636,615)    (13,464,144)     (3,814,247)    (12,513,110)
Other income (expense):
  Interest income......................         7,353          99,540         432,566         191,363         156,623
  Interest expense.....................            --              --          (9,438)           (336)        (72,166)
  Other income (expense)...............            --          15,040           4,568           3,193         (37,784)
                                         -------------  -------------  --------------  --------------  --------------

Net loss...............................      (216,597)     (3,522,035)    (13,036,448)     (3,620,027)    (12,466,437)

Accretion of redeemable convertible
  preferred stock......................            --        (363,023)     (1,569,522)       (541,378)     (1,321,365)
                                         -------------  -------------  --------------  --------------  --------------
Net loss attributable to common
  stockholders.........................   $  (216,597)  $  (3,885,058) $  (14,605,970) $   (4,161,405) $  (13,787,802)
                                         -------------  -------------  --------------  --------------  --------------
                                         -------------  -------------  --------------  --------------  --------------

Basic and diluted net loss per common
  share................................   $     (0.31)  $       (2.70) $        (9.88) $        (2.89) $        (8.23)
                                         -------------  -------------  --------------  --------------  --------------
                                         -------------  -------------  --------------  --------------  --------------

Weighted average shares used in per
  share calculation....................       704,525       1,438,163       1,477,964       1,438,163       1,676,243
                                         -------------  -------------  --------------  --------------  --------------
                                         -------------  -------------  --------------  --------------  --------------

Pro forma basic and diluted net loss
  per common share.....................                                $        (2.33)                 $        (1.73)
                                                                       --------------                  --------------
                                                                       --------------                  --------------
Weighted average shares used in pro
  forma per share calculation..........                                     5,590,119                       7,217,671
                                                                       --------------                  --------------
                                                                       --------------                  --------------

SEE ACCOMPANYING NOTES.

                                 TUNES.COM INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                           MEMBERS' UNITS           COMMON STOCK                        ADDITIONAL
                                        ---------------------  -----------------------   COMMON STOCK     PAID-IN     ACCUMULATED
                                          UNITS      AMOUNT      SHARES     PAR VALUE    TO BE ISSUED     CAPITAL       DEFICIT
                                        ---------  ----------  ----------  -----------  --------------  -----------  -------------
Initial capitalization, July 2,
 1996:................................    115,053  $  750,000          --   $      --    $         --   $        --  $          --
Net loss for the period from July 2,
 1996 to December 31, 1996............         --          --          --          --              --            --       (216,597)
                                        ---------  ----------  ----------  -----------  --------------  -----------  -------------
Balance at December 31, 1996..........    115,053     750,000          --          --              --            --       (216,597)
Conversion of Members' units to shares
 of common stock......................   (115,053)   (750,000)  1,438,163      14,382              --       735,618             --
Stock compensation expense............         --          --          --          --              --         9,700             --
Accretion of redeemable convertible
 preferred stock......................         --          --          --          --              --            --       (363,023)
Net loss..............................         --          --          --          --              --            --     (3,522,035)
                                        ---------  ----------  ----------  -----------  --------------  -----------  -------------
Balance at December 31, 1997..........         --          --   1,438,163      14,382              --       745,318     (4,101,655)
Common stock to be issued.............         --          --          --          --       2,955,420            --             --
Common stock issued in connection with
 acquisition..........................         --          --     237,500       2,375      (1,900,000)    1,897,625             --
Stock compensation expense............         --          --          --          --              --     1,374,539             --
Accretion of redeemable convertible
 preferred stock......................         --          --          --          --              --            --     (1,569,522)
Net loss..............................         --          --          --          --              --            --    (13,036,448)
                                        ---------  ----------  ----------  -----------  --------------  -----------  -------------
Balance at December 31, 1998..........         --          --   1,675,663      16,757       1,055,420     4,017,482    (18,707,625)

Issuance of warrants (unaudited)......         --          --          --          --              --       409,706             --
Stock compensation expense
 (unaudited)..........................         --          --          --          --              --     3,853,663             --
Accretion of redeemable convertible
 preferred stock (unaudited)..........         --          --          --          --              --            --     (1,321,365)
Exercise of stock options
 (unaudited)..........................         --          --       5,337          53              --        11,107             --
Common stock issued in connection with
 acquisition (unaudited)..............         --          --     125,000       1,250      (1,000,000)      998,750             --
Net loss (unaudited)..................         --          --          --          --              --            --    (12,466,437)
                                        ---------  ----------  ----------  -----------  --------------  -----------  -------------
Balance at June 30, 1999 (unaudited)..         --  $       --   1,806,000   $  18,060    $     55,420   $ 9,290,708  $ (32,495,427)
                                        ---------  ----------  ----------  -----------  --------------  -----------  -------------
                                        ---------  ----------  ----------  -----------  --------------  -----------  -------------


                                            TOTAL
                                        -------------
Initial capitalization, July 2,
 1996:................................  $     750,000
Net loss for the period from July 2,
 1996 to December 31, 1996............       (216,597)
                                        -------------
Balance at December 31, 1996..........        533,403
Conversion of Members' units to shares
 of common stock......................             --
Stock compensation expense............          9,700
Accretion of redeemable convertible
 preferred stock......................       (363,023)
Net loss..............................     (3,522,035)
                                        -------------
Balance at December 31, 1997..........     (3,341,955)
Common stock to be issued.............      2,955,420
Common stock issued in connection with
 acquisition..........................             --
Stock compensation expense............      1,374,539
Accretion of redeemable convertible
 preferred stock......................     (1,569,522)
Net loss..............................    (13,036,448)
                                        -------------
Balance at December 31, 1998..........    (13,617,966)
Issuance of warrants (unaudited)......        409,706
Stock compensation expense
 (unaudited)..........................      3,853,663
Accretion of redeemable convertible
 preferred stock (unaudited)..........     (1,321,365)
Exercise of stock options
 (unaudited)..........................         11,160
Common stock issued in connection with
 acquisition (unaudited)..............             --
Net loss (unaudited)..................    (12,466,437)
                                        -------------
Balance at June 30, 1999 (unaudited)..  $ (23,131,239)
                                        -------------
                                        -------------

SEE ACCOMPANYING NOTES.

                                 TUNES.COM INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   JULY 2, 1996                                   SIX MONTHS ENDED
                                                   (INCEPTION)    YEAR ENDED DECEMBER 31,             JUNE 30,
                                                   TO DECEMBER   --------------------------  ---------------------------
                                                     31, 1996       1997          1998           1998          1999
                                                   ------------  -----------  -------------  ------------  -------------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.........................................   $ (216,597)  $(3,522,035) $ (13,036,448) $ (3,620,027) $ (12,466,437)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization..................        2,319       156,529      1,777,931       136,651      1,745,352
  Stock compensation expense.....................           --         9,700      1,374,539       152,281      3,853,663
  Other noncash items............................           --       (82,500)       100,000            --         37,785
  Changes in operating assets and liabilities,
    excluding effects from acquisitions:
    Accounts receivable..........................           --      (130,016)      (234,864)       (5,053)        (5,704)
    Prepaid expenses and other current assets....      (17,458)      (70,698)      (292,486)     (636,601)      (700,566)
    Accounts payable.............................       49,980       136,104        172,035        68,202        326,299
    Accrued compensation.........................        4,827        29,863         58,520       154,389        (58,330)
    Deferred revenue.............................           --       110,831        430,415       151,339       (362,563)
    Other accrued expenses and current
      liabilities................................       45,856       136,039        353,598       249,379        660,967
                                                   ------------  -----------  -------------  ------------  -------------
Net cash used in operating activities............     (131,073)   (3,226,183)    (9,296,760)   (3,349,440)    (6,969,534)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment and leasehold
 improvements....................................      (29,857)     (708,073)      (584,761)     (397,057)      (290,406)
Payment of license fee...........................           --            --             --            --     (1,500,000)
Decrease (increase) in restricted investment.....           --    (2,000,000)     1,000,000       500,000        500,000
Acquisitions, net of cash acquired (Note 4)......      (27,663)           --       (507,783)     (420,398)      (404,000)
                                                   ------------  -----------  -------------  ------------  -------------
Net cash used in investing activities............      (57,520)   (2,708,073)       (92,544)     (317,455)    (1,694,406)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable......................           --       500,000             --            --      3,995,000
Payments on notes payable and capital leases.....           --            --     (1,150,659)           --        (43,917)
Proceeds from issuance of members' units.........      750,000            --             --            --             --
Proceeds from issuance of preferred stock, net of
 issue costs.....................................           --     7,547,085     12,116,809    12,116,809     15,103,000
Proceeds from exercise of stock options..........           --            --             --            --         11,160
Payment of deferred financing costs..............           --            --             --            --       (423,311)
                                                   ------------  -----------  -------------  ------------  -------------
Net cash provided by financing activities........      750,000     8,047,085     10,966,150    12,116,809     18,641,932
                                                   ------------  -----------  -------------  ------------  -------------
Net increase in cash and cash equivalents........      561,407     2,112,829      1,576,846     8,449,914      9,977,992
Cash and cash equivalents, beginning of period...           --       561,407      2,674,236     2,674,236      4,251,082
                                                   ------------  -----------  -------------  ------------  -------------
Cash and cash equivalents, end of period.........   $  561,407   $ 2,674,236  $   4,251,082  $ 11,124,150  $  14,229,074
                                                   ------------  -----------  -------------  ------------  -------------
                                                   ------------  -----------  -------------  ------------  -------------
SUPPLEMENTAL NONCASH INVESTING AND FINANCING
 ACTIVITIES
Common stock issued or to be issued in
 acquisition.....................................   $       --   $        --  $   2,955,420  $         --  $          --
Liabilities assumed in acquisition...............   $       --   $        --  $   1,940,000  $         --  $          --
Notes payable exchanged for shares of preferred
 stock...........................................   $       --   $   500,000  $          --  $         --  $   3,995,000
Capital leases for computer equipment............   $       --   $        --  $     182,993  $         --  $          --

SEE ACCOMPANYING NOTES.

                                 TUNES.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            (Information with respect to the six-month periods ended
                      June 30, 1998 and 1999 is unaudited)

1.  NATURE OF OPERATIONS

    Tunes.com Inc. (the Company) is an Internet-based music media, marketing, and promotion company that provides interactive music content, live and archived music performances and interviews, current news and information, audio and video samples and other programming, as well as the opportunity for music fans worldwide to purchase music-related merchandise directly through the www.tunes.com, www.rollingstone.com, www.thesource.com, www.downbeatjazz.com and www.jamtv.com Web sites, and radio and Internet content affiliates.

    Effective February 26, 1999, the Company changed its name from JAMtv Corporation to Tunes.com Inc.

2.  BASIS OF PRESENTATION

    The financial statements of the Company as of June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999 contain all adjustments and accruals (consisting of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the financial position and operating results of the interim periods presented.

    As detailed in Note 6, on June 2, 1997, holders of members' units in Digital Entertainment Network, L.L.C. (DEN), a limited liability company, exchanged such units for shares of common stock of the Company, a newly formed Delaware corporation. All of the assets and liabilities of DEN were transferred to the Company at book value and DEN was dissolved. The accompanying financial statements reflect the operations of DEN for the period prior to June 2, 1997, and the Company thereafter.

3.  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts and transactions of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances are eliminated.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash which is unrestricted as to use and highly liquid investments having a maturity of three months or less at the time of purchase.

RESTRICTED INVESTMENT

    The restricted investment represents the future license payments held in escrow pursuant to a third-party agreement (see Note 9).

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, generally three to five years. Assets

                                 TUNES.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) under capital leases are amortized using the straight-line method over the shorter of the estimated useful lives or the remaining lease terms, generally three years.

INTANGIBLE ASSETS

    Intangible assets represent the excess of cost over the fair market value of tangible net assets acquired and primarily consist of purchased technology and goodwill related to the acquisition of Tunes Network, Inc. (Tunes Network -- see
Note 4). Intangible assets are amortized on a straight-line basis over the useful lives of the assets, currently two years. If there are indicators such assets may be impaired, the Company assesses recoverability from future operations using undiscounted cash flows of the related business as a measure. Under this approach, the carrying value of the intangible would be reduced to fair value if the Company's best estimate for expected undiscounted future cash flows of the related business would be less than the carrying amount of the intangible over its remaining amortization period.

    Intangible assets consisted of the following at December 31, 1998:

Goodwill........................................................  $4,651,430
Developed technology............................................     800,000
Assembled work force............................................     110,000
                                                                  ----------
                                                                   5,561,430
Less: Accumulated amortization..................................  (1,390,362)
                                                                  ----------
                                                                  $4,171,068
                                                                  ----------
                                                                  ----------

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

ADVERTISING REVENUE

    Advertising revenue is derived from the sale of banner advertisements and sponsorships on the Company's Web sites as well as integrated marketing campaigns sold by the Company and the Company's share of revenue on co-branded Web sites of affiliates under certain agreements. Advertising revenue is recognized in the period the advertisement is displayed or campaign is run, provided no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of advertising impressions delivered or times that any advertisement is viewed by users of the Company's Web sites. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until guaranteed levels are achieved.

                                 TUNES.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company also recognizes advertising revenue as a result of barter transactions with certain other internet-related companies. Such revenue is recognized based on the fair value of the consideration received or provided, whichever is more determinable. This primarily consists of advertising displayed on other companies' Web sites in exchange for advertising on the Company's Web site. Barter revenue and the corresponding expense is recognized in the period the advertising is displayed. Advertising revenue from barter transactions during 1997 and 1998 was $174,000 and $156,800, respectively.

OTHER REVENUE

    Other revenue is derived from content licensing, commerce and product development. Content license fee revenue is recognized over the period of the license agreement under which the Company delivers its content. Commerce revenue from the sale of CDs and other music-related merchandise is recognized when the products are shipped to customers, net of allowances for returns. Product development revenue is derived from the development of content for interactive CDs under third-party contracts and the development of other Web based services. Product development revenue is generally recognized when the product is delivered, except for services provided under longer-term contracts where the revenue is recognized on a percentage-of-completion basis over the life of the project. Two customers accounted for 52% of total revenue in 1998 and three customers accounted for 68% of total revenue in 1997.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    All financial instruments are held for purposes other than trading. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accruals are a reasonable estimate of their fair value due to the short-term nature of these instruments. The estimated fair value of long-term obligations at December 31, 1997 and 1998 was approximately equal to the carrying amounts at those dates.

ADVERTISING COSTS

    The Company expenses advertising and promotion costs when the advertising and promotion occurs. Advertising and promotion expense for 1996, 1997, and 1998, was $6,020, $460,132, and $2,454,366 respectively.

STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," established a fair value method of accounting for stock-based compensation. As permitted by SFAS No. 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related Interpretations in accounting for its employee stock options. No compensation expense is recognized under APB 25 if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date. As required by SFAS No. 123, the Company discloses the pro forma effect of the fair value method on operations in Note 7 to the financial statements. Stock options and warrants held by non-employees are accounted for under the fair value method of accounting.

                                 TUNES.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COMPUTATION OF HISTORICAL NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE

    Basic earnings per share is computed using the weighted average number of shares outstanding during the period and diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the redeemable convertible preferred stock (using the if-converted method) and shares issuable upon exercise of outstanding stock options and warrants, using the treasury stock method. Common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

    Diluted net loss per share for 1996, 1997 and 1998, does not include the effect of stock options, warrants, redeemable convertible preferred stock, or common shares to be issued as the effect of their inclusion is anti-dilutive. The weighted average number of options and warrants to purchase common stock using the treasury stock method for 1997 and 1998 were 180,964 and 1,325,629 shares, respectively. The weighted average number of shares of redeemable convertible preferred stock using the if-converted method for 1997 and 1998 were 1,319,119 and 4,112,156 shares, respectively. The weighted-average number of common shares to be issued was 65,964 for 1998.

    Pro forma net loss per share for the year ended December 31, 1998, assumes that the common stock issuable upon conversion of the outstanding redeemable convertible preferred stock had been outstanding during the year or from the date of issuance.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company has adopted the provisions of SOP 98-1 during the six months ended June 30, 1999 with no material effect.

4.  ACQUISITIONS

    Effective July 1, 1998, the Company acquired all of the capital stock of Tunes Network. The purchase consideration, including direct costs of acquisition of $315,000, was $5,815,000, consisting of 369,428 shares of common stock with a fair value of $8 per share, approximately $1,940,000 of assumed liabilities, and $604,000 in cash of which $404,000 was paid subsequent to December 31, 1998. At June 30, 1999, 6,928 shares of common stock have not been issued; such shares will be issued in 1999. In addition up to an additional 125,000 shares of common stock may be issuable based upon reaching minimum equity market capitalization thresholds soon after the completion of an initial public offering by the Company. The current fair value of these contingent shares will be recorded as additional goodwill when the contingency is resolved and the shares become issuable and will be amortized over the remaining estimated useful life of the goodwill.

    The acquisition was accounted for as a purchase and, accordingly, the results of operations have been included in the consolidated financial statements from July 1, 1998, the effective date of the acquisition.

                                 TUNES.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  ACQUISITIONS (CONTINUED)
    Based on unaudited data, the following table presents selected financial information for the Company on a pro forma basis, assuming Tunes Network had been consolidated since January 1, 1997:

                                                                    YEAR ENDED DECEMBER 31,
                                                                 -----------------------------
                                                                     1997            1998
                                                                 -------------  --------------
Revenue........................................................  $     863,810  $    2,725,641
Net loss attributable to common stockholders...................     (8,392,892)    (17,004,117)
Net loss per common share......................................          (5.01)         (10.14)

    The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition been made as of January 1, 1997.

    The purchase consideration was allocated to the acquired assets and assumed liabilities based on fair values as follows:

Cash............................................................  $    7,217
Accounts receivable and other assets............................      21,616
Equipment.......................................................     124,737
Developed technology............................................     800,000
In-process research and development.............................     100,000
Assembled work force............................................     110,000
Goodwill........................................................   4,651,430
                                                                  ----------
                                                                   5,815,000
Less: Liabilities assumed.......................................  (1,940,000)
                                                                  ----------
Cash and common stock purchase consideration....................  $3,875,000
                                                                  ----------
                                                                  ----------

    The acquired in-process research and development includes the value of products in the development stage not considered to have reached technological feasibility. In accordance with applicable accounting rules, the acquired in-process research and development was expensed in the third quarter of 1998. The capitalized intangible assets acquired in the acquisition of Tunes Network including developed technology, assembled work force, and goodwill are being amortized on a straight-line basis over the estimated useful life of two years.

    In November 1997, the Company formed a wholly owned subsidiary, JAMtv Interactive Services Corporation (JIS) and acquired certain assets from Imagination Pilots Entertainment Inc. (IPEI) and assumed certain IPEI liabilities (see Note 12).

                                 TUNES.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements consisted of the following:

                                                                                               DECEMBER 31,
                                                                                         -------------------------
                                                                                            1997          1998
                                                                                         -----------  ------------
Computer equipment.....................................................................  $   394,500  $  1,014,741
Software...............................................................................      341,187       379,828
Furniture and equipment................................................................       69,001       233,148
Leasehold improvements.................................................................       18,500        61,202
Other..................................................................................       17,242        23,883
                                                                                         -----------  ------------
                                                                                             840,430     1,712,802
Less: Accumulated depreciation.........................................................     (131,185)     (498,636)
                                                                                         -----------  ------------
Net equipment and leasehold improvements...............................................  $   709,245  $  1,214,166
                                                                                         -----------  ------------
                                                                                         -----------  ------------

    Depreciation expense was approximately $2,319, $156,529 and $387,569, for the period from July 2, 1996 (inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively.

6.  CAPITALIZATION

    At June 30, 1999, the authorized capital stock of the Company consisted of 11,500,000 shares of common stock, $.01 par value per share, and 7,000,000 shares of preferred stock, $.01 par value per share. The Company is prohibited from declaring or paying dividends for as long as there remains any outstanding shares of preferred stock.

STOCK SPLIT

    All common share and per share amounts in the financial statements and notes to financial statements have been restated to reflect a 1.25-for-1 common stock split effective prior to consummation of the Company's proposed public offering.

REORGANIZATION

    On July 2, 1996, DEN was initially capitalized through the issuance of 115,053 Members' units for total proceeds of $750,000. In early 1997, the Company adopted a Unit Option Plan and an aggregate of 28,760 options to purchase Member units were granted at an option price of $10 per unit. In March 1997, the Company received $500,000 in bridge financing in the form of notes payable from various investors.

    On June 2, 1997, DEN was reorganized (Reorganization) into the Company, whereby all of the Members of DEN received 10 shares of the Company's common stock for each unit of DEN. Concurrent with the Reorganization, the $500,000 bridge financing notes payable were exchanged for 166,666 shares of Series A-I preferred stock and each option granted under the Unit Option Plan was exchanged for 10 stock options under the Company's 1997 Stock Option Plan.

                                 TUNES.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  CAPITALIZATION (CONTINUED)
PREFERRED STOCK

    The Company's preferred stock is convertible at any time into common stock on a 1.25-for-1 basis, subject to certain anti-dilution adjustments, and has the same voting rights as common stock. On June 3, 2007, or the first date thereafter that redemption is permitted under Delaware law, the Company is required to redeem all of the outstanding shares of the preferred stock at the following amounts: Series A-I (1,666,666 shares) at $6.00 per share; Series A-II (200,000 shares) at $10.00 per share; Series A-III (150,000 shares) at $20.00 per share; Series A-IV (76,165 shares) at $20.00 per share; Series B (472,000 shares) at $10.00 per share; Series C (533,334 shares) at $15.00 per share; and Series D (666,136 shares) at $20.00 per share and Series E shares (1,955,661 shares) at $20.00 per share. All shares of the preferred stock automatically convert into shares of common stock in the event of a public offering of common stock, which generates gross proceeds of at least $30,000,000 with a price per share of at least $20.00. The aggregate redemption amount is approximately $81,679,000.

    In May 1999, the Company issued 76,165 shares of Series A-IV and 1,955,661 shares of Series E redeemable convertible preferred stock for aggregate consideration of $20,318,260, including $3,995,000 of notes payable and related accrued interest of $60,260.

    The carrying amount of the preferred stock is being increased by periodic accretions to adjust the amount recorded in the balance sheet to the mandatory redemption amount at the redemption date.

    In March and April 1999, the Company issued convertible promissory notes in the amount of $3,995,000. The notes payable bear interest at 8% per annum and were due March 2001. The notes payable automatically converted to 405,526 shares of preferred stock upon the May 1999 issuance of preferred stock.

WARRANTS

    In connection with a third-party agreement (the Agreement -- see Note 9), the Company issued a warrant to purchase the Company's common stock at an exercise price of $2.40 per share, the estimated fair value of the Company's common stock at the date of the Agreement. The number of shares subject to the warrant increases in the event of the occurrence of certain dilution criteria, as defined in the Agreement. At December 31, 1997 and 1998 and June 30, 1999, a warrant to purchase 524,030, 894,026 and 1,277,379 shares of the Company's common stock was outstanding. The estimated fair value of the warrant, as calculated using the minimum value method at each date of issuance, totaled $1,811,509 at December 31, 1998 and $4,241,478 at June 30, 1999, and is being amortized over the initial three-year term of the Agreement or earlier as the warrant becomes exercisable. During 1997 and 1998, $9,700 and $461,929 was included in stock compensation expense in the Company's statement of operations, respectively. The warrant may be exercised at any time on or after certain triggering events, including an initial public offering by the Company or the closing of a private round of equity financing at a minimum amount as defined in the Agreement, or upon the occurrence of certain change of control events. As a result of the May 1999 issuance of redeemable convertible preferred stock, the warrants became fully exercisable and the remaining fair value of the warrant ($3,779,849) was recorded as stock compensation expense in 1999.

    On January 1, 1999, in connection with an affiliation agreement, the Company issued a warrant to purchase up to 93,750 shares of common stock at an exercise price of $8.00 per share. The warrant expires December 2008 and may be exercised at any time on or after certain triggering events,

                                 TUNES.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  CAPITALIZATION (CONTINUED)
including an initial public offering by the Company or the closing of a private round of equity financing at a minimum amount as defined, or December 2003. As a result of the May 1999 issuance of redeemable convertible preferred stock, the warrant became fully exercisable. The estimated fair value at the date of issuance of $65,250, as calculated using the minimum value method, was recorded as stock compensation expense in connection with this warrant during the six months ended June 30, 1999.

    In connection with the convertible promissory notes issued in 1999, warrants to purchase 49,938 shares of common stock at an exercise price of $8.00 per share were issued. These warrants expire upon the earlier of an initial public offering or March 2001. The estimated fair value of the warrants, as calculated using the present value method, is $230,000 and has been recorded in 1999 as a reduction to the carrying value of the notes payable and an increase to additional paid-in capital.

    In May 1999, in connection with the issuance of the redeemable convertible preferred stock, a warrant to purchase 101,644 shares of common stock at an exercise price of $8.00 per share was issued. The estimated fair value of the warrant, as calculated using the minimum value method at the date of issuance, was $179,706 and was recorded as a reduction to the redeemable convertible preferred stock and an increase to additional paid-in capital. The warrant is exercisable until May 2004.

7.  STOCK OPTION PLAN

    Under the Company's 1997 Stock Option Plan (the 1997 Plan), 1,937,500 shares of common stock are authorized for granting of options to employees, directors and consultants of the Company as determined by the Compensation Committee of the Board of Directors.

    At December 31, 1998, 280,275 shares were available for future grants. Options granted generally vest over four years. All options expire 10 years from date of grant. Vesting generally accelerates upon the Company's initial public company.

    The following table summarizes activity under the 1997 Plan during the years ended December 31, 1997 and 1998:

                                                                  1997                     1998
                                                         -----------------------  -----------------------
                                                                      WEIGHTED-                WEIGHTED-
                                                                       AVERAGE                  AVERAGE
                                                                      EXERCISE                 EXERCISE
                                                           SHARES       PRICE       SHARES       PRICE
                                                         ----------  -----------  ----------  -----------
Outstanding, beginning of year.........................          --   $      --    1,079,575   $    2.11
Granted................................................   1,079,575   $    2.11      600,025   $    5.85
Canceled...............................................          --   $      --       22,375   $    5.00
                                                         ----------               ----------
Outstanding, end of year...............................   1,079,575   $    2.11    1,657,225   $    3.42
                                                         ----------               ----------
                                                         ----------               ----------
Exercisable, end of year...............................     488,475   $    1.22    1,023,829   $    2.55
                                                         ----------               ----------
                                                         ----------               ----------

                                 TUNES.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  STOCK OPTION PLAN (CONTINUED)

    The following table summarizes information about stock options outstanding and exercisable at December 31, 1998:

                                 WEIGHTED-
                                  AVERAGE
                                 REMAINING
                   NUMBER       CONTRACTUAL         NUMBER
EXERCISE PRICE   OUTSTANDING   LIFE (YEARS)      EXERCISABLE
---------------  -----------  ---------------  ----------------
   $     .80        359,500         8.4               359,500
        2.40        556,763         8.5               315,841
        4.00        346,250         8.9               260,988
        6.00        246,775         9.2                87,500
        8.00        147,937         9.8                    --
                 -----------                   ----------------
                  1,657,225         8.8             1,023,829
                 -----------                   ----------------
                 -----------                   ----------------

    For the six months ended June 30, 1999, 315,375 options were granted under the 1997 Plan.

    Pursuant to a severance agreement at December 31, 1998, 57,163 stock options were transferred to a company controlled by a former employee and are accounted for under the fair value method.

    The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options. During 1998 compensation expense of $912,610 for the accelerated vesting of stock options held by terminated employees was included in stock compensation expense. Had the provisions of SFAS 123 been used in accounting for employee stock options (calculated using the minimum value method for nonpublic companies), pro forma net loss attributable to common stockholders and pro forma net loss per common share (basic and dilutive) would have been approximately $4,132,000 and $2.87 and $15,026,000 and $10.17 for the years ended December 31, 1997 and 1998, respectively.

    The weighted-average fair value of options granted during 1997 and 1998 is estimated at $.49 and $1.33, respectively. The pro forma 1997 and 1998 net loss impact and the weighted-average fair value of options granted during 1997 and 1998 was estimated using the minimum value option pricing model with a risk-free interest rate of 6%, an expected life of 4.5 years (5 years in 1997), and assuming no dividends.

    In February 1999 the Company adopted the 1999 Stock Option Plan (the 1999
Plan). The number of shares of common stock subject to the 1999 Plan is 625,000 shares. As of June 30, 1999 there were 422,125 options outstanding under the 1999 Plan.

8.  RETIREMENT PLAN

    Effective June 1, 1998, the Company established a defined contribution plan that includes an employee 401(k) contribution provision covering substantially all employees. The plan permits eligible employees to make voluntary contributions on a pretax basis up to a certain limit. The Company does not currently make contributions to the plan.

                                 TUNES.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  COMMITMENTS

OPERATING LEASES

    The Company leases certain office facilities and equipment under various operating leases. The future minimum lease payments under noncancelable operating leases having an initial term longer than one year at December 31, 1998, are as follows:

1999..............................................  $ 281,233
2000..............................................    223,582
2001..............................................    227,131
2002..............................................     96,035
2003..............................................         --
Thereafter........................................         --
                                                    ---------
                                                    $ 827,981
                                                    ---------
                                                    ---------

    Rent expense for the period July 2, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, was approximately $5,000, $121,469, and $245,904, respectively.

LICENSE AGREEMENT

    In 1997, the Company entered into an agreement with a third party (the Agreement) pursuant to which the Company was granted certain rights with respect to brand name, trademarks, URL, historical, current and future content, advertising and promotion services, and other services. Under the terms of the Agreement, the Company granted warrants (see Note 6) and is required to pay an annual license fee of $1,000,000 (paid quarterly in equal installments) for a period of three years. Upon a first and second renewal term as defined in the Agreement, the Company would have to pay an annual license fee of $1,250,000 and $1,500,000, respectively. In addition to the license fee, the Company was also required to pay a $1,500,000 Trigger License Fee as a result of the May 1999 issuance of redeemable convertible preferred stock.

    The rights granted to the Company under the terms of the Agreement extend for an additional five years upon the successful completion of either a public or private offering of the Company's securities (trigger events) in which the amount raised is no less than $15,000,000. The Agreement extends for a further period of five years based on the Company or its acquirer having publicly traded securities with a market capitalization of no less than $150,000,000. The ultimate number of shares issued pursuant to the warrant (see Note 6) will be determined by: (a) the extent of intervening equity financings prior to either of the trigger events, and (b) the mutual further agreement of the parties.

OTHER

    The Company has entered into various Web site tenancy agreements that provide for the Company to make payments of at least $1,500,000 during 1999.

                                 TUNES.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.  CAPITAL LEASES

    Total office and computer equipment under capital leases was $240,193, less accumulated amortization of $36,731, at December 31, 1998. Amortization is included with depreciation expense. Future minimum lease payments for the assets under capital leases are as follows:

1999..............................................  $ 115,806
2000..............................................     96,999
2001..............................................     63,455
2002..............................................     13,379
2003..............................................      4,445
Thereafter........................................         --
                                                    ---------
Total minimum lease payments......................    294,084
Less: Amount representing interest................    (39,912)
                                                    ---------
Present value of net minimum lease payments.......  $ 254,172
Current portion, included in other accrued
  expenses........................................    (93,665)
                                                    ---------
Long-term obligations at December 31, 1998........  $ 160,507
                                                    ---------
                                                    ---------

11.  INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance has been provided for the net deferred tax asset because of uncertainty regarding the Company's ability to generate taxable income prior to the expiration of the carryforward period.

    Significant components of the Company's deferred income tax assets and liabilities are as follows at December 31:

                                                                        1998          1997
                                                                    -------------  -----------
Deferred tax assets:
  Net operating loss carryforwards................................  $   5,734,927  $   941,300
  Stock compensation expense......................................        539,853           --
  Research and development credit carryforward....................         80,000           --
  Accrued compensation............................................         28,863        8,000
  Other...........................................................         38,740       45,700
                                                                    -------------  -----------
  Gross deferred tax assets.......................................      6,422,383      995,000
Deferred tax liability:
  Intangible amortization                                                (266,174)          --
                                                                    -------------  -----------
Net deferred tax assets...........................................      6,156,209      995,000
                                                                    -------------  -----------
Less: Valuation allowance.........................................     (6,156,209)    (995,000)
                                                                    -------------  -----------
                                                                    $          --  $        --
                                                                    -------------  -----------
                                                                    -------------  -----------

                                 TUNES.COM INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.  INCOME TAXES (CONTINUED)
    The valuation allowance for net deferred tax assets increased $5,161,209 as a result of the net changes in temporary differences including a $529,554 increase related to the acquisition of Tunes Network.

    At December 31, 1998, the Company had net operating loss carryforwards totaling approximately $14,705,000, which expire beginning in 2011. Based on the Internal Revenue Code regulations relating to changes in the ownership of the Company, utilization of the net operating loss carryforwards may be subject to annual limitations. Because the Company operated as a limited liabilty company until June 2, 1997, no income taxes were provided for as of December 31, 1996.

12.  RELATED PARTY TRANSACTIONS

    The Company incurred various operating expenses through JAM Productions Ltd.
(JPL). The Company reimbursed JPL for these expenses, which totaled approximately $24,000, $90,000, and $65,000 in 1996, 1997 and 1998,
respectively. A stockholder of JPL was the Company's Chairman of the Board through January 1999.

    The Company leases office space from an entity in which the Company's chief executive officer has an ownership interest. The monthly lease payments are approximately $18,000 and increase approximately 3% per year.

    Prior to 1998, the Company was charged for various services by Imagination Pilots Entertainment Inc. (IPEI), whose majority stockholder is the Company's chief executive officer. These services included rent of office facilities, use of personnel, and other various operating activities. Expenses related to these services were approximately $75,000 and $95,000 in 1996 and 1997, respectively.

    During 1997, the Company purchased certain assets, primarily computer and other equipment, software, certain intellectual property, and the rights to a contract for the development of CD-ROM titles, from IPEI and Imagination Pilots, Inc. (IPI), whose majority stockholder is the Company's chief executive officer, and assumed certain IPEI and IPI liabilities, for a total cash purchase price of $370,000. The purchase price was allocated as follows:

Computer and other equipment and software.........................  $ 309,000
In process research and development...............................     95,000
                                                                    ---------
                                                                      404,000
Less: Liabilities assumed.........................................    (34,000)
                                                                    ---------
Cash..............................................................  $ 370,000
                                                                    ---------
                                                                    ---------

                                 TUNES.COM INC.
                    PRO FORMA COMBINED FINANCIAL INFORMATION
                                    OVERVIEW
                                  (UNAUDITED)

    The following unaudited pro forma financial information (the "Unaudited Pro Forma Combined Financial Information") has been derived from the application of pro forma adjustments to the Company's historical consolidated financial statements included elsewhere herein. The Unaudited Pro Forma Combined Financial Information gives effect to (i) the acquisition of Tunes Network, Inc. which was effective in July 1998; (ii) the conversion of all outstanding preferred stock into common stock upon consummation of the Company's initial public offering;
(iii) the issuance of additional common stock related to the acquisition of Tunes Network, Inc.; (iv) the 1.25-for-1 common stock split to become effective prior to consummation of the Company's proposed public offering; and (v) the amortization related to a license fee payment made as a result of the issuance of preferred stock in May 1999, as if such events had occurred on June 30, 1999, for purposes of the unaudited pro forma balance sheet and at the beginning of the relevant period for purposes of the unaudited pro forma statements of operations for the year ended December 31, 1998 and the six months ended June 30, 1999. The pro forma adjustments are described in the accompanying notes. The Unaudited Pro Forma Financial Information is presented for information purposes only and does not purport to present what the Company's financial position or results of operations would actually have been if the aforementioned events had occurred on the dates specified or to project the Company's financial position or results of operations at any future date or for any future periods. The Unaudited Pro Forma Financial Information should be used in conjunction with the Company's historical consolidated financial statements and the notes thereto included elsewhere herein.

                                 TUNES.COM INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                       TUNES.COM          (1)            (2)
                                                       HISTORICAL    TUNES NETWORK   ADJUSTMENTS     PRO FORMA
                                                     --------------  -------------  -------------  --------------
Revenue:
  Advertising......................................  $      970,189  $      13,273                 $      983,462
  Other............................................       1,514,466        227,713                      1,742,179
                                                     --------------  -------------  -------------  --------------
  Total revenue....................................       2,484,655        240,986             --       2,725,641
Cost of revenue....................................       4,045,056        229,122        189,474(a)      4,463,652
                                                     --------------  -------------  -------------  --------------
Gross profit (deficit).............................      (1,560,401)        11,864       (189,474)     (1,738,011)
Operating expenses:
  Operations and development.......................       1,880,480        440,208                      2,320,688
  Sales and marketing..............................       4,034,115          2,878                      4,036,993
  General and administrative.......................       2,836,678        238,530                      3,075,208
  Depreciation and amortization....................       1,777,931         57,736      1,390,358(b)
                                                                                          875,000(c)      4,101,025
  Stock compensation...............................       1,374,539        203,628                      1,578,167
                                                     --------------  -------------  -------------  --------------
Total operating expenses...........................      11,903,743        942,980      2,265,358      15,112,081
                                                     --------------  -------------  -------------  --------------
Loss from operations...............................     (13,464,144)      (931,116)    (2,454,832)    (16,850,092)
Other income (expense).............................         427,696        (76,673)            --         351,023
                                                     --------------  -------------  -------------  --------------
Net loss...........................................  $  (13,036,448) $  (1,007,789) $  (2,454,832) $  (16,499,069)
                                                     --------------  -------------  -------------  --------------
                                                     --------------  -------------  -------------  --------------
Basic and diluted net loss per common share........                                                $        (2.89)
                                                                                                   --------------
                                                                                                   --------------
Weighted average number shares used in per share
  calculation......................................                                                     5,715,119
                                                                                                   --------------
                                                                                                   --------------

SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

                                 TUNES.COM INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                                                  TUNES.COM         (2)
                                                                  HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                --------------  -----------  --------------
Revenue:
  Advertising.................................................  $    1,371,867               $    1,371,867
  Other.......................................................         626,122                      626,122
                                                                --------------  -----------  --------------
Total revenue.................................................       1,997,989                    1,997,989
Cost of revenue...............................................       2,002,632      89,202(a)      2,091,834
                                                                --------------  -----------  --------------
Gross deficit.................................................          (4,643)    (89,202)         (93,845)
Operating expenses:
  Operations and development..................................       1,781,313                    1,781,313
  Sales and marketing.........................................       3,143,753                    3,143,753
  General and administrative..................................       2,003,617                    2,003,617
  Depreciation and amortization...............................       1,726,121     583,333(c)      2,309,454
  Stock compensation..........................................       3,853,663                    3,853,663
                                                                --------------  -----------  --------------
Total operating expenses......................................      12,508,467     583,333       13,091,800
                                                                --------------  -----------  --------------
Loss from operations..........................................     (12,513,110)   (672,535)     (13,185,645)
Other income..................................................          46,673                       46,673
                                                                --------------  -----------  --------------
Net loss......................................................  $  (12,466,437)   (672,535)  $  (13,138,972)
                                                                --------------  -----------  --------------
                                                                --------------  -----------  --------------
Basic and diluted net loss per common share...................                               $        (1.79)
                                                                                             --------------
                                                                                             --------------
Weighted average number shares used in per share
  calculation.................................................                                    7,342,671
                                                                                             --------------
                                                                                             --------------

SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

                                 TUNES.COM INC.
                        PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)
                              AS OF JUNE 30, 1999

                                                               TUNES.COM          (1)
                                                               HISTORICAL     ADJUSTMENTS      PRO FORMA
                                                             --------------  --------------  --------------
ASSETS
Current assets:
  Cash.....................................................  $   14,229,074  $               $   14,229,074
  Accounts receivable......................................         374,424                         374,424
  Prepaid expenses and other current assets................       1,494,043                       1,494,043
  Restricted investment....................................         500,000                         500,000
                                                             --------------  --------------  --------------
    Total current assets...................................      16,597,541                      16,597,541
Equipment and leasehold improvements.......................       1,824,452                       1,824,452
Less: Accumulated depreciation.............................        (638,420)                       (638,420)
                                                             --------------  --------------  --------------
                                                                  1,186,032                       1,186,032
Goodwill, net..............................................       2,325,710       1,750,000(b)      4,075,710
Intangibles, net...........................................         399,992                         399,992
License agreement, net.....................................       1,480,769              --       1,480,769
Other......................................................          37,969                          37,969
                                                             --------------  --------------  --------------
Total assets...............................................  $   22,028,013       1,750,000  $   23,778,013
                                                             --------------  --------------  --------------
                                                             --------------  --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.........................................  $    1,069,643  $           --  $    1,069,643
  Accrued compensation.....................................         352,000                         352,000
  Deferred revenue.........................................         178,683                         178,683
  Other accrued expenses and current liabilities...........       1,251,375                       1,251,375
                                                             --------------  --------------  --------------
  Total current liabilities................................       2,851,701              --       2,851,701
Long term obligations......................................         121,193                         121,193
Redeemable convertible preferred stock.....................      42,186,358     (42,186,358 (a)
Stockholders' equity (deficit):
  Common stock.............................................          18,060          71,500(a)
                                                                                      1,250(b)         90,810
  Additional paid-in capital...............................       9,290,708      42,114,858(a)
                                                                                  1,748,750(b)     53,154,316
  Common stock to be issued................................          55,420                          55,420
  Accumulated deficit......................................     (32,495,427)                    (32,495,427)
                                                             --------------  --------------  --------------
Total stockholders' equity (deficit).......................     (23,131,239)     43,936,358      20,805,119
                                                             --------------  --------------  --------------
Total liabilities and stockholders' equity (deficit).......  $   22,028,013  $    1,750,000  $   23,778,013
                                                             --------------  --------------  --------------
                                                             --------------  --------------  --------------

SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

                                 TUNES.COM INC.
               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

A. Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1998, and the six months ended June 30, 1999. The Unaudited Pro Forma Combined Statements of Operations assume all transactions had occurred at the beginning of the periods presented.

    (1) This column represents the 1998 historical results of operations for Tunes Network from the beginning of the year until the effective date of acquisition, July 1, 1998.

    (2) This column represents the pro forma adjustments applied to the Company's historical consolidated statements of operations for the year ended December 31, 1998, and the six months ended June 30, 1999, and includes the following:

       (a) To record the amortization of a $1,500,000 license fee over the remaining term of the license agreement, as extended. This payment was triggered by the May 1999 issuance of preferred stock pursuant to the license agreement.

       (b) To record six months of amortization of goodwill ($4,651,430), developed technology ($800,000), and assembled work force ($110,000) intangibles, recorded in connection with the acquisition of Tunes Network, over the estimated useful life of 24 months.

       (c) To record amortization of additional goodwill ($1,750,000) recorded in connection with the assumed issuance of 125,000 shares as additional consideration for the acquisition of Tunes Network upon reaching certain minimum equity market capitalization thresholds soon after the completion of an initial public offering by the Company. Additional goodwill has been calculated based on an assumed initial public offering price of $14.00 per share. Actual goodwill will be based on the trading price of the Company's common stock during the three-month period following the Company's planned initial public offering.

B.  Unaudited Pro Forma Combined Balance Sheet as of June 30, 1999.

    (1) This column represents the pro forma adjustments applied to the Company's historical consolidated balance sheet as of June 30, 1999, and includes the following as if it had occurred at that date:

       (a) To record the conversion of 5,719,962 shares of preferred stock into 7,149,953 shares of common stock.

       (b) To record as additional consideration for the acquisition of Tunes Network, the issuance of 125,000 shares of common stock, which are issuable upon reaching certain minimum equity market capitalization thresholds soon after the completion of an initial public offering by the Company.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Tunes Network, Inc.

We have audited the accompanying balance sheets of Tunes Network, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tunes Network, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
June 22, 1998

                              TUNES NETWORK, INC.
                                 BALANCE SHEETS

                                                                                DECEMBER 31,
                                                                          -------------------------
                                                                             1996          1997
                                                                          -----------  ------------    JUNE 30,
                                                                                                         1998
                                                                                                     -------------
                                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash..................................................................  $        --  $         --  $       7,217
  Accounts receivable...................................................          791        13,852          3,841
  Advances to shareholders..............................................       10,220            --             --
  Prepaids and other current assets.....................................       12,474            --            922
                                                                          -----------  ------------  -------------
Total current assets....................................................       23,485        13,852         11,980
Property and equipment, net.............................................      186,240       172,365        124,737
Other assets............................................................        5,243        13,615         16,853
                                                                          -----------  ------------  -------------
Total assets............................................................  $   214,968  $    199,832  $     153,570
                                                                          -----------  ------------  -------------
                                                                          -----------  ------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft........................................................  $     9,305  $      3,309  $          --
  Accounts payable......................................................      169,639       251,177        371,799
  Accrued compensation..................................................      222,383       536,557        317,121
  Other accrued expenses................................................        6,586       119,969        129,158
  Payables to officers..................................................       97,816       271,376        275,146
  Current obligations under capital leases..............................       23,701        40,984         44,123
  Current obligations under revolving line of credit with a related
    party...............................................................           --       185,000        185,000
  Convertible note payable to a related party...........................           --        50,000        505,000
  Notes payable to related parties......................................           --        33,465         33,465
  Note payable..........................................................           --        15,000         31,726
  Advances from Tunes.com...............................................           --            --        260,366
                                                                          -----------  ------------  -------------
Total current liabilities...............................................      529,430     1,506,837      2,152,904

Obligations under capital leases, net of current portion................       91,895        78,803         63,005
Obligations under revolving line of credit with a related party.........      135,000            --             --
Notes payable to related parties, net of current portion................       11,490            --             --
Bridge financing........................................................           --       465,000             --

Commitments

Stockholders' equity (deficit):
  Common stock, no par value; 10,000,000 shares authorized; 1,884,000,
    5,940,500 and 7,875,955 shares issued and outstanding at December
    31, 1996 and 1997 and June 30, 1998, respectively...................       21,861       351,019      1,147,277
  Accumulated deficit...................................................     (574,708)   (2,201,827)    (3,209,616)
                                                                          -----------  ------------  -------------
Total stockholders' equity (deficit)....................................     (552,847)   (1,850,808)    (2,062,339)
                                                                          -----------  ------------  -------------
Total liabilities and stockholders' equity (deficit)....................  $   214,968  $    199,832  $     153,570
                                                                          -----------  ------------  -------------
                                                                          -----------  ------------  -------------

SEE ACCOMPANYING NOTES.

                              TUNES NETWORK, INC.
                            STATEMENTS OF OPERATIONS

                                                                       YEAR ENDED DECEMBER 31,
                                                                      --------------------------
                                                                         1996          1997
                                                                      -----------  -------------    SIX MONTHS
                                                                                                       ENDED
                                                                                                     JUNE 30,
                                                                                                       1998
                                                                                                  ---------------
                                                                                                    (UNAUDITED)
Revenue.............................................................  $    62,693  $     299,116   $     240,986
Cost of revenue.....................................................       12,048        247,798         229,122
                                                                      -----------  -------------  ---------------
                                                                           50,645         51,318          11,864

Operating expenses:
  Operating and development.........................................      267,257        737,873         440,208
  Sales and marketing...............................................      203,336        344,155           2,878
  General and administrative........................................      190,966        597,033         499,894
                                                                      -----------  -------------  ---------------
                                                                          661,559      1,679,061         942,980
                                                                      -----------  -------------  ---------------
Loss from operations................................................     (610,914)    (1,627,743)       (931,116)
Other income, net...................................................           --         10,000          (3,591)
Interest expense....................................................      (21,137)       (41,661)        (73,082)
                                                                      -----------  -------------  ---------------
Loss from continuing operations.....................................     (632,051)    (1,659,404)     (1,007,789)
Income from discontinued operations (income from operations --
 $213,773 and $5,464 in 1996 and 1997, respectively; income from
 disposal -- $26,821 in 1997).......................................      213,773         32,285              --
                                                                      -----------  -------------  ---------------
Net loss............................................................  $  (418,278) $  (1,627,119)  $  (1,007,789)
                                                                      -----------  -------------  ---------------
                                                                      -----------  -------------  ---------------

SEE ACCOMPANYING NOTES.

                              TUNES NETWORK, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                              TOTAL
                                                                       COMMON STOCK                       SHAREHOLDERS
                                                                 ------------------------   ACCUMULATED      EQUITY
                                                                   SHARES       AMOUNT        DEFICIT       (DEFICIT)
                                                                 ----------  ------------  -------------  -------------
Balance at December 31, 1995...................................   1,771,000  $     18,788  $    (156,430) $    (137,642)
  Issuance of common stock to employees and third parties in
    exchange for services......................................     113,000         3,073             --          3,073
  Net loss.....................................................          --            --       (418,278)      (418,278)
                                                                 ----------  ------------  -------------  -------------
Balance at December 31, 1996...................................   1,884,000        21,861       (574,708)      (552,847)
  Issuance of common stock to employees and third parties in
    exchange for services......................................   4,056,500       329,158             --        329,158
  Net loss.....................................................          --            --     (1,627,119)    (1,627,119)
                                                                 ----------  ------------  -------------  -------------
Balance at December 31, 1997...................................   5,940,500       351,019     (2,201,827)    (1,850,808)
Issuance of common stock to employees and third parties in
 exchange for services (unaudited).............................     989,713       433,810             --        433,810
Exercise of stock options (unaudited)..........................     660,092       237,448             --        237,448
Conversion of notes payable to common stock (unaudited)........     285,650       125,000                       125,000
Net loss (unaudited)...........................................          --            --     (1,007,789)    (1,007,789)
                                                                 ----------  ------------  -------------  -------------
Balance at June 30, 1998 (unaudited)...........................   7,875,955  $  1,147,277  $  (3,209,616) $  (2,062,339)
                                                                 ----------  ------------  -------------  -------------
                                                                 ----------  ------------  -------------  -------------

SEE ACCOMPANYING NOTES.

                              TUNES NETWORK, INC.
                            STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED DECEMBER 31,
                                                                        ------------------------
                                                                           1996         1997
                                                                        ----------  ------------    SIX MONTHS
                                                                                                       ENDED
                                                                                                     JUNE 30,
                                                                                                       1998
                                                                                                  ---------------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss..............................................................  $ (418,278) $ (1,627,119)  $  (1,007,789)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization.......................................      60,826       105,868          57,736
  Common stock issued to employees and third parties in exchange for
    services..........................................................       3,073       329,158         433,810
  Stock compensation expense..........................................          --            --         203,628
  Changes in operating assets and liabilities:
    Accounts receivable...............................................        (791)      (13,061)         10,011
    Advances to shareholders..........................................     (10,220)       10,220              --
    Prepaids and other current assets.................................      (8,536)       12,474            (922)
    Other assets......................................................      (9,586)       (8,372)         (3,238)
    Accounts payable..................................................     106,074        81,538         120,622
    Accrued compensation..............................................     139,472       314,174        (219,436)
    Other accrued expenses............................................       2,322       113,383           9,189
                                                                        ----------  ------------  ---------------
Net cash used in operating activities.................................    (135,644)     (681,737)       (396,389)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment....................................     (28,650)      (66,014)        (10,108)
                                                                        ----------  ------------  ---------------
Net cash used in investing activities.................................     (28,650)      (66,014)        (10,108)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft........................................................       7,985        (5,996)         (3,309)
Proceeds from payables to officers....................................     145,385       316,700           3,770
Repayment of payables to officers.....................................     (47,569)     (143,140)             --
Proceeds from revolving line of credit with a related party...........     135,000        50,000              --
Proceeds from convertible note payable to a related party.............          --        50,000         115,000
Proceeds from notes payable to related parties........................          --        25,000              --
Repayment of notes payable to related parties.........................      (7,260)       (3,025)         16,726
Proceeds from notes payable...........................................          --        15,000              --
Proceeds from bridge financing........................................          --       465,000              --
Repayment of lease obligations........................................     (69,247)      (21,788)        (12,659)
Proceeds from exercise of stock options...............................          --            --          33,820
Advances from Tunes.com...............................................          --            --         260,366
                                                                        ----------  ------------  ---------------
Net cash provided by financing activities.............................     164,294       747,751         413,714
                                                                        ----------  ------------  ---------------
Net increase in cash and cash equivalents.............................          --            --           7,217
Cash and cash equivalents at beginning of period......................          --            --              --
                                                                        ----------  ------------  ---------------
Cash and cash equivalents at end of period............................  $       --  $         --   $       7,217
                                                                        ----------  ------------  ---------------
                                                                        ----------  ------------  ---------------
SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest..............................................  $   15,735  $     24,571   $      15,813
                                                                        ----------  ------------  ---------------
                                                                        ----------  ------------  ---------------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Purchase of property and equipment under capital lease
    obligations.......................................................  $  112,934  $     25,979   $          --
                                                                        ----------  ------------  ---------------
                                                                        ----------  ------------  ---------------
  Notes payable converted to shares of common stock...................  $       --  $         --   $     125,000
                                                                        ----------  ------------  ---------------
                                                                        ----------  ------------  ---------------

SEE ACCOMPANYING NOTES.

                              TUNES NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS

    (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 IS
                                   UNAUDITED)

1.  NATURE OF BUSINESS

    Tunes Network, Inc. (the "Company"), a California corporation, formerly Surf Communications, Inc., was incorporated on April 19, 1994 as a provider of Internet access services. In 1996, the Company expanded its strategy to include music entertainment. The Company is currently a developer of music-related Web site technology and content and an online retailer of CDs. The Company contracts with outside warehouses for fulfillment services to deliver products to customers and, therefore, the Company maintains no inventories. The Company sells its products and services primarily to customers in the United States.

    In December 1997, the Company discontinued its Internet access services business and sold this business. The operations of the Internet access services business have been accounted for as a discontinued operation.

2.  BASIS OF PRESENTATION

    The financial statements of the Company as of June 30, 1998 and for the six-month period ended June 30, 1998 contain all adjustments and accruals (consisting of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the financial position and operating results of the interim period presented.

3.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, generally three years. Assets under capital leases are amortized using the straight-line method over the shorter of the estimated useful lives or the remaining lease terms, generally three years.

REVENUE RECOGNITION

    Revenue from CD sales, which consists primarily of recorded music sold via the Internet, includes outbound shipping and handling charges and are recognized when the products are shipped. Allowances for credit losses and for estimated returns are recorded upon recognition of revenue. Actual credit losses and returns have been insignificant to date. Revenue from services, including music encoding, and Web site development services is recognized after the services have been performed and collection of the related receivable is considered probable.

                              TUNES NETWORK, INC.

    (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 IS
                                   UNAUDITED)

3.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Revenue from one customer accounted for 80% of revenues for the year ended December 31, 1996. Revenue from a different customer accounted for 27% of revenues for the year ended December 31, 1997.

    The Company does not perform credit evaluations and does not require collateral from customers.

OPERATING AND DEVELOPMENT

    Costs to develop the Company's products are expensed as incurred in accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs," which established accounting and reporting standards for research and development costs.

    Operating and development expenses consist principally of payroll and related expenses for development, editorial, and network operations personnel and consultants and expenses for systems and telecommunications infrastructure.

INTERNALLY DEVELOPED SYSTEMS AND SOFTWARE

    The costs to develop internal systems and software, primarily payroll and related expenses for development and design of software, are charged to expense as incurred.

DEPENDENCE ON SUPPLIERS

    The Company's primary provider of order fulfillment for recorded music titles is Valley Record Distributors ("Valley"). The Company has no fulfillment operation or facility of its own and, accordingly, is dependent upon maintaining its existing relationship with Valley or establishing a new fulfillment relationship with one of the few other fulfillment operations. There can be no assurance that the Company will maintain its relationship with Valley beyond the term of its existing two-year agreement, which expires in September 1998, or that it will be able to find an alternative, comparable vendor capable of providing fulfillment services on terms satisfactory to the Company, should its relationship with Valley terminate. Valley accounted for 79% of the cost of sales for the years ended 1996 and 1997. The Company has the right to offset accounts receivable from and accounts payable to Valley. As a result, the accounts receivable were used to reduce the accounts payable in the accompanying balance sheet.

4.  DISCONTINUED OPERATION

    In September 1997, the Company decided to discontinue the Internet access services line of business and sold that line of business in December 1997 for $25,000. Income on disposal included the $25,000 cash proceeds and operating income from September 1997 through December 1997 of $1,821. Revenues from the Internet access services line of business were $450,000 and $156,618 in 1996 and 1997, respectively. No assets or liabilities were sold as a result of this disposition. The results of operations of the Internet access services line of business is shown as a discontinued operation for all periods presented.

                              TUNES NETWORK, INC.

    (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 IS
                                   UNAUDITED)

5.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                          1996        1997
                                                                       ----------  -----------
Computer software and equipment......................................  $  241,278  $   324,172
Furniture and fixtures...............................................       8,915       18,014
                                                                       ----------  -----------
                                                                          250,193      342,186
Less accumulated depreciation and amortization.......................     (63,953)    (169,821)
                                                                       ----------  -----------
Property and equipment, net..........................................  $  186,240  $   172,365
                                                                       ----------  -----------
                                                                       ----------  -----------

    Total property and equipment under capital leases was $186,877 and $212,856, less accumulated amortization of $42,268 and $98,616, at December 31, 1996 and 1997, respectively.

6.  DEBT

PAYABLES TO OFFICERS

    Payables to officers represent amounts loaned to the Company by officers for purposes of sustaining the Company's operations. Payables for $61,664 and $218,474 at December 31, 1996 and 1997, respectively, bear interest at 15% per annum. The remaining payables do not bear interest. Payables are repaid as Company funds are available.

REVOLVING LINE OF CREDIT

    In April 1996, the Company entered into a $50,000 revolving line-of-credit agreement (the "Agreement") with an officer of the Company. This line of credit was increased to $135,000 in October 1996, $185,000 in January 1997 and $200,000 in May 1997. The Agreement bears interest at 10.14% and 9.89% at December 31, 1996 and 1997, respectively, per annum. Interest is payable monthly. The Agreement expires on June 20, 1998, at which time all outstanding interest and principal under the Agreement will become due and payable. Additionally, should the Company receive funding or achieve a significant income event before June 20, 1998, the balance outstanding under this Agreement shall become due and payable. Borrowings outstanding under the Agreement are collateralized by substantially all of the Company's assets not otherwise encumbered and are personally guaranteed by an officer of the Company.

CONVERTIBLE NOTE PAYABLE TO A RELATED PARTY

    In November 1997, the Company entered into an agreement with an investor, who is an advisory board member of the Company, under which it borrowed $50,000 issued under a convertible promissory note, with interest at 12% per annum. Under the terms of the agreement, principal and interest are due and payable on the earlier of 12 months from the date of the agreement, or, in the event of a default, amounts are declared due and payable by the investor, unless such amounts are automatically converted into equity securities of the Company pursuant to the terms of the agreement.

                              TUNES NETWORK, INC.

    (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 IS
                                   UNAUDITED)

6.  DEBT (CONTINUED)
    The note will convert into equity upon the closing of the next equity financing, completed before September 30, 1998, in which the Company receives aggregate offering proceeds valued by the Company at more than $250,000. At such time, the investor shall receive, in full satisfaction of amounts owing under the note, a number of equity securities equal to the quotient of the amount of the loan divided by 72.5% of the price per equity security paid by participants in the next equity financing. The investor will be entitled to all rights granted to participants in the next equity financing.

    Additionally, upon the closing of the next equity financing, the investor shall receive an option to purchase a certain number of shares of common stock of the Company based on the pre-money valuation of the next equity financing. In no event shall the number of shares of common stock under the option be less than 50,000. The option will be fully vested upon the closing of the next equity financing.

    In the event of any liquidation, dissolution or winding up of the Company, prior and in preference to any distribution of any of the assets of the Company to any investor or to the holders of any equity security, the investors will be entitled to, at the investors' election, either a repayment of all amounts due under the loan, or to convert the principal amount into the most senior equity securities then authorized by the Articles of Incorporation of the Company at a price per share that would cause the Company to be valued at $3,500,000.

NOTES PAYABLE TO RELATED PARTIES

    In December 1995, the Company entered into a promissory note (the "Note") for $18,750 with the father of an officer of the Company. The Note bears interest at 10% per annum. Interest and principal are due monthly in equal monthly payments of $605 commencing on January 1, 1996. The balance of this Note, including accrued interest, shall be due and payable in full on or before December 1, 1998. Borrowings outstanding under the Note are collateralized by substantially all of the Company's assets not otherwise encumbered (see Note
11).

    In December 1997, the Company entered into a promissory note (the "Note") for $25,000 with an investor. The Note bears interest at 6% per annum. Interest and principal are due on or before May 22, 1998 (see Note 11).

NOTES PAYABLE

    In November 1997, the Company entered into a promissory note (the "Note") for $15,000 with a lender. The Note bears interest at the prime rate plus 2% (10.5% at December 31, 1997) per annum. Interest and principal are due and payable on the earlier of the date on which the lender shall purchase all or substantially all of the assets of the borrower or January 30, 1998 (see Note
11).

BRIDGE FINANCING

    In 1997, the Company entered into bridge financing agreements with certain investors under which it borrowed $465,000. Under the terms of the agreements, upon the closing of the next equity financing as defined in the agreements, in which the Company receives aggregate offering proceeds valued by the Company at more than $1,000,000, the investors shall receive a number of equity securities equal to the quotient of the amount of the funds delivered by the investors divided by 50% of the price per equity

                              TUNES NETWORK, INC.

    (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 IS
                                   UNAUDITED)

6.  DEBT (CONTINUED)
security paid by participants in the next equity financing. The investors will be entitled to all rights granted to participants in the next equity financing.

    In March 1998, the Company entered into bridge financing agreements with certain investors under which it borrowed $115,000 issued under convertible promissory notes, with interest at 6% per annum (see Note 11).

7.  LEASE COMMITMENTS

    If the investors have not received equity securities pursuant to this agreement before the closing of a corporate sale transaction, as defined in the agreement, the investors shall receive from the Company the most senior equity securities then authorized by the Articles of Incorporation of the Company valued at an amount equal to 200% of the amount of the funds delivered by the investors.

    The Company leases certain office facilities under noncancelable operating leases. The Company leases equipment under capital leases. Interest rates on capital leases range from 12% to 21%.

    Future minimum lease payments under capital leases and noncancelable operating leases with initial terms of one year or more at December 31, 1997, are as follows:

                                                                         CAPITAL     OPERATING
                                                                          LEASES      LEASES
                                                                        ----------  -----------
1998..................................................................  $   53,565   $  28,200
1999..................................................................      52,481          --
2000..................................................................      34,416          --
2001..................................................................       1,284          --
                                                                        ----------  -----------
Total minimum lease payments..........................................     141,746   $  28,200
                                                                                    -----------
                                                                                    -----------
Less amount representing interest.....................................      21,959
                                                                        ----------
Present value of net minimum lease payments...........................     119,787
Less current portion..................................................      40,984
                                                                        ----------
                                                                        $   78,803
                                                                        ----------
                                                                        ----------

    Rent expense for the years ended December 31, 1996 and 1997 was $22,953 and $56,468, respectively.

8.  STOCKHOLDERS' EQUITY (DEFICIT)

COMMON STOCK

    Common stock represents the deemed fair value of services contributed to the Company by employees and third parties in 1996 and 1997. In November 1997, all employee stockholders of the Company entered into restricted common stock purchase agreements under which all common shares granted to such employee stockholders through October 1997 were vested 25% on October 20, 1997 and vest 1/48 per month thereafter. Additionally, such shares will vest immediately upon the sale of substantially all of the Company's assets. At December 31, 1997, 5,336,407 common shares were vested.

                              TUNES NETWORK, INC.

    (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 IS
                                   UNAUDITED)

9.  INCOME TAXES

    The Company uses the liability method to account for income taxes as required by Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                                                        DECEMBER 31,
                                                                                                    --------------------
                                                                                                      1996       1997
                                                                                                    ---------  ---------
Net operating loss carryforwards..................................................................  $      94  $     530
Research and development credit carryforwards.....................................................         --         80
Accrued compensation..............................................................................         --        215
                                                                                                          ---  ---------
Total deferred tax assets.........................................................................         94        825
Valuation allowance...............................................................................        (94)      (825)
                                                                                                          ---  ---------
Net deferred tax assets...........................................................................  $      --  $      --
                                                                                                          ---  ---------
                                                                                                          ---  ---------

    The valuation allowance increased by $94,000 and $731,000 in the years ended 1996 and 1997, respectively.

    At December 31, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $1,300,000 which expire in the tax years 2011 through 2012. The Company has federal tax credit carryforwards of approximately $50,000 which expire in the year 2012.

    Because of the "change in ownership" provisions of the Internal Revenue Code of 1986, a portion of the Company's net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

10.  DISPUTE SETTLEMENT

    In March 1998, a former consultant of the Company filed a suit against the Company. In May 1998, the Company entered into a settlement agreement with the former consultant. In connection with this settlement, the former consultant received $31,989 for wages earned during employment with the Company from January 1998 to March 1998, and an option, effective upon the time of the acquisition of the Company by JAMtv, to purchase 445,834 shares of common stock of the Company at $.10 per share which was, as required under the terms of the agreement, automatically exercised in full upon the effective time of the acquisition (see Note 11).

11.  SUBSEQUENT EVENT

    Effective July 1, 1998, substantially all of the Company's business was merged with and into Tunes Acquisition Corp., a wholly owned subsidiary of Tunes.com Inc, formerly JAMtv Corporation. In connection with this merger, all outstanding debt was assumed by Tunes.com Inc. and repaid in 1998.

                              TUNES NETWORK, INC.

    (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 IS
                                   UNAUDITED)

12.  RISKS ASSOCIATED WITH THE YEAR 2000 (UNAUDITED)

    Although the Company is not aware of any material operational issues or costs associated with preparing its internal systems for the year 2000, there can be no assurance that the Company will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems, which include third-party software and hardware technology.

                              [INSIDE BACK COVER]:

Call-outs for back insider cover, which has rollingstone.com logo and two screen shots, one of Big Video section and another of Download This/MP3s & More:

1.  WE WANT YOUR MP3

    Aspiring rock stars can create their own artist or band home page on rollingstone.com, complete with biographies, photos and artwork, news, lyrics, links and up to five uploaded songs.

2.  CHOOSE YOUR FORMAT

    We support downloadable music formats, such as Windows Media, MP3, Liquid Audio and a2b Music, and let undiscovered artists easily upload their digital tracks.

3.  FAME AND FORTUNE AWAIT

    ROLLING STONE and THE SOURCE editors will listen to selected uploaded songs and pick the best of them as featured downloads. This is where music fans get an intelligent head start on sorting through vast collections of downloadable tracks.

4.  SEARCH FOR THE FAMOUS ONES, FIND THE UNDISCOVERED ONES

    Fans can look for artists and bands they know by name or search for the ones they don't know yet, either by genre or by music influences.

5.  SCREAMIN', STREAMIN' VIDEOS

    Users with a high-speed Internet connection can click on and watch Britney's video.

6.  VIDEO ON DEMAND

    For users with a regular modem, we've got more than 1,000 music videos at their speed, available when they want to watch them.

    Ad copy for inside front cover, before fold out:

                                  [Reserved.]

-----------------------------------
-----------------------------------

                                4,000,000 SHARES

                                  COMMON STOCK

                                     [LOGO]

                                     ------

                              P R O S P E C T U S

                                           , 1999

                                   ---------

                              SALOMON SMITH BARNEY

                                    SG COWEN

                           U.S. BANCORP PIPER JAFFRAY

-----------------------------------
-----------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses that are payable by us in connection with the registration, sale and distribution of the common stock being registered. Except for the SEC registration fee, NASD filing fee and Nasdaq National Market listing fee, all of the amounts are estimates of our costs. The table does not include underwriting discounts and commissions.

EXPENSE                                                                                                   AMOUNT
------------------------------------------------------------------------------------------------------  ----------
SEC registration fee..................................................................................  $   19,182
NASD filing fee.......................................................................................       7,400
Nasdaq National Market listing fee....................................................................      90,000
Printing expenses.....................................................................................     200,000
Legal fees and expenses...............................................................................     300,000
Accounting fees and expenses..........................................................................     150,000
Blue Sky fees and expenses............................................................................      10,000
Transfer agent and registrar fees.....................................................................      10,000
Miscellaneous expenses................................................................................      13,418
                                                                                                        ----------
    Total.............................................................................................  $  800,000
                                                                                                        ----------
                                                                                                        ----------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article X of our certificate of incorporation is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which generally permits a company to include a provision limiting the personal liability of a director in the company's certificate of incorporation. Subject to several limitations,
Article X eliminates the personal liability of our directors to us and our stockholders for monetary damages for breaches of fiduciary duty as a director. However, Article X does not eliminate director liability: (i) for breaches of the duty of loyalty to us and our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for transactions from which a director derives improper personal benefit; and (iv) under Section 174 of the Delaware General Corporation Law.
Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While Article X protects our directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in Article X have no effect on claims arising under the federal securities laws.

    Article X also authorizes us to indemnify our directors to the fullest extent permitted under Delaware General Corporation Law, which is described in part below. In addition, with limitations, Section 6.1 of our bylaws provides for indemnification of any of our past, present and future officers and directors against liabilities and reasonable expenses incurred in any criminal or civil action or administrative or investigative proceeding by reason of such person's being or having been our officer or director or an officer or director of any other corporation which such person serves as such at our request. Pursuant to Delaware law, indemnification is limited to officers and directors who have acted in good faith and in a manner they reasonably believed to be in our best interests or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was illegal. Any questions regarding whether the current officer or director has met the required standards of conduct are to be answered by: (i) a majority of our disinterested directors; (ii) by a committee of disinterested directors designated by a majority vote of the disinterested directors; (iii) if there are no disinterested directors or if the directors so direct, a written opinion of independent legal counsel selected by our board of directors or (iv) our stockholders. Section 6.1 requires us to pay the person's expenses for the defense of any such proceeding before the final disposition, provided such person undertakes to repay all advanced funds if the person is ultimately determined to be liable. Indemnification rights under Article X are non-exclusive. Rights under Section 6.1 are separable, and if any part of that section is determined to be invalid for any reason, all other parts remain in effect.

    Under Delaware law, directors and officers, as well as other employees and individuals, may be indemnified against expenses, attorneys' fees, judgments, fines, amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation called a derivative action, if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

    We maintain a directors and officers liability insurance policy which provides for indemnification of our directors, officers and specific employees for specific liabilities.

    We also intend to enter into agreements to indemnify our directors, in addition to the indemnification provided for under Delaware law and in our certificate of incorporation and bylaws. The agreements will indemnify our directors for expenses, including attorneys' fees, judgments, fines and settlement amounts they incur in any action or proceeding arising out of their service as a director. We believe that these provisions and agreements are important to attract and retain qualified directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The securities issued in the transactions described below were offered and sold in reliance upon an exemption from registration under Section 4(2) and
Section 3(a)(9) of the Securities Act and Rule 701 and Regulation D relating to transactions by an issuer not involving a public offering, transactions involving an exchange of securities by an issuer with its security holders where no commission or other remuneration is paid for soliciting such exchange, or transactions pursuant to compensatory benefit plans and contracts for compensation. The factors which made such exemptions available include the accreditation and sophistication of the offerees and purchasers, their access to our officers and directors and material information about us, the disclosures which were actually made to them and the absence of any general solicitation or advertising. In addition, the investors represented their intention to acquire our securities for investment purposes and not with a view to, or for sale in connection with, any distribution. Furthermore, legends were affixed to share certificates or other instruments indicating that such securities are "restricted securities." Share numbers and per share consideration for common stock have been adjusted for the 1.25-for-1 stock split to be effected prior to the completion of the offering.

    Our predecessor, Digital Entertainment Network, issued a principal amount of $500,000 of notes as of March 31, 1997 to its members. No underwriter was involved and no selling commissions were paid. We issued these notes in reliance upon an exemption from registration under Rule 504 of Regulation D.

    On June 2, 1997, we issued 1,438,163 shares of common stock to the members of Digital Entertainment Networks in exchange for all outstanding equity interests of Digital Entertainment Network as part of our reorganization of Digital Entertainment Network into our company. No underwriter was involved and no selling commissions were paid. We issued these shares in reliance upon an exemption from registration under Section 3(a)(9) and
Section 4(2) of the Securities Act.

    On June 2, 1997, we issued 1,500,000 shares of Series A-I preferred stock to The Goldman Sachs Group for $4.5 million at $3.00 per share and 166,666 shares of Series A-I preferred stock to the holders of Digital Entertainment Network's notes which were issued as of March 31, 1997, as described above. The noteholders received the stock in exchange for cancellation of the notes issued by Digital Entertainment Network. No underwriter was involved in the offering and no commissions were paid. We issued the shares to The Goldman Sachs Group, an accredited investor, in reliance upon an exemption from registration under Rule 506 of Regulation D. We issued shares to the noteholders in reliance upon an exemption from registration under Section 3(a)(9) and Section 4(2) of the Securities Act.

    On October 31, 1997, we issued 200,000 shares of Series A-II preferred stock to The Goldman Sachs Group for $1.0 million at $5.00 per share. In addition, in November and December 1997, we issued 472,000 shares of Series B preferred stock for an aggregate price of $2.3 million at $5.00 per share. No underwriter was involved in the offering and no commissions were paid. We issued these shares of Series A-II and Series B preferred stock to accredited investors in reliance upon an exemption from registration under Rule 506 of Regulation D.

    On November 10, 1997, we issued to Straight Arrow Publishers Company, L.P. a warrant to purchase shares of common stock at an exercise price of $2.40 per share. As of June 30, 1999, the warrant was exercisable into approximately 1,277,379 shares of common stock. The warrant was granted in connection with our agreement to be the exclusive licensee of music content of ROLLING STONE magazine. The warrant expires in November 2007. No underwriter was involved in the offering and no commissions were paid. We issued this warrant to an accredited investor in reliance upon an exemption from registration under
Section 4(2) of the Securities Act and Rule 506 of Regulation D.

    During February and March 1998, we issued 533,334 shares of Series C preferred stock for $4.0 million at $7.50 per share. No underwriter was involved in the offering and no selling commissions were paid. We issued these shares to accredited investors in reliance upon an exemption from registration under Rule 506 of Regulation D.

    During May and June 1998, we issued 150,000 shares of Series A-III preferred stock to The Goldman Sachs Group for $1.5 million at $10.00 per share. In addition, we issued 666,136 shares of Series D preferred stock for $6.7 million at $10.00 per share. No underwriter was involved in the offering and no selling commissions were paid. We issued these shares of Series A-III and Series D preferred stock to accredited investors in reliance upon an exemption from registration under Rule 506 of Regulation D.

    In connection with our acquisition of Tunes Network in July 1998, headquartered in Berkeley, California, we issued an aggregate of 237,500 shares of common stock to the shareholders of Tunes Network. We have also issued an additional 125,000 shares. In addition, we agreed to issue up to an additional 125,000 shares if we meet specific minimum equity market capitalization thresholds at any time prior to three months after the date of our initial public offering, determined by multiplying the number of shares outstanding immediately prior to our initial public offering by the initial public offering price per share or the trading price of our common stock during such three-month period. No underwriter was involved in the offering and no commissions were paid. We issued these shares in reliance upon an exemption from registration under Rules 505 and 506 of Regulation D.

    On January 1, 1999, we issued to Source Enterprises a warrant to purchase up to 93,750 shares of our common stock at an exercise price of $8.00 per share. The warrant was granted in connection with our agreement to be the exclusive licensee of music content of THE SOURCE magazine. No underwriter was involved in the offering and no commissions were paid. We issued this warrant to an accredited investor in reliance upon an exemption from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D.

    During March and April 1999, we issued an aggregate of $4.0 million principal amount of convertible promissory notes, which accrued interest at 8% per annum. These notes automatically converted into Series A-IV and Series E preferred stock in May 1999. Purchasers of the notes received a two-year warrant to purchase one share of our common stock for each $100 of principal under the notes at an exercise price of $8.00 per share. We issued these notes and warrants to accredited investors in reliance upon an exemption from registration under Rule 506 of Regulation D.

    During May 1999, we issued 76,165 shares of Series A-IV preferred stock and 1,955,661 shares of Series E preferred stock for $15.3 million of cash and the conversion of all of the $4.0 million principal amount of convertible promissory notes, plus accrued interest, which we issued in March and April 1999. In connection with this offering, we paid SG Cowen an aggregate of $907,000 of cash and granted it a warrant to purchase 101,644 shares of our common stock exercisable at $8.00 per share for serving as placement agent and we paid Keith Ohnmies $23,000 for serving as a finder. We issued the shares of Series A-IV and Series E preferred stock to accredited investors in reliance upon an exemption from registration under Rule 506 of Regulation D. We issued the warrant to an accredited investor in reliance upon an exemption from registration under
Section 4(2) of the Securities Act and Rule 506 of Regulation D.

    Since our inception and until June 30, 1999, we have granted options under our 1997 and 1999 stock option plans to acquire an aggregate of 2,332,764 shares of common stock. The exercise prices of those options range from $0.50 per share for options issued in 1997 to $8.00 per share for options issued since June 1998. We have issued these options to our officers in reliance upon an exemption from registration under Rule 701 and Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a) See "Index to Exhibits" on Page E-1 hereof, immediately following the signature pages.

        (b) Financial Statement Schedules: The following financial statement schedule is included in this registration statement. All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 TUNES.COM INC.
                               DECEMBER 31, 1998

                                                                          ADDITIONS
                                                      BALANCE AT       CHARGED TO COSTS                  BALANCE AT
DESCRIPTION                                       BEGINNING OF PERIOD    AND EXPENSES     DEDUCTIONS    END OF PERIOD
------------------------------------------------  -------------------  ----------------  -------------  -------------
Year ended December 31, 1998:
  Deducted from asset accounts:
    Allowance for doubtful accounts.............       $      --          $   17,000       $      --      $  17,000
                                                          ------             -------           -----    -------------
                                                          ------             -------           -----    -------------
Year ended December 31, 1997:
  Deducted from asset accounts:
    Allowance for doubtful accounts.............       $      --          $       --       $      --      $      --
                                                          ------             -------           -----    -------------
                                                          ------             -------           -----    -------------
Period from July 2, 1996 to December 31, 1996:
  Deducted from asset accounts:
    Allowance for doubtful accounts.............       $      --          $       --       $      --      $      --
                                                          ------             -------           -----    -------------
                                                          ------             -------           -----    -------------

                         REPORT OF INDEPENDENT AUDITORS

    We have audited the consolidated financial statements of Tunes.com Inc. as of December 31, 1997 and 1998, and for each of the years then ended and for the period from July 2, 1996 (inception) to December 31, 1996, and have issued our report thereon dated January 26, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
January 26, 1999

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 20, 1999.

                                TUNES.COM INC.

                                By:            /s/ STUART B. FRANKEL
                                     -----------------------------------------
                                                 Stuart B. Frankel
                                              CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on July 20, 1999:

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                /s/ HOWARD A. TULLMAN*
     -------------------------------------------        Chairman of the Board and Chief Executive Officer
                  HOWARD A. TULLMAN                     (Principal Executive Officer)

                /s/ STUART B. FRANKEL
     -------------------------------------------        Chief Financial Officer, Treasurer and Secretary
                  STUART B. FRANKEL                     (Principal Financial and Accounting Officer)

               /s/ ROBERT R. GHEEWALLA*
     -------------------------------------------        Director
                 ROBERT R. GHEEWALLA

               /s/ JOSEPH H. GLEBERMAN*
     -------------------------------------------        Director
                 JOSEPH H. GLEBERMAN

            /s/ BURTON B. GOLDSTEIN, JR.*
     -------------------------------------------        Director
               BURTON B. GOLDSTEIN, JR.

                /s/ MATTHEW S. KAPLAN*
     -------------------------------------------        Director
                  MATTHEW S. KAPLAN

* Signed by Stuart B. Frankel pursuant to a power of attorney that was previously filed.

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Howard A. Tullman and Stuart B. Frankel, and each of them acting individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on July 20, 1999:

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                  /s/ SCOTT MEDNICK
     -------------------------------------------        Director
                    SCOTT MEDNICK

                  /s/ JANN S. WENNER
     -------------------------------------------        Director
                    JANN S. WENNER

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER    DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
     1.1   Form of Underwriting Agreement

   **2.1   Form of Agreement of Reorganization by and between Digital Entertainment Networks, L.L.C., its members and Registrant dated as of May 21, 1997

   **2.2   Agreement of Merger by and among Registrant, Tunes Acquisition Corp. and Tunes Network, Inc. dated as of June 9, 1998

     3.1   Form of Fourth Restated Certificate of Incorporation of the Registrant

     3.2   Form of Amended and Restated Bylaws of the Registrant

     4.1   Form of Registrant's Common Stock Certificate

   **4.2   Amended and Restated Stockholders' Agreement by and among Registrant and its stockholders

   **4.3   Amended and Restated Registration Rights Agreement by and among Registrant and its preferred stockholders

     4.4   Form of Amended 1997 Stock Option Plan

     4.5   Form of 1999 Stock Option Plan

     4.6   Form of Option Agreement

   **4.7   Warrant to Purchase Shares of Common Stock of Registrant dated November 10, 1997 and issued to Straight
           Arrow Publishers Company, L.P.

   **4.8   Warrant to Purchase Shares of Common Stock of Registrant dated January 1, 1999 and issued to Source
           Enterprises, Inc.

     4.9   Warrant to Purchase Shares of Common Stock of Registrant dated June 9, 1999 and issued to SG Cowen
           Securities Corporation

   **4.10  Preferred Stock Purchase Agreement dated as of June 2, 1997

   **4.11  Form of Subscription Agreement for Series B Stock

   **4.12  Form of Subscription Agreement for Series C Stock

   **4.13  Form of Subscription Agreement for Series D Stock

   **4.14  Form of Note and Warrant Purchase Agreement for Convertible Promissory Notes and Warrants issued in
           March and April 1999

   **4.15  Series E Convertible Preferred Stock Purchase Agreement dated as of May 5, 1999

     4.16  Form of 1999 Stock Purchase Plan

     5.1   Form of Opinion of Freeborn & Peters

    10.1   Affiliation Agreement with Straight Arrow Publishers Company, L.P. dated as of November 10, 1997

    10.2   Affiliation Agreement with Source Enterprises, Inc. dated as of January 1, 1999

    10.3   Affiliation Agreement with Maher Publications, Inc. dated as of February 1, 1999

    10.4   Internet Data Center Services Agreement with Exodus Communications, Inc. dated September 30, 1998

    10.5   Employment Agreement with Howard A. Tullman dated as of June 2, 1997

    10.6   Employment Agreement with Stuart B. Frankel dated as of April 1, 1998

 EXHIBIT
 NUMBER    DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   +10.7   Linking, Content Licensing and Advertising Agreement with CDnow, Inc. dated as of April 8, 1998 and
           First Amendment to the Linking, Content Licensing and Advertising Agreement with CDnow, Inc. dated June
           30, 1999

  *+10.8   ALL MUSIC GUIDE Database License and Consumer Direct Fulfillment Services Agreement (undated) and the accompanying General Terms and Conditions for the All Music Guide Database License and Customer Direct
           Fulfillment Services Agreement with AEC One Stop Group

    10.9   Lease Agreement with MAC Management Co., Inc. dated as of July 2, 1999

   *10.10  First Amendment to Employment Agreement with Howard A. Tullman

    10.11  Form of Directorship Agreement

    10.12  First Amendment to Lease with Amalgamated Trust & Savings Bank dated as of October 20, 1997

    10.13  Lease Agreement with Amalgamated Trust & Savings Bank dated as of May 29, 1997

  **21.1   List of Subsidiary Corporations

    23.1   Consent of Ernst & Young LLP

    23.2   Consent of Freeborn Peters (included in Exhibit 5.1)

    24.1   Power of Attorney -- reference is made to II-8

    27.1   Financial Disclosure Schedule

------------------------

*   To be filed by amendment

+   Confidential treatment has been requested.

**  Previously filed

                                      E-2